Preliminary Offering Circular, Dated October 6, 2015

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II

ITEM 1: OFFERING CIRCULAR

Sun Dental Holdings, LLC

1800 9th Ave N, St Petersburg, Florida, 33713

Telephone number: (866) 561-9777

Best Efforts Offering of [                    ] Class A Common Units

We are offering a minimum of $5,000,000 of Class A Common Units and a maximum of $20,000,000 of Class A Common Units at a fixed price of $[        ] per unit in a “Tier 2 Offering” under Regulation A (the “Offering”). This Offering is being conducted on a “best efforts” minimum/maximum basis through our placement agent VRA Partners, LLC (the “Placement Agent”). The Placement Agent is not purchasing or selling any securities pursuant to this offering. The Placement Agent will receive compensation for sales of the securities offered hereby at a fixed commission rate of 4.5% of the gross proceeds of the Offering. See “Plan of Distribution” and “Securities Being Offered” for a description of our Class A Common Units.

The Offering will terminate on the earlier of: (i) a date mutually acceptable to us and the Placement Agent after the date at least $5,000,000 of our Class A Common Units are sold; (ii) such time as $20,000,000 of our Class A Common Units are sold; or (iii) [insert date that is 180 days from date of qualification], 2016; or (iv) when the Board of Directors decides that it is in our best interest to terminate the Offering prior to the completion of the sale of at least $5,000,000 of Class A Common Units. Funds for the units will be deposited into escrow with [                ] until a minimum of $5,000,000 of Class A Common Units have been sold. In the event we do not sell a minimum of $5,000,000 of Class A Common Units by [insert date that is 180 days from date of  qualification], 2016, escrowed funds will be promptly returned to investors without interest or deduction. In the event that a minimum of $5,000,000 of Class A Common Units are sold by [insert date that is 180 days from date of qualification], 2016 we will close on those funds received and promptly issue the Class A Common Units.

Our Class A Common Units are not listed on any national securities exchange or in the over-the-counter inter-dealer quotation system and there is no market for our Class A Common Units.

This Form 1-A is following the Offering Circular format rather than Part I of Form S-1.

	Price to Public		Underwriting discount and commissions	Proceeds to Issuer	Proceeds to other persons
Per unit:	[	]	N/A	N/A	N/A
Total Minimum:	$5,000,000		275,000	3,978,000	N/A
Total Maximum:	$20,000,000		950,000	18,303,000	N/A

(1)	We estimate the total expenses of this Offering, excluding the Placement Agent’s commissions, will be approximately $800,000.

The purchase of the securities offered through this Offering Circular involves a high degree of risk. You should carefully read the entire Offering Circular, including the section entitled “Risk Factors” beginning on page 14 before buying any Class A Common Units.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The approximate date of commencement of proposed sale to the public is [                    ].

ITEM 2: TABLE OF CONTENTS

We have not, and the Placement Agent has not, authorized anyone to provide any information other than that contained or incorporated by reference in this Offering Circular prepared by us or to which we have referred you. Neither we nor the Placement Agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Offering Circular is an offer to sell only the Class A Common Units offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date, regardless of the time of delivery of this Offering Circular or any sale of Class A Common Units.

For investors outside the United States: We have not done anything that would permit this Offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular.

Certain industry data and market data included in this Offering Circular were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. Our estimates presented herein are based upon our review of independent third party surveys and industry publications prepared by a number of sources and other publicly available information. The market data used in this Offering Circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys that is included in this Offering Circular is reliable. The industry in which we operate is subject to risks due to a variety of important factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

We own the trademarks, service marks and trade names that we use in connection with the operation of our business. This Offering Circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Offering Circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the trademarks, service marks and trade names referred to in this Offering Circular are listed without the TM, SM and ® symbols, but we will assert, to the fullest extent under applicable law, our applicable rights, if any, in these trademarks, service marks and trade names. All other trademarks are the property of their respective owners.

Definitions

Unless otherwise noted or indicated by context, the following terms used in this Offering Circular have the following meanings:

“active customers”	customers that have purchased products or services within the last 12 months

“business day”	any day (other than a Saturday, Sunday or public holiday in the U.S.) on which banks in the U.S. are generally open for normal banking business

CAD	computer-aided design

CAGR	compounded annual growth rate

CAM	computer-aided manufacturing

“case”	a dental device order in process in Sun Dental Labs’ SunCloud system submitted by either a dental practice or dental lab customer

“chair time”	the total time a dental patient is sitting in the dentist chair from the beginning of his / her appointment until the appointment is over

“closed product supply chain”

a relationship in which our customers use our scanner technology in accordance with our SunCloud platform and as a result only send their custom dental device order information to Sun Dental Labs to be manufactured

“custom dental device”

a dental device such as a crown, bridge, partial, denture, implants or orthodontic device that is manufactured according to the patient’s mold of his / her mouth to fit in the patient’s mouth precisely and comfortably

DAMAS	Dental Appliance Manufacturers Audit System

FDA	U.S. Food and Drug Administration

ISO	International Organization for Standardization

NADL	National Association of Dental Laboratories

SunDigital Solution	our unified, fully integrated digital technology manufacturing platform which seamlessly integrates digital scanning and a cloud-based management system into an advanced manufacturing process

“traditional physical dental impression”	an impression created by having patients bite into a mouth tray filled with molding material and held in mouth until a mold is completed, typically taking 15 – 20 minutes from start to finish

“turnaround time”

the time it takes from when the dentist or dental lab sends the impression (either physical or digital) to when the custom dental device is finished being manufactured in the dental lab and the device is ready to be shipped to the customer

United Kingdom or U.K.	the United Kingdom, its territories, its possessions and all areas subject to its jurisdictions

United States or U.S.	the United States of America, its territories, its possessions and all areas subject to its jurisdictions

Western Europe	the portion of Europe including Germany, France, Sweden and the Netherlands

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements may be identified by the use of words such as “will,” “believes,” “plans,” “estimates,” “anticipates,” “expects,” “intends,” or words of similar import. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” in this Offering Circular. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

ITEM 3: SUMMARY AND RISK FACTORS

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Class A Common Units. You should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the Class A Common Units discussed under the “Risk Factors” section.

Unless we state otherwise, the terms “we,” “us,” “our,” “Company,” “Sun Dental Labs,” “management,” or similar terms collectively refer to Sun Dental Holdings, LLC and its subsidiaries Sun Dental Laboratories, LLC (United States), Sun Dental Laboratories, SAS (France), Sun Dental Lab, GmbH (Germany), Sun Dental Laboratories, UK (United Kingdom), Sun Dental Laboratories AB (Sweden), Sun Dental Laboratories BV (Netherlands), World Star Dental Laboratory Ltd. (China) and OceanBlue International Group Limited (China).

Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”

SUMMARY

Business Overview

Founded in 2004, Sun Dental Labs is a leading global dental technology and device manufacturing company. The Company provides traditional manufacturing as well as a unified digital technology manufacturing platform that fully integrates digital scanning, a cloud-based data management system and 3D printing into the manufacturing process to produce a comprehensive line of over 400 different branded custom dental devices, including crowns, bridges, partials, dentures, implants and orthodontic devices. Our brands include SUNTECH, SUNCAST, SUNFLEX, SunDenture and SunOrtho. We have seven design and manufacturing facilities with computer-aided design / computer-aided manufacturing (“CAD/CAM”) technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China. Our design and manufacturing facilities adhere to some of the most stringent quality standards in the world for dental labs. We believe our global presence positions us to capture significant growth opportunities in the highly fragmented U.S. and international dental lab markets. We currently have active customer relationships with over 5,000 dental practices which order devices from us directly for their patients and over 1,800 dental labs which order devices from us to supply their dental practice customers. In 2014, we manufactured and sold over 235,000 custom dental devices. Since inception we have sold over 2 million custom dental devices worldwide.

Representative Sun Dental Labs Custom Dental Devices
Crowns	Bridges	Partials	Implants	Dentures	Orthodontic Devices

We believe that the standard of dental care should and will evolve from traditional labor intensive methods to a digital solution. Traditionally, dentists have created physical dental impressions by having patients bite into an uncomfortable mouth tray filled with molding material and hold in the mouth until a mold is completed, typically taking 15 to 20 minutes from start to finish. The dentists then ship the mold to a dental lab for manual creation of a custom dental device and receive the finished device 2 to 3 weeks later. Inherent in this traditional method are inconsistencies in quality due to an intensive manual manufacturing process, slow turnaround times and added costs for impression materials and shipping. We believe that with our proprietary SunDigital Solution, we are leading the digital technology evolution in the custom dental device manufacturing process to address and resolve issues associated with this traditional method.

Building on our history of developing innovative custom dental devices and a global manufacturing footprint, Sun Dental Labs has spent the last three years creating a design and manufacturing infrastructure that integrates the latest digital workflow, CAD/CAM and 3D printing technology into our manufacturing process. In 2014, we began using in-house 3D scanners to create 3D digital models of physical dental impressions sent to us by dentists and dental labs and then transmitting the digital models to our design and manufacturing facilities. By eliminating the need to ship physical dental impressions to the manufacturing facilities and incorporating other process efficiencies, we successfully created industry-leading turnaround times of five days for high quality custom dental devices. We believe our recent introduction of digital scanners to our customers will accelerate the adoption of our SunDigital Solution by dental practices and dental labs worldwide and generate significant revenue growth for the Company. In the first six months of 2015, 28% of our revenues were generated by custom dental devices manufactured in our digital process versus traditional manufacturing process. Furthermore, 4% of our revenues in the same period resulted from digital files that originated at customer locations in the U.S. With our infrastructure and high quality product and service offering in place in the U.S., we are well-positioned to devote more resources to sales and marketing to generate greater sales volumes. In 2016, we expect to roll out our SunDigital Solution in Europe, Latin America and Asia.

We believe that our proprietary SunDigital Solution is the only unified, fully-integrated digital technology manufacturing platform which seamlessly integrates digital scanning and a cloud-based data management system into an advanced manufacturing process. The SunDigital Solution is designed to provide an effective turnkey solution that streamlines the process for dentists and dental labs, enables our customers to quickly and efficiently deliver custom dental devices of consistent high quality to their patients, improves turnaround times and reduces costs relating to impression materials and shipping. Furthermore, we believe that our closed product supply chain with our customers will generate a sustainable source of recurring revenue and significant growth for the Company. Our SunDigital Solution includes the following:

•

Our SunDigital Solution business bundle for dentists includes the CS 3500 digital intraoral scanner which enables dentists to create a highly accurate 3D digital dental impression in minutes directly from the patient’s mouth. This allows for enhanced impression accuracy and a better patient experience when compared to the uncomfortable and messy traditional tray and impression method. Unlike many intraoral scanners on the market, the CS 3500 is portable and comfortable in both the dentist’s hand and in the patient’s mouth.

•

Our SunDigital Solution business bundle for dental labs includes the SunScanM impression scanner which allows technicians to quickly create a 3D digital dental impression from traditional impressions, verify the quality of the impression and communicate with their customers.

•

Whether originating from a dentist’s office or a dental lab, the encrypted 3D digital dental impression file is transmitted to Sun Dental Labs via our SunCloud platform. Our cloud-based case management and communications system allows for the secure transfer of customer and patient information directly to our design and manufacturing facilities around the world and allows for efficient production allocation to match our manufacturing capacity. The SunCloud provides customers with case tracking capabilities through computer and mobile applications, data analytics, direct communication with technical advisors and access to billing information. The SunCloud platform provides us the ability to track and monitor devices throughout the production process and ensure quality control over every device at every step in the process.

•	Once transferred from the SunCloud, our state-of-the-art manufacturing facilities ensure the production of high quality custom dental devices which are then shipped back to our customers.

The table below illustrates the greater efficiency and industry-leading turnaround times generated from using the latest CAD/CAM technology and 3D printing in our SunDigital Solution as compared to the manually intensive workflow of a traditional dental lab.

SunDigital Solution Workflow		Traditional Dental Lab Workflow
Task	Time	Task	Time
Create digital impression with scanner	Day 1	Model physical impression with tray and materials	Days 1-2
Transmit digital impression to SunCloud	Day 1	Mail physical impression	Days 3-5
Design custom dental device with CAD technology	Day 2	Fix positions of upper and lower teeth in the model	Days 6-8
Manufacture device with CAM and 3D printer	Day 3	Carve wax patterns into model to prepare for casting	Days 9-10
Create alloy structure of device with milling machine	Day 4	Replicate wax patterns in dental alloy	Days 11-12
Machine-press porcelain over the substructure to finalize	Day 5	Hand-stack porcelain over the substructure to finalize	Days 13-16
Total	5 Days	Total	16 days

Our revenues are well diversified on a geographic, customer and product basis and have increased significantly in the past five years from $7.0 million in 2009 to $17.5 million in 2014. Our revenues declined for the years ended December 31, 2013 and 2014, during which period we focused our attention on investing in our technology infrastructure and expanding manufacturing and operations in the U.S. and overseas in order to position ourselves to effectively implement our SunDigital Solution. We also made the strategic decision to deemphasize sales to third party customers from our China design and manufacturing facility in mid 2014 as we began to implement our technology transformation. We substantially completed such efforts in January 2015 and for the six months ended June 30, 2015, our revenues grew 4.6% over the same period in 2014, or 12.2% on a currency-adjusted basis. We introduced our SunDigital Solution in the U.S. in September 2014, which led to a 28.4% increase in unit sales in the U.S. through the first six months of 2015 as compared to the same period in 2014. We will continue to promote our SunDigital Solution to our dentists and dental lab customers in the U.S. and recently began selling intraoral scanners to dentists. We expect to complete development of our SunDigital Solution for Europe, Asia and Latin America for introduction to international customers in 2016 to further expand our business. With the maximum net proceeds from this Offering, we believe that we can attain 135% top-line growth in 2016 with revenues of approximately $45,785,000 and EBITDA of $5,514,000 through the continued adoption of our SunDigital Solution by dentists and dental labs, the acquisitions of dental labs in the U.S. and abroad and the purchase of additional equipment to expand our manufacturing capacity. Additionally, assuming we raise the maximum net proceeds, our minimum annual revenue growth target is 30% for the three years thereafter and we expect to increase our EBITDA margin over such three year period. With the minimum net proceeds from this Offering, we believe that we can attain 60% top-line growth in 2016 with revenues of approximately $31,100,000 and EBITDA of $1,593,000. In this scenario, our minimum annual revenue growth target is 20% for the three years thereafter and we expect to increase our EBITDA margin over such three year period.

2014 Revenues by Geography	2014 Revenues by Customer	2014 Revenues by Product

Our Market Opportunity

We operate in the global dental device market which includes the manufacture and distribution of custom dental devices, such as crowns, bridges, partials, dentures, implants and orthodontic devices. According to the National Association of Dental Laboratories’: A Global Strategic Business Report, the global dental device market is expected to generate $14.5 billion in revenues in 2015, with the U.S., as the largest market, expected to generate $5.2 billion in revenues in 2015. We expect continued growth in the market primarily driven by the growing aging population base and greater purchasing power of the baby boomer generation, higher demand for improved dental aesthetics, greater per capita expenditure on health services and the expansion of healthcare insurance availability and coverage. We believe that our proprietary SunDigital Solution will position us to compete for and capture a significant portion of the global custom dental device market.

A variety of factors drive the fragmentation in the dental lab market. Governmental regulations, scarcity of skilled technicians, significant technology and equipment investment costs, research and development costs and the fast pace of technological change have historically created obstacles to the creation of a scalable modern manufacturing platform equipped to meet increased volumes, while maintaining high quality standards. According to IBISWorld, the U.S. has over 9,000 dental labs. Of those labs, the National Association of Dental Laboratories estimates that 73% have less than 9 employees and annual revenues less than $750,000. Many dental labs are limited in scale and do not have the resources to invest significantly in new technologies to support higher quality standards and faster turnaround times. A Dental IQ survey estimates that nearly 50% of dentists change labs every five years due to dissatisfaction with production quality and timing delays.

The sole customers of dental labs are dental practices. According to the American Dental Association, there are approximately 127,500 dental practices in the U.S. and over 324,000 dental practices in the U.S. and Europe. Currently, according to Dentistry IQ, approximately 90% of dental practices in the U.S. are using traditional physical dental impression methods versus digital solutions. Challenges associated with traditional physical dental impression methods include:

Challenges for Dentists:

•

Poor Patient Experience. Traditional physical dental impressions are produced from an uncomfortable tray and messy impression materials and require the patient to sit in the dentist chair for 15 to 20 minutes.

•	Impression Materials and Tray Costs. Dentists using physical impressions have to bear the costs of storing, cleaning and replacing the physical impressions, impression materials and trays.

•

Quality Control Issues. Traditional impressions often require remakes and further adjustments after the initial dental device is produced because the quality and precision of the physical impression cannot be determined at the time the impression is made.

•

Slow Turnaround Times. Due to the labor intensive process and time lost due to shipping of physical dental impressions, traditional lab turnaround time for devices from dentist to lab and back to dentist is typically 2 to 3 weeks.

Challenges for Dental Labs:

•

Labor Intensive. The traditional dental lab workflow features a high degree of manual labor, including hand waxing, hand casting and hand-stacking porcelain. This results in high labor costs, limited production volume and variable device quality.

•	Dependence on Skilled Technicians. Traditional dental labs are finding it more difficult and costly to hire, train and retain the skilled technicians necessary for this highly intricate hand work.

•	Quality Control Issues. Mistakes and reworks are more prevalent with traditional labs due to the labor intensive process and variations in quality controls between and within dental labs.

•

Slow Turnaround Times. Due to the labor intensive process and time lost due to shipping of physical dental impressions, traditional lab turnaround time for devices from dentist to dental lab and back to dentist is typically 2 to 3 weeks.

Our Competitive Strengths – What Sets Us Apart

We believe the following strengths provide us with a significant competitive advantage in successfully growing our market position:

•

Proprietary SunDigital Solution. We believe that our proprietary SunDigital Solution is the only unified, fully-integrated digital technology manufacturing platform available today which seamlessly integrates digital scanning and a cloud-based data management system into an advanced manufacturing process. This all-in-one solution simplifies the production process for both the dentist and the dental lab and allows us to produce higher volumes with lower labor costs. We are seeking global patent protection relating to our technology and manufacturing processes.

•

Global Presence. We believe our global presence positions us to capture significant growth opportunities in the highly fragmented U.S. and international dental lab markets. Currently, we have seven design and manufacturing facility locations using CAD/CAM technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China serving over 5,000 dental practice and over 1,800 dental lab customers.

•

State-of-the-Art Fully Certified Dental Labs. We have over 60,000 square feet of manufacturing space in seven countries across the world, including our new 38,750 square foot state-of-the-art manufacturing facility in Shenzhen, China. This China manufacturing facility adheres to the ISO 13485:2003 certification, the most stringent quality standard in the world for medical device manufacturing and exceeds even the standards of the U.S. Food and Drug Administration for dental labs. We also maintain ISO 9001:2008, FDA, DAMAS and NADL certifications.

•

Scalability. Our manufacturing process relies on the latest technological advancements rather than labor intensive hand-manufacturing, enabling us to produce a large number of high quality custom dental devices unlike traditional dental labs. Our SunDigital Solution was designed and built on a secure cloud-based technology platform that is accessible by our customers through the Internet. We host our proprietary solution on private and cloud servers, which allow us to scale on demand. With recent investment in our state-of-the-art manufacturing facility in China and further planned expansion, we have ample capacity for future growth.

•

Product Development, Branding and Marketing Capabilities. We are one of the only dental labs with in-house research & development capabilities, a branded product offering and a global sales & marketing infrastructure. Our research & development team focuses on technological innovation, including the development of our proprietary SunDigital Solution, and new product development to expand our current branded product offering of over 400 custom dental devices. Our branded products are of superior quality and compete primarily against products with little name recognition or marketing support. Our sales & marketing team has defined strategies for converting current customers to our SunDigital Solution and adding new customers. We believe these combined capabilities give us a significant competitive advantage over other dental labs.

•

Recurring Revenue. Once we equip a dentist or a dental lab with the SunDigital Solution, which includes a 3D digital scanner and the SunCloud customer laptop and mobile applications, we believe that our customer will become a source of recurring revenue for Sun Dental Labs through sales of custom dental devices. For a single price, the customer will benefit from our production efficiencies, ease of use, cost savings and positive patient outcomes that digital scanning and cloud file management can provide. Furthermore, with every digital impression stored on the SunCloud for ten years for future use, dentists can leverage our proprietary database of patient dental records to order replacement custom dental devices, significantly reducing the need for replacement impressions.

•	Global Experienced Management Team. Our management team is led by Derek Diasti, a 20+ year dental industry veteran and co-founder of both Coast Dental Services, Inc. and DDS Lab LLC. Dr. Diasti guided

Coast Dental through its IPO on the NASDAQ in 1997 and led its growth as a dental practice management company with over 200 locations. He also developed DDS Labs LLC which was sold to a private equity firm for a significant return to investors in 2014. Other members of our management team include Chuck Stapleton, our Chief Operating Officer, Elizabeth Szeltner, our Chief Financial Officer, Joost Jorna, our President of European Operations, Sara Yuan, our Vice President of Asian Operations, and Mike Brown, our Chief Sales and Marketing Officer, who have a combined 93 years of international experience in the dental industry. With substantial global dental lab industry experience and a successful track record in growing dental businesses, our management team understands the workflows and needs of dentists and dental labs and designed our integrated cloud-based platform specifically to address the unique requirements associated with our industry. Our global business experience also allows us to successfully navigate through the nuances of different markets and cultures.

Our Growth Strategies

We plan to grow our position as a leading global dental technology and device company through the following strategies:

•

Continue to Convert Current Customers to Our SunDigital Solution. We believe we have a significant opportunity to continue converting our existing customer base of over 5,000 dentists and over 1,800 dental labs to our SunDigital Solution from traditional lab methods. In September 2014 we introduced the SunScanM to dental lab customers and in August 2015 we began marketing our intraoral scanners to dentists to facilitate the adoption of digital dental impressions. We plan to continue to aggressively market our SunDigital Solution business bundle to our dental practice and dental lab customers and believe that conversion of these customers will continue to increase customer retention rates and provide increased and consistent revenue to Sun Dental Labs.

•

Grow Our Customer Base Domestically and Internationally. We believe that we have a significant opportunity to attract new customers in the U.S. and abroad. Our current customer base represents only a small portion of the dentists and dental labs that could benefit from our SunDigital Solution. Furthermore, according to a Dental IQ survey, approximately 90% of dental practices in the U.S. do not take advantage of digital dentistry today. We also intend to deepen our presence in our existing international markets and establish a presence in select, identified markets in Europe, Latin America and Asia. To support our new customer acquisition plans, we will continue to expand our sales and marketing organization.

•

Expand Our Manufacturing Capabilities. We plan to purchase additional digital manufacturing equipment for our facilities worldwide to accommodate growing customer demand and to expand our manufacturing capabilities by acquiring a lab facility in Latin America. By adding new equipment to our current state-of-the-art manufacturing facility in China, we will add capacity to our 24/7 manufacturing capabilities, which we believe will further expedite and improve our service to our customers.

•

Expand Our Product Offering. Through both technological innovation and new product introduction, we believe we can attract new customers and increase average revenue per customer. We believe that the continuing technological innovations to our proprietary cloud-based SunDigital Solution will enhance the experience and usability for our customers. In August 2015, we began marketing the SunDigital Solution with the CS 3500 intraoral digital scanner to dental practices to convert them to our digital workflow system. Additionally, we plan to continue expanding beyond our current custom dental device offerings. We intend to develop higher value, higher margin dental devices such as orthodontic aligners and sleep apnea appliances.

•

Leverage Significant Cost Advantages. Through the scaling of our SunDigital Solution that takes advantage of a cloud-based network and technologically advanced manufacturing facilities located throughout the world, we expect to increase our operating leverage. Our unique business model includes a cost-effective international lab work force and manufacturing facilities that can operate 24/7. We believe that this operating model provides us with significant cost advantages over our competitors and ensures the timely delivery of superior quality products.

•

Pursue Strategic Acquisitions. To the extent we have adequate capital, we plan to engage in strategic acquisitions of domestic and international dental labs and software companies, which we believe would enable us to further improve our turnaround times, broaden our customer reach and extend our technology leadership position. We have identified potential acquisition targets in Europe, Latin America and Asia. We also intend to acquire and consolidate medium-sized and regional dental labs in the U.S. to further grow our customer base to the extent we have adequate financial resources.

Use of Proceeds

A portion of the net proceeds raised in this Offering will be used to purchase additional digital manufacturing equipment and technology and to acquire a dental lab facility in Latin America. Adding new capabilities and incremental 24/7 manufacturing capacity will allow us to accommodate increasing demand and improve service to our customers. Additionally, we plan to utilize a portion of the net proceeds to repay a portion of our bank line of credit, execute strategic acquisitions and deploy for general working capital uses, including adding additional experienced management and sales and marketing professionals to fuel our growth. See “Use of Proceeds”.

Employees

As of June 30, 2015, we had 336 employees, including 282 in manufacturing and operations, 17 in sales and marketing, 16 in research and development and 21 in general and administrative functions.

Company Information

Sun Dental Holdings, LLC was organized as a Florida limited liability company on January 21, 2005. Sun Dental Laboratories, LLC, now a subsidiary of Sun Dental Holdings, LLC, was organized as a Florida Limited liability company on March 5, 2004. Our principal executive offices are located at 1800 9th Ave N, St Petersburg, Florida, 33713, and our phone number is (866) 561-9777. Our website is www.sundentallabs.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Offering Circular, and you should not consider information on our website to be part of this Offering Circular.

The Offering

Securities Being Offered by the Company	[ ] Class A Common Units (the “Common Units” or “Class A Common Units”) on a “best efforts” minimum/maximum basis for up to $20 million of gross proceeds.

Offering Price per Class A Common Unit by the Company	$[ ] per Class A Common Unit.

Maximum Number of Class A Common Units Offered by Us	[ ] Class A Common Units ($20 million).

Minimum Number of Class A Common Units Offered by Us

[            ] Class A Common Units ($5 million). No purchases of Class A Common Units will be consummated until the minimum amount of Class A Common Units is sold. Until such time as the minimum amount of Class A Common Units is sold, the proceeds of such sales will be kept in a segregated escrow account with our escrow agent. If the minimum amount of Class A Common Units being offered hereby are not sold prior to the expiration of this Offering, all proceeds will be delivered to the purchasers of Class A Common Units without interest.

Minimum Investment Amount	The minimum investment amount per investor is $10,000 ([ ] Class A Common Units).

Investment Amount Restrictions

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Number of Units Outstanding Before the Offering of Class A Common Units	200,000 Management Units, 19,380,000 Investment Class A Units and 700,000 Investment Class B Units as of the date hereof.

Number of Units Outstanding After the Offering of Class A Common Units if All the Units Being Offered are Sold

A total of [            ] Class A Common Units, Management Units, Investment Class A Units, and Investment Class B Units will be issued and outstanding after this Offering is completed if all the units being offered are sold.

Voting Rights

The Class A Common Units offered hereby are entitled to one vote per unit. Our outstanding Management Units are entitled to one hundred (100) votes per unit. Our Chief Executive Officer, Derek Diasti, will control more than 99% of the voting power of our outstanding units through the Management Units after this offering is completed if all the Class A Common Units being offered are sold.

No Public Market

There is no public market for our Class A Common Units. In addition, the LLC Agreement and applicable state securities laws and regulations impose transfer restrictions on the Class A Common Units. The Class A Common Units will not be quoted on any stock exchange or quotation system until such time as we seek a listing of our Class A Common Units which we do not plan to do at this time and in order to avoid being classified as a “publicly traded partnership” which would result in our being taxed as a corporation we will not participate in the establishment of any secondary market or substantial equivalent thereof nor will we recognize any transfers of Class A Common Units made on any such market and we intend to exercise our discretion regarding transfers of the Class A Common Units in a manner designed to prevent us from becoming a “publicly traded partnership”.

Risk Factors

Investing in our Class A Common Units involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Class A Common Units.

Use of Proceeds

We intend to use the net proceeds to purchase additional equipment and technology, acquire a dental lab in Latin America, repay a portion of our bank line of credit, execute strategic acquisitions and deploy for general working capital uses, including adding additional experienced management and sales and marketing professionals. See “Use of Proceeds” section for details.

Termination of the Offering

The Offering will terminate on the earlier of: (i) a date mutually acceptable to us and the Placement Agent after the date at least $5,000,000 of our Class A Common Units are sold; (ii) such time as $20,000,000 of our Class A Common Units are sold; or (iii) [insert date that is 180 days from date of qualification]; or (iv) when the Board of Directors decides that it is in our best interest to terminate the Offering prior the completion of the sale of at least $5,000,000 of Class A Common Units.

Summary Financial Information

We present below our summary historical financial and operating data. The historical financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 has been derived from our audited consolidated financial statements and the related notes thereto, which are included elsewhere in this Offering Circular and which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The historical financial data as of June 30, 2015 and 2014 and for the six months ended June 30, 2015 and 2014 has been derived from our unaudited interim condensed consolidated financial statements and the related notes thereto, which are included elsewhere in this Offering Circular.

Our historical results are not necessarily indicative of the financial results to be expected in any future periods. You should read this information in conjunction with our consolidated financial statements and related notes included elsewhere in this Offering Circular, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)	(unaudited)

Statement of Operations Data:
Revenue	$9,028,569	$8,632,798	$17,479,034	$18,744,185
Cost of goods sold	6,680,468	6,010,249	12,504,358	12,775,571

Gross profit	2,348,101	2,622,549	4,974,676	5,968,614

Operating expenses
Sales and marketing	445,149	567,605	987,301	905,727
General and administrative	2,483,322	2,109,613	4,018,885	4,377,763
Research and development	265,647	358,724	1,033,333	572,768

Total operating expenses	3,194,118	3,035,942	6,039,519	5,856,258

(Loss) income from operations	(846,017)	(413,393)	(1,064,843)	112,356
Interest and other expenses, net	153,172	108,071	185,657	304,866

Net loss	$(999,189)	$(521,464)	$(1,250,500)	$(192,510)

Net loss attributable to noncontrolling interest	(46,324)	(246,682)	(300,553)	(433,920)

Net (loss) income attributable to Sun Dental Holdings, LLC	$(952,865)	$(274,782)	$(949,947)	$241,410

Statement of Cash Flows Data:
Net cash (used) provided by
Operating activities	$(1,361,133)	$(189,438)	$626,826	$1,172,909
Investing activities	(216,116)	(106,255)	(1,580,473)	(1,404,915)
Financing activities	1,432,501	248,388	1,331,264	182,276

Balance Sheet Data:
Cash and cash equivalents	$827,936	$794,755	$1,158,027	$825,744
Net working (deficit) capital	(1,311,932)	485,080	(806,311)	213,787
Property, plant, and equipment, net	2,940,686	2,089,464	3,228,436	2,624,241
Total assets	10,402,111	8,403,616	9,596,273	8,532,476
Total liabilities	9,096,116	5,993,775	7,729,725	4,963,582
Total members’ equity	1,305,995	2,409,841	1,866,548	3,568,894

EBITDA and Adjusted EBITDA

In addition to the results provided in accordance with U.S. GAAP, we provide non-GAAP measures which present operating results on an adjusted basis. Disclosure in this Offering Circular of EBITDA and Adjusted EBITDA, which are a non-GAAP financial measures, is intended as supplemental measures of our performance that is not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table reconciles Net income attributable to Sun Dental Holdings, LLC to EBITDA and Adjusted EBITDA for the periods indicated below:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)	(unaudited)
Net (loss) income attributable to Sun Dental Holdings, LLC (1)	$(952,865)	$(274,782)	$(949,947)	$241,410
Interest expense, net	98,829	42,533	99,619	34,626
Depreciation and amortization	439,137	351,030	800,702	590,901

EBITDA (loss) attributable to Sun Dental Holdings, LLC	(414,899)	118,781	(49,626)	866,937

Non-recurring charges (2)	5,769	—	280,191	350,699
Equity-based compensation expense (3)	—	—	235,972	—
Foreign currency exchange (gain) /loss	(9,259)	(788)	(4,519)	30,855

Adjusted EBITDA (loss) attributable to Sun Dental Holdings, LLC	$(418,389)	$117,993	$462,018	$1,248,491

(1)	All addbacks have been adjusted to reflect the portion of income (loss) related to noncontrolling interest.
(2)	Non-recurring charges include: extraordinary bad debt expense, severance pay and non-recurring research and development expenses.
(3)

During the year ended December 31, 2014 the Company issued 350,000 Investment Class B Units in exchange for services which were valued based on the fair value of the member units for $182,320 and recognized $53,652 in related taxes.

RISK FACTORS

The purchase of the securities offered hereby involves a high degree of risk. Each prospective investor should consult his, her or its own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of an investment in the securities offered hereby. Prospective investors should carefully consider the following specific risk factors, in addition to the other information set forth in this Offering Circular, before purchasing the securities offered hereby.

RISKS RELATING TO OUR BUSINESS

We incurred net losses in 2014 and the six months ended June 30, 2015 and may never become or remain profitable.

We incurred net losses of approximately $949,947 and $952,865 for the year ended December 31, 2014, and the six months ended June 30, 2015, respectively. Over the past three years we focused our attention on building out infrastructure and expanding manufacturing and operations in the U.S. and overseas and, as we did so, it impacted our revenues and costs. We do not know with any degree of certainty whether or when we will become profitable. Should we be able to achieve profitability in future periods, we may or may not be able to sustain or increase our profitability in successive periods.

If we fail to convert our current customers to our SunDigital Solution or fail to develop new customer relationships, our ability to grow our business will be impaired.

Our growth depends on our ability to convert our current customers to our SunDigital Solution and to develop new customer relationships with dentists and dental labs that use us to manufacture custom dental devices and provide related services. We cannot guarantee that we will be successful in converting customers or that new customers will be found, that any such relationships will be successful when they are in place, or that business with customers will increase. Failure to convert existing customers, develop new customers and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

We do not have long-term contracts with customers and our customers may cease purchasing products at any time, which could significantly harm our revenues.

We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not currently provide us with any assurance of future sales. Our customers can cease purchasing products from us at any time without penalty, they are free to purchase products from our competitors, they may expose us to competitive price pressure on each order and they are not required to make minimum purchases. Any of these actions taken by our customers could have a material adverse effect on our business, financial condition or results of operations.

If we cannot continue to respond to technical innovations we may not be able to compete effectively.

We believe that our future success will depend, in part, upon our ability to continue to respond to technological innovations by the dental industry, introduce innovative design extensions for our existing devices and to manufacture and market new devices. We cannot assure you that we will be successful in the introduction, manufacturing and marketing of any new devices or device innovations, or develop and introduce, in a timely manner, innovations to our existing devices that satisfy customer needs or achieve market acceptance. Our failure to introduce new devices successfully, in a timely manner and at favorable margins could harm our ability to successfully grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Demand for our products may not increase as rapidly as we anticipate due to a variety of factors including any weaknesses in general economic conditions.

Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, gas prices, consumer confidence and consumer perception of economic conditions. A general slowdown in the U.S. economy and certain international economies or an uncertain economic outlook would adversely affect consumer spending habits which may, among other things, result in a decrease in the number of overall cases, patient traffic in dentists’ offices, consumer spending on higher value procedures or demand for dental services generally, each of which would have a material adverse effect on our sales and operating results. Weakness in the global economy results in a challenging environment and dentists may postpone investments in capital equipment, such as intraoral scanners. Increased market acceptance of all of our products will depend in part upon the recommendations of dental professionals, as well as other factors including effectiveness, safety, ease of use, reliability, aesthetics and price compared to competing products.

Risks inherent in doing business in China.

A significant portion of our devices are currently manufactured at our manufacturing facility in Shenzhen, China. Digital impressions which are transmitted electronically to our manufacturing facilities in China are used to manufacture our products. We depend on the performance and reliability of the Internet infrastructure in China and in the event of disruptions, failures or other problems with China’s Internet infrastructure, we may not have access to alternative networks. Additionally, to be able to continue to successfully manufacture our products in China we will need to continue to attract and retain qualified personnel and we cannot assure you that we will be able to do so. Employee turnover in China is high due to the intensely competitive and fluid market for skilled labor and increasing wages. Operations in China are subject to greater political, legal and economic risks than our operations in some other countries. In particular, the political, legal and economic climate in China is fluid and unpredictable. We may face the risks of inconsistent government policies and encountering sudden currency revaluations. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, employee benefits and other matters. In addition, costs or operational limitations may be imposed in connection with obtaining and complying with legal permits to operate in China. Any one of the factors cited above, or a combination of them, could result in unanticipated costs, which could materially and adversely affect our manufacturing facility in China.

Any loss of China’s Normal Trade Relations (“NTR”) with the United States, or any changes in tariffs or trade policies, could increase our manufacturing expenses and make it more difficult for us to manufacture our products in China, if at all.

The majority of our devices are manufactured in China and exported from China to the United States and worldwide. As a result of opposition to policies of the Chinese government and China’s growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of NTR status for China. The loss of NTR status for China, changes in current tariff structures, or adoption in the United States of other trade policies adverse to China could increase our manufacturing expenses and make it more difficult for us to manufacture our products in China, if at all. This could also apply to our business in Europe as well.

Our international operations expose us to foreign operational, political and other risks that may harm our business.

We sell our devices globally and the manufacturing of our products are performed outside of the U.S. We also plan to further expand internationally. International operations and manufacturing expose us to risks and uncertainties that may affect our business or results of operation, including:

•	difficulties in hiring and retaining employees generally, as well as difficulties in hiring and retaining employees with the necessary skills to perform the more technical aspects of our operations;

•	difficulties in managing international operations, including any travel restrictions to or from our facilities;

•	fluctuations in currency exchange rates;

•	increased income taxes, and other restrictions and limitations, if we were to decide to repatriate any of our foreign cash balances back to the U.S.;

•	import and export license requirements and restrictions;

•	controlling production volume and quality of the manufacturing process;

•	political, social and economic instability;

•	acts of terrorism and acts of war;

•	interruptions and limitations in Internet and telecommunication services;

•

product or material transportation delays or disruption, including as a result of increased levels of violence, acts of terrorism, acts of war or health epidemics restricting travel to and from our international locations or as a result of natural disasters, such as hurricanes earthquakes or volcanic eruptions;

•	burdens of complying with a wide variety of local country and regional laws;

•	trade restrictions and changes in tariffs; and

•	potential adverse tax consequences.

If any of these risks materialize in the future, we could experience production or delivery delays, increased expenses and lost or delayed revenue.

We are subject to foreign currency risks that could adversely affect our financial results

We operate in countries other than the United States, and, therefore, we are exposed to foreign currency risks. Approximately 50% of our revenues were from outside of the United States. We bill direct sales outside of the United States in local currencies. We expect that the percentage of our sales denominated in foreign currencies will increase in the foreseeable future as we continue to expand into international markets. When sales or expenses are not denominated in U.S. dollars, a fluctuation in exchange rates could affect our net income. We believe that the risk of a significant impact on our operating income from foreign currency fluctuations is minimal. We do not currently hedge our exposure to foreign currency exchange rate fluctuations. Certain assets, liabilities and forecasted transactions are exposed to foreign currency risk, primarily the fluctuation of the U.S. dollar against European currencies and the Chinese yuan. We face transactional currency exposures that arise when our foreign subsidiaries enter into transactions, primarily on an intercompany basis, denominated in currencies other than their local currency. We also face currency exposure that arises from translating the results of our global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period.

We operate in a highly competitive and fragmented market that is increasingly global in scope.

The dental lab industry is highly competitive and fragmented. We believe there are currently over 9,000 dental labs in the United States. We compete with various companies, both within and outside the U.S.

Some of our competitors may have substantially greater financial and manufacturing resources than we do, and may have been in business longer. Existing and potential competitors may have substantially greater financial, technical, sales and marketing, manufacturing, distribution, name recognition and other resources than us, as well as experience and expertise in intellectual property rights and in operations within certain international locations, any of which may enable them to compete effectively against us. Furthermore, we may face competition in the future from new companies that may enter the business. Increased competition may in the future result in volume discounting and price reductions, reduced gross margins, reduced profitability and loss of market share, and reduce dental professionals’ efforts and commitment to expand their use of our products, any of which could have a material adverse effect on our business. We cannot assure you that we will be able to compete successfully against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, results of operations and financial condition.

Our CEO is subject to a non-compete agreement which could restrict our ability to grow our business.

Our CEO, Derek Diasti, co-founded another dental lab business known as DDS Lab, LLC which he sold to a private equity firm in 2014. In connection with the sale, he entered into a non-compete agreement which prohibits the solicitation of, other than through general solicitation, certain specific dental practices, group dental practices with 5 or more dentists in an office or 20 or more locations for the purpose of providing dental lab services. The non-compete agreement expires in June 2019. Our inability to solicit these certain specific dental practices, group dental practices with 5 or more dentists in an office or with 20 or more locations for the purpose of providing dental lab services could restrict our ability to grow our business.

If the security of our customer and patient information is compromised, patient care could suffer, we could be liable for related damages and our reputation could be impaired.

We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace and our customers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If we fail to meet our clients’ expectations regarding the security of healthcare information, we could be liable for damages and our reputation could be impaired. In addition, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our insurance may not protect us from this risk.

Interruptions to or other problems with our website and interactive user interface, information technology systems, manufacturing processes or other operations could damage our reputation and brand and substantially harm our business and results of  operations.

The satisfactory performance, reliability, consistency, security and availability of our website and interactive user interface, information technology systems, manufacturing processes and other operations are critical to our reputation and brand and our ability to effectively service customers. Any interruptions or other problems that cause our website, interactive user interface or information technology systems to malfunction or be unavailable, or negatively impact our manufacturing processes or other operations, may damage our reputation and brand, result in lost revenue, cause us to incur significant costs seeking to remedy the problem and otherwise substantially harm our business and results of operations.

A number of factors or events could cause such interruptions or problems, including among others: human and software errors, design faults, challenges associated with upgrades, changes or new facets of our business, power loss, telecommunication failures, fire, flood, extreme weather, political instability, acts of terrorism, war, break-ins and security breaches, contract disputes, labor strikes and other workforce related issues, capacity constraints due to an unusually large number of product developers and engineers accessing our websites or ordering parts at the same time, and other similar events. These risks are augmented by the fact that our customers come to us largely for our quick-turn capabilities and that accessibility and turnaround speed and quality are often of critical importance to customers. We are dependent upon our facilities through which we satisfy all of our production demands and in which we house all of the computer hardware necessary to operate our website and systems as well as managerial, customer service, sales, marketing and other similar functions, and we have not identified alternatives to these facilities or established fully redundant systems in multiple locations. However, we have back-up computing systems for operations in multiple locations worldwide. In addition, we are dependent in part on third parties for the implementation and maintenance of certain aspects of our communications and production systems, and therefore preventing, identifying and rectifying problems with these aspects of our systems is to a large extent outside of our control.

Moreover, the business interruption insurance that we carry may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our product lines as a result of system failures.

We rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our business relies on software, including software developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, business depends on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

If a natural or man-made disaster strikes any of our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales will decline.

We currently manufacture a significant portion of our devices in our manufacturing facility located in China. This facility and the manufacturing equipment we use would be costly to replace and could require substantial lead time to repair or replace. Our facilities may be harmed by natural or man-made disasters, including, without limitation, earthquakes, floods, tornadoes, fires, hurricanes, tsunamis and nuclear disasters.

In the event any of our facilities are affected by a disaster, we may:

•	be unable to meet the shipping deadlines of our customers;

•

experience disruptions in our ability to process submissions and generate quotations, manufacture and ship parts, provide sales and marketing support and customer service, and otherwise operate our business, any of which could negatively impact our business;

•	be forced to rely on third-party manufacturers;

•	need to expend significant capital and other resources to address any damage caused by the disaster; and

•	lose customers and be unable to regain those customers.

Although we possess insurance for damage to our property and the disruption of our business from casualties, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition.

Our business and our customer base have been built primarily through organic growth. However, from time to time, we may selectively pursue acquisitions, strategic relationships, joint ventures or investments that we believe may allow us to complement our growth strategy, increase market share in our current markets or expand into other markets, or broaden our product and manufacturing capabilities. We are targeting a manufacturing facility in Latin America as well as select labs in the near future. However, we cannot forecast the number, timing or size of any future acquisitions or other similar strategic transactions, or the effect that any such transactions might have on our operating or financial results. Such transactions may be complex, time consuming and expensive, and may present numerous challenges and risks including:

•	an acquired company, asset or technology not furthering our business strategy as anticipated;

•	difficulties entering and competing in new product or geographic markets and increased competition, including price competition;

•	integration challenges;

•	challenges in working with strategic partners and resolving any related disagreements or disputes;

•	high valuation for a company, asset or technology, or changes in the economic or market conditions or assumptions underlying our decision to make an acquisition;

•	significant problems or liabilities, including increased intellectual property and employment related litigation exposure, associated with acquired businesses, assets or technologies;

•	acquisition of a significant amount of goodwill, which could result in future impairment charges that would reduce our earnings; and

•	requirements to record substantial charges and amortization expense related to certain purchased intangible assets, deferred stock compensation and other items, as well as other charges or expenses.

Any one of these challenges or risks could impair our ability to realize any benefit from our acquisitions, strategic relationships, joint ventures or investments after we have expended resources on them, as well as divert our management’s attention. And any failure to successfully address these challenges or risks could disrupt our business and harm our operating results and financial condition. Moreover, any such transaction may not be viewed favorably by investors or stakeholders.

In addition, from time to time we may enter into negotiations for acquisitions, relationships, joint ventures or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs.

We plan to continue expanding our operations abroad in countries where we currently have limited operating experience and may be subject to increased business and economic risks that could affect our financial results.

We plan to continue the international expansion of our business operations. We have offices and facilities in seven different countries. We may enter new international markets where we have limited or no experience in marketing, selling, and deploying our products. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social, or economic instability;

•	risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;

•	potential damage to our brand and reputation due to compliance with local laws, including potential censorship or requirements to provide user information to local authorities;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	burdens of complying with a variety of foreign laws;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations;

•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions; and

•	compliance with statutory equity requirements and management of tax consequences.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our financial results could be adversely affected.

Customs delays, a disruption in the operations of our primary freight carrier or higher shipping costs could cause a decline in our net revenues or a reduction in our earnings.

Since our manufacturing facility is in China our products must clear customs during the shipping process and if there are any delays in clearing customs, we may be unable to deliver our products to our customers on a timely basis. We are dependent on commercial freight carriers to deliver our products to our customers and if the operations of these carriers are disrupted for any reason, we may be unable to deliver our products to our customers on a timely basis. If we cannot deliver our products in an efficient and timely manner, our customers may reduce their orders from us and our net revenues and operating profits could materially decline. In a rising fuel cost environment, our freight costs will increase. If freight costs materially increase and we are unable to pass that increase along to our customers for any reason or otherwise offset such increases in our cost of net revenues, our gross margin and financial results could be adversely affected.

We may be subject to product liability claims, which could result in material expense, diversion of management time and attention and damage to our business, reputation and brand.

The products we manufacture may contain undetected defects or errors that are not discovered until after the devices have been used by dental patients. This could result in claims from dentists or patients, damage to our business and reputation and brand, or significant costs to correct the defect or error.

The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of China are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

Changes in, or interpretation of, tax rules and regulations may impact our effective tax rate and future profitability.

We are a multinational company based in the United States and subject to tax in multiple tax jurisdictions, both domestic and abroad. Our future effective tax rates could be adversely affected by changes in statutory tax rates or interpretation of tax rules and regulations in jurisdictions in which we do business, changes in the amount of revenue or earnings in the countries with varying statutory tax rates, or by changes in the valuation of deferred tax assets and liabilities.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and will likely require additional funds to respond to business challenges, including the need to complement our growth strategy, increase market share in our current markets or expand into other markets, or broaden our technology, intellectual property or product line capabilities. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing unitholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Units. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

The continued success of our business depends heavily on key personnel, particularly our Chief Executive Officer and Chief Operating Officer.

The success of our business will depend heavily upon the abilities and experience of our Chief Executive Officer, Derek Diasti and our Chief Operating Officer, Chuck Stapleton. The loss of either Mr. Diasti or Mr. Stapleton would have a significant and immediate impact on our business, results of operations, if any, and overall financial condition. Further, the loss of either individual may force us to seek a replacement that may have less experience in the industry, fewer international business contacts and a weaker understanding of our overall business plan. We can make no assurances that we will be able to find a suitable replacement for either Mr. Diasti or Mr. Stapleton. In addition to our dependency on their continued services, our future success will also depend on our ability to attract and retain additional key personnel, especially technicians. At times there may be a shortage of skilled technical personnel. We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

We primarily rely on our direct sales and marketing force to sell our products, and any failure to maintain our direct sales and marketing force could harm our business.

Our ability to sell our devices and generate revenues primarily depends upon our direct sales force. As of June 30, 2015, we had 17 people engaged in direct sales and marketing support. We do not have any long-term employment contracts with the members of our direct sales force. The loss of the services provided by these key personnel may harm our business. If we are unable to retain our direct sales force personnel or replace them with individuals of equivalent technical expertise and qualifications, or if we are unable to successfully instill such technical expertise or if we fail to establish and maintain strong relationships with our customers within a relatively short period of time, our net revenues and our ability to maintain market share could be materially harmed.

We may face increased regulatory action by, among other governmental entities, the United States Food and Drug Administration (the “FDA”).

The dental laboratory industry has faced increased scrutiny from the FDA and other governmental entities concerning the safety and efficacy of dental devices distributed in the United States from both foreign and domestic laboratories. As a result of this scrutiny, potential changes in laws, regulations and standards involving these issues, while new and evolving, are creating uncertainty in compliance requirements and could result in higher costs in order to comply with any revisions or additions to them and may create new legal liabilities if we fail to do so.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

To the extent that we operate outside the United States, we are subject to the Foreign Corrupt Practices Act (the “FCPA”) which prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business.

Extensive and changing government regulation of the healthcare industry may be expensive to comply with and exposes us to the risk of substantial government penalties.

Numerous state and federal healthcare-related laws regulate our business, covering areas such as:

•	The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) privacy and security rules regarding the storage, transmission and disclosure of medical information and healthcare;

•

prohibitions against the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods or to induce the order, purchase or recommendation of our products; and

•	the marketing and advertising of our products.

Failure to comply with these laws can result in substantial penalties and other liabilities. Complying with these laws and regulations could be expensive and time-consuming, and could increase our operating costs or reduce or eliminate certain of our sales and marketing activities or our revenues.

Our business may be adversely affected by the actions of and risks associated with our third-party suppliers.

If we experience declining operating performance, or if we experience liquidity challenges, our suppliers may demand accelerated payment of amounts due to them or require advance payments or letters of credit before goods are shipped to us. These demands could have a significant adverse impact on our operating cash flow and result in a drain on our liquidity. In addition, many of our suppliers may be significantly impacted by current macroeconomic conditions. We may have no warning before a supplier fails, which may have an adverse effect on our business and results of operations. Further, we cannot control the cost of our raw products, and cost increases must either be passed along to our customers or will result in erosion of our earnings.

Our business results are adversely affected by increases in labor, benefits and related costs.

The costs of labor and benefits have increased in recent years, particularly in China. If such trends continue, then our business could be negatively affected. Changes in law that may increase the funding of, and the expense reflected for, employee benefits, could also adversely affect our financial results of operations, financial position and competitiveness.

Our operating results can be adversely affected by changes in the cost or availability of raw materials, particularly precious metals such as gold, platinum and palladium.

Pricing and availability of raw materials for use in our businesses, especially precious metals, such as gold, platinum and palladium which are components of many dental alloys, can be volatile due to numerous factors beyond our control, including domestic and international economic and geopolitical conditions, production levels, competition, consumer demand, and investor speculation. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, have a material adverse effect on our business, results of operations and financial condition. During periods of rising prices of raw materials, there can be no assurance that we will be able to pass any portion of such increases on to customers. Prolonged higher metal costs may thus have a negative impact on gross profit percentages. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could have a material adverse effect on our business, results of operations and financial condition. The combination of higher precious metal prices and increasing offshore competition has made it more difficult for us to pass on these additional costs without impacting our customer base.

We may experience manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of our devices that could result in delays or shortfalls in our production. Our suppliers may also face similar delays or shortfalls. In addition, our or our suppliers’ production processes may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our or our suppliers’ manufacturing costs, delay production of our devices, reduce our product gross margin and adversely impact our business. If we are unable to keep up with demand for our devices by successfully manufacturing and shipping in a timely manner, our revenue could be impaired, market acceptance for our devices could be adversely affected and our customers might instead purchase our competitors’ products.

RISKS RELATED TO OWNERSHIP OF OUR CLASS A COMMON UNITS

Following the Offering, your ability to sell the securities being offered will be restricted and there is no assurance that there will ever be a public market for our units at any time.

There is no public trading market for our Class A Common Units at this time and we can make no representation that any market for our Class A Common Units will ever develop. In addition, the LLC Agreement and applicable state securities laws and regulations impose transfer restrictions on the Class A Common Units. The Class A Common Units will not be quoted on any stock exchange or quotation system until such time as we seek a listing of our Class A Common Units which we do not plan to do at this time. In order to avoid being classified as a “publicly traded partnership”, which would result in our being taxed as a corporation, we will not participate in the establishment of any secondary market or substantial equivalent thereof nor will we recognize any transfers of Class A Common Units made on any such market. We intend to exercise our discretion regarding transfers of the Class A Common Units in a manner designed to prevent us from becoming a “publicly traded partnership”. While the Company may seek to do an IPO and list its securities on an exchange at a later date, there can be no assurances with respect thereto and in such case the Company would then be taxed as a corporation. With no public trading market, it may be extremely difficult or impossible for you to resell your Class A Common Units if you should desire to do so. In addition, there can be no assurance that, in the event you are able to find a purchaser for your Class A Common Units you will be able to resell such securities at the price you paid in this Offering. Therefore, prospective investors who require liquidity in their investment should not rely upon the securities being offered under this Offering as a short term component of their return on investment.

This Offering is being conducted on a “best efforts” $5 million/$20 million minimum/maximum basis and we may not be able to execute our growth strategy if the $20 million maximum is not sold.

If you invest in the Class A Common Units and more than the minimum number of offered Class A Common Units are sold, but less than all of the offered Class A Common Units are sold, the risk of losing your entire investment will be increased. Our Placement Agent is offering our Common Units on a $5 million/$20 million minimum/maximum “best efforts” basis, and we can give no assurance that all of the offered Class A Common Units will be sold. Our officers, directors and affiliates may, but are not obligated to, purchase Class A Common Units in the Offering for the explicit purpose of satisfying the minimum offering amount. Any such purchases will be made for investment purposes only, and not with a view toward redistribution. If less than $10 million of Class A Common Units offered are not sold, we may be unable to fund all the intended uses described in this Offering Circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by Offering net proceeds.

The disproportionate voting rights of our Management Units have the effect of concentrating voting control with our CEO.

Our Management Units of which 200,000 units are outstanding have one hundred votes per unit, and our Class A Common Units we are offering have one vote per unit. Our Chief Executive Officer, Derek Diasti, controls approximately 99% of our voting Units and because of the one hundred-to-one voting ratio between our Management Units and Class A Common Units, he will continue to hold almost all of the voting power of our outstanding securities following this Offering and therefore be able to control all matters submitted to our unitholders for approval. This concentrated control will limit your ability to influence corporate matters for the foreseeable future.

Other than tax distributions, we do not intend to pay distributions for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and other than tax distributions, we do not expect to declare or pay any distributions in the foreseeable future.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

We are taxed as a partnership and not a corporation. As a holder of Class A Common Units you will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability resulting from your share of our taxable income.

You may be required to return distributions paid to you under certain circumstances.

If we are otherwise unable to meet our obligations, under applicable law you may be obligated under applicable law to return, with interest, cash distributions previously received by you to the extent such distributions are deemed to constitute a return of capital contributions or are deemed to have been wrongfully paid to you.

Management has broad discretion in using the proceeds from this Offering.

We have broad discretion in the application of proceeds and the timing of the expenditure of this Offering. If we fail to invest the net proceeds effectively, we may not be successful in implementing our business plan. You may not have the opportunity to evaluate all of the economic, financial or other information upon which we base our decisions.

The offering price of the Class A Common Units was set without using any recognized criteria of value.

The offering price for the Class A Common Units was established by us and should not be considered by you as an indication of the value of the Class A Common Units or our assets or earnings. Accordingly, the offering price may be excessive in relation to the return on investment. Since we set the offering price based on projections of future growth rate and future cash flow it may be difficult for you to evaluate an investment in the Class A Common Units. Accordingly, you should not rely on the offering price as an indication of the current or future value of the Class A Common Units.

We are not subject to Sarbanes-Oxley regulations and thus we lack the financial controls and procedures of public companies.

Although the JOBS ACT Regulation A requires certain scheduled reporting and audited financials, we do not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes-Oxley Act of 2002. We are currently not subject to the Sarbanes-Oxley Act of 2002, and our financial controls reflect our status as a non-public company. We do not have the internal infrastructure necessary to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of our financial controls. If we become a public company, the cost and expense of such compliance would be substantial and have a material adverse effect on our financial results.

You will experience immediate and substantial dilution as a result of this Offering.

The offering price of the Class A Common Units is substantially higher than the book value per unit, or the per unit value attributed from our tangible assets less our total liabilities, of our previously issued Units. If you purchase Class A Common Units in this Offering, you will incur immediate dilution in net tangible book value per unit.

Our financial projections may prove to be materially inaccurate.

The financial projections contained in this Offering Circular are based on management’s current expectations and do not contain any margin of error or cushion for any specific uncertainties, or for the uncertainties inherent in all financial forecasting. Our financial results may vary dramatically compared to our estimates, in some cases for reasons beyond our control. The assumptions management has used to produce these projections may significantly change or prove to be inaccurate. Accordingly, you should not unduly rely on any of these financial projections.

ITEM 4: DILUTION

If you invest in the Class A Common Units, your ownership interest will be diluted to the extent of the difference between the offering price per Unit and the net tangible book value per Unit immediately after completion of this Offering. Net tangible book value per Unit represents total tangible assets less total liabilities, divided by the number of Units outstanding. As of December 31, 2014, the net tangible book value of our Units was approximately $374,902, or approximately $0.02 per Unit based upon 20,280,000 Units outstanding and excludes as of [                    ]: [                    ] Special Equity Units available for grant under our 2015 Special Equity Plan.

After giving effect to our sale of Class A Common Units in this Offering at the offering price of $[        ] per Class A Common Unit and the receipt and application of the estimated net proceeds, our pro forma net tangible book value as of December 31, 2014 would be $[        ] or $[        ] per Class A Common Unit. This represents an immediate increase $[        ] in net tangible book value, or $[        ] per Class A Common Unit to existing unitholders, and an immediate dilution in net tangible book value of $[        ] per Unit to purchasers of securities in this Offering. The following table illustrates this pro forma per Class A Common Unit dilution:

Offering price per Unit
Net tangible book value per Unit as of December 31, 2014
Pro forma increase per Unit attributable to existing investors
Pro forma net book value per Unit after this Offering

Dilution per Unit to new investors

ITEM 5: PLAN OF DISTRIBUTION

Placement Agent

VRA Partners, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA) which we refer to herein as the Placement Agent, has agreed to act as a placement agent in connection with this Offering. Subject to the terms and conditions of the placement agent agreement dated August 11, 2015, we have agreed to sell and the Placement Agent has agreed to sell on our behalf, at the offering price less the underwriting discounts and commissions set forth below a minimum of [        ] Class A Common Units and a maximum of [                    ] Class A Common Units. The Placement Agent is not purchasing any securities offered by this Offering Circular, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their best efforts to arrange for the sale of all of the securities offered hereby. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Offering.

We have agreed to pay the Placement Agent a fee of consisting of a non-refundable retainer of $50,000 plus 4.5% of the aggregate purchase price of the Units sold in this Offering and to reimburse for its reasonable out-of pocket expenses.

It is expected that the Placement Agent will conduct essentially all of the marketing and sales of the Class A Common Units. There is no assurance that additional placement agents will participate in the Offering. We also intend to utilize U.S. crowdfunding platforms such as Crowdfunder.com, Fundable.com, Equitynet.com, Fundamerica.com, Funded.com and Angellist.com, however, such crowdfunding platforms will not receive any commission or other remuneration based on sales of the Class A Common Units.

All expenses of the Offering Circular including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. We estimate the total offering expenses in this Offering that will be payable by us, excluding the Placement Agent’s fees, will be approximately $800,000 which include legal, accounting and printing costs, various other fees and reimbursement of the Placement Agent’s expenses.

Escrow Arrangements

All funds sent to the Company by investors to purchase the Class A Common Units after the qualification of this Offering Circular will be deposited in a non-interest bearing escrow account, maintained by [                    ] (the “Escrow Agent”). Until we sell at least $5,000,000 of Class A Common Units, all investor funds will be held in such escrow account. If we do not sell at least $5,000,000 of Class A Common Units by [insert date that is 180 days from date of qualification], 2016, all funds will be promptly returned to investors without interest or deduction.

We have engaged [                    ] to perform the following administrative functions in connection with this Offering in addition to acting as the escrow agent:

•

review the subscription agreements to determine whether all of the necessary information has been obtained from the investors, to determine compliance with the investment limitation requirement, and to perform anti-money laundering checks;

•	contact the investors if necessary to gather additional information or clarification;

•	provide us with prompt notice for subscriptions that cannot be accepted; and

•	transmit the subscription information data to [ ], our transfer agent.

No Public Market

Our Class A Common Units are not quoted on any stock exchange or quotation system. In addition, the LLC Agreement and applicable state securities laws and regulations impose transfer restrictions on our Class A Common Units. Our Class A Common Units will not be quoted on any stock exchange or quotation system until such time that we seek a listing of our Class A Common Units, which we do not plan to do at this time. In order to avoid being classified as a “publicly traded partnership,” which would result in our being taxed as a corporation, we will not participate in the establishment of any secondary market or substantial equivalent thereof nor will we recognize any transfers of Class A Common Units made on any such market. We intend to exercise our discretion regarding transfers of the Class A Common Units in a manner designed to prevent us from becoming a “publicly traded partnership”.

Offering Period and Expiration Date

This Offering will start on the date this Offering Circular is declared qualified by the SEC. The Offering will terminate on the earlier of: (i) a date mutually acceptable to us and the Placement Agent after the date at least $5,000,000 of our Class A Common Units are sold; (ii) such time as $20,000,000 of our Class A Common Units are sold; or (iii) [insert date that is 180 days from date of  qualification], 2016; or (iv) when the Board of Directors decides that it is in our best interest to terminate the Offering prior the completion of the sale of at least $5,000,000 of Class A Common Units. We may extend the offering period for an additional 90 days, unless the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any Class A Common Units in this Offering, you must:

Go to <URL> and follow their procedures as described.

1.	Receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver a check or wire transfer for the amount set forth in the Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares this Offering Circular qualified.

Investment Amount Limitations

Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth, excluding the investor’s principal residence. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933. An individual is an accredited investor if he/she meets one of the following criteria:

•

a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

•

a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

•

an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

•

a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

•

a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

•	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

Right to Reject Subscriptions

After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deductions.

Acceptance of Subscriptions

Upon our acceptance of a Subscription Agreement and receipt of full payment, we shall countersign the Subscription Agreement and issue a unit certificate along with a copy of the Subscription Agreement.

Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request a refund of monies paid. All accepted Subscription Agreements are irrevocable, even if you subsequently learn information about the Company that you consider to be materially unfavorable.

Selling Restrictions

Canada. The offering of the Class A Common Units in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the Common Units may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in

National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the Class A Common Units in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the Class A Common Units is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the Class A Common Units by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Class A Common Units outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Hong Kong. The Class A Common Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A Common Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Common Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Class A Common Units may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A Common Units shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Class A Common Units or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A Common Units being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A Common Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A Common Units to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This offering circular has been prepared on the basis that any offer of Class A Common Units in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A Common Units. Accordingly any person making or intending to make an offer in that Relevant Member State of Class A Common Units which are the subject of the offering contemplated in this offering circular may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. The Company has not authorized, nor does it authorize, the making of any offer of Class A Common Units in circumstances in which an obligation arises for the Company to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A Common Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Common Units to be offered so as to enable an investor to decide to purchase or subscribe the Class A Common Units, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in China

This offering circular does not constitute a public offer the Class A Common Units, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Class A Common Units are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Class A Common Units or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

ITEM 6: USE OF PROCEEDS TO ISSUER

A portion of the net proceeds raised in this Offering will be used to purchase additional digital manufacturing equipment and technology and to acquire a dental lab facility in Latin America. Adding new capabilities and incremental 24/7 manufacturing capacity will allow us to accommodate increasing demand and improve service to our customers. Additionally, we plan to utilize a portion of the net proceeds to repay a portion of our bank line of credit, execute strategic acquisitions and for general working capital uses, including adding additional experienced management and sales and marketing professionals to fuel our growth. No proceeds will be used to compensate or otherwise make payments to officers or directors except for ordinary payments under employment agreements.

After deducting the commissions payable to the Placement Agent and the estimated offering expenses that are payable by us, we estimate that the net proceeds will be $18,303,000 if all of the Class A Common Units offered hereunder are purchased. However, we cannot guarantee that we will sell all of the Class A Common Units being offered by us. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company.

	If 25% of Units Sold	If 50% of Units Sold	If 75% of Units Sold	If 100% of Units Sold

Gross Proceeds	5,000,000	10,000,000	15,000,000	20,000,000
Offering Expenses	(1,022,000)	(1,247,000)	(1,472,000)	(1,697,000)

Net Proceeds	3,978,000	8,753,000	13,528,000	18,303,000

Our intended use of the net proceeds is as follows:
Additional Equipment and Technology	(625,000)	(2,250,000)	(3,875,000)	(5,500,000)
Repayment on Line of Credit — Hancock Bank (1)	(1,000,000)	(1,000,000)	(1,000,000)	(1,000,000)
Acquire Dental Lab in Latin America (2) (4)	(500,000)	(1,000,000)	(1,500,000)	(2,000,000)
Strategic Acquisitions (3) (4)	(1,250,000)	(2,500,000)	(3,750,000)	(5,000,000)
General Working Capital	(603,000)	(2,003,000)	(3,403,000)	(4,803,000)

(1)	Line of credit is personally guaranteed by our CEO, Derek Diasti. Repaid amount will be available for future borrowings.

(2)	Increase in amounts represents additional levels of capital expenditures available to build out infrastructure and increase manufacturing capacity.

(3)	Increase in amounts represents additional acquisitions as well as levels of capital expenditures available to build out infrastructure and increase manufacturing capacity.

(4)

All of the potential targets are dental labs and we do not currently have any binding letters of intent or definite agreements in place. All negotiations are in the preliminary stage and there can be no assurance that any acquisitions will be completed.

ITEM 7: DESCRIPTION OF BUSINESS

Business Overview

Founded in 2004, Sun Dental Labs is a leading global dental technology and device manufacturing company. The Company provides traditional manufacturing as well as a unified digital technology manufacturing platform that fully integrates digital scanning, a cloud-based management system and 3D printing into the manufacturing process to produce a comprehensive line of over 400 different branded custom dental devices, including crowns, bridges, partials, implants, dentures and orthodontic devices. Our brands include SUNTECH, SUNCAST, SUNFLEX, SunDenture and SunOrtho. We have seven design and manufacturing facilities with CAD/CAM technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China. Our design and manufacturing facilities adhere to some of the most stringent quality standards in the world for dental labs. We believe our global presence positions us to capture significant growth opportunities in the highly fragmented U.S. and international dental lab markets. We currently have active customer relationships with over 5,000 dental practices which order devices from us directly for their patients and over 1,800 dental labs which order devices from us to supply their dental practice customers. In 2014, we manufactured and sold over 235,000 custom dental devices. Since inception we have sold over 2 million custom dental devices worldwide.

Representative Sun Dental Labs Custom Dental Devices
Crowns	Bridges	Partials	Implants	Dentures	Orthodontic Devices

We believe that the standard of dental care should and will evolve from labor intensive traditional methods to a digital solution. Traditionally, dentists have created physical dental impressions by having patients bite into an uncomfortable mouth tray filled with molding material and hold in the mouth until a mold is completed, typically taking 15 to 20 minutes from start to finish. The dentists then ship the mold to a dental lab for manual creation of a custom dental device and receive the finished device 2 to 3 weeks later. Inherent in this traditional method are inconsistencies in quality due to an intensive manual manufacturing process, slow turnaround times and added costs for impression materials and shipping. We believe that with our proprietary SunDigital Solution, we are leading the digital technology evolution in the custom dental device manufacturing process to address and resolve issues associated with this traditional method.

Building on our history of developing innovative custom dental devices and a global manufacturing footprint, Sun Dental Labs has spent the last three years creating a design and manufacturing infrastructure that integrates the latest digital workflow, CAD/CAM and 3D printing technology into our manufacturing process. In 2014, we began this innovation process by using in-house 3D scanners to create 3D digital models of physical dental impressions sent to us by dentists and dental labs and then transmitting the digital models to our design and manufacturing facilities. By eliminating the need to ship physical dental impressions to the manufacturing facilities and incorporating other process efficiencies, we successfully created industry-leading turnaround times of five days for high quality custom dental devices. We believe our recent introduction of digital scanners to our customers will accelerate the adoption of our SunDigital Solution by dental practices and dental labs worldwide and generate significant revenue growth for the Company. In the first six months of 2015, 28% of our revenues were generated by custom dental devices manufactured in our digital process versus traditional manufacturing process. Furthermore, 4% of our revenues in the same period resulted from digital files that originated at customer locations in the U.S. With our infrastructure and high quality product and service offering in place in the U.S., we are well-positioned to devote more resources to sales and marketing to generate greater sales volumes. In 2016, we expect to roll out our SunDigital Solution in Europe, Latin America and Asia.

In order to meet the expected growth and future demand for dental devices manufactured through digital technology, over the past three years we focused our attention on building our infrastructure and expanding manufacturing and operations in the U.S. and overseas and as we did so it impacted our revenues and costs during such period. We expanded our U.S. facility from 9,000 sq. ft. to 24,000 sq. ft., moved our China location to a state-of-the-art manufacturing facility and increased square footage in our United Kingdom, Sweden and France locations. Along with purchasing digital technology and equipment including 3D printers and scanners, we expanded and dedicated our research and development team to build and integrate our IT systems which significantly increased our digital storage, cloud services and onsite capabilities while improving our processes and efficiencies. We also continued to build our sales and marketing staff in a manner designed to enable us to effectively sell our SunDigital Solution.

We believe that our proprietary SunDigital Solution is the only unified, fully-integrated digital technology manufacturing platform which seamlessly integrates digital scanning and a cloud-based data management system into an advanced manufacturing process. The SunDigital Solution is designed to provide an effective turnkey solution that streamlines the process for dentists and dental labs, enable our customers to quickly and efficiently deliver custom dental devices of consistent high quality to their patients, improves turnaround times and reduces costs relating to impression materials and shipping. Furthermore, we believe that our closed product supply chain with our customers will generate a sustainable source of recurring revenue and significant growth for the Company.

The table below illustrates the greater efficiency and industry-leading turnaround times generated from using the latest CAD/CAM technology and 3D printing in our SunDigital Solution as compared to the manually intensive workflow of a traditional dental lab.

SunDigital Solution Workflow		Traditional Dental Lab Workflow
Task	Time	Task	Time
Create digital impression with scanner	Day 1	Model physical impression with tray and materials	Days 1-2
Transmit digital impression to SunCloud	Day 1	Mail physical impression	Days 3-5
Design custom dental device with CAD technology	Day 2	Fix positions of upper and lower teeth in the model	Days 6-8
Manufacture device with CAM and 3D printer	Day 3	Carve wax patterns into model to prepare for casting	Days 9-10
Create alloy structure of device with milling machine	Day 4	Replicate wax patterns in dental alloy	Days 11-12
Machine-press porcelain over the substructure to finalize	Day 5	Hand-stack porcelain over the substructure to finalize	Days 13-16
Total	5 Days	Total	16 days

Our revenues are well diversified on a geographic, customer and product basis and have increased significantly in the past five years from $7.0 million in 2009 to $17.5 million in 2014.

2014 Revenues by Geography	2014 Revenues by Customer	2014 Revenues by Product

Our Market Opportunity

We operate in the global dental device market which includes the manufacture and distribution of custom dental devices, such as crowns, bridges, partials, dentures, implants and orthodontic devices. According to the National Association of Dental Laboratories’: A Global Strategic Business Report, the global dental device market is expected to generate $14.5 billion in revenues in 2015, with the U.S., as the largest market, expected to generate $5.2 billion in revenues in 2015. We expect continued growth in the market primarily driven by the growing aging population base and greater purchasing power of the baby boomer generation, higher demand for improved dental aesthetics, greater per capita expenditure on health services and the expansion of healthcare insurance availability and coverage. We believe that our proprietary SunDigital Solution will position us to compete for and capture a significant portion of the global custom dental device market.

A variety of factors drive the fragmentation in the dental lab market. Governmental regulations, scarcity of skilled technicians, significant technology and equipment investment costs, research and development costs and the fast pace of technological change have historically created obstacles to the creation of a scalable modern manufacturing platform equipped to meet increased volumes, while maintaining high quality standards. According to IBISWorld, the U.S. has over 9,000 dental labs. Of those labs, the National Association of Dental Laboratories estimates that 73% have less than 9 employees and annual revenues less than $750,000. Due to this fragmentation, we estimate that no dental lab has more than 3% of total industry revenue in the U.S. and that the four largest dental labs generate less than 10% of total industry revenue in the U.S.

The sole customers of dental labs are dental practices. According to the American Dental Association, there are approximately 127,500 dental practices in the U.S. and over 324,000 dental practices in the U.S. and Europe. Currently,

Dentistry IQ estimates that approximately 90% of dental practices in the U.S. are using traditional physical dental impression methods versus digital solutions. In a Dental Economics survey, dentists indicated that quality and reliability of work, on-time delivery and price were among the most important factors in choosing a dental lab.

We believe our SunDigital Solution addresses the challenges faced by dental labs and dental practices and creates a significant market opportunity for Sun Dental Labs. Many dental labs are limited in scale and do not have the resources to invest significantly in new products and technologies. A Dental IQ survey estimates that nearly 50% of dentists change labs every five years due to dissatisfaction with production quality and timing delays. Challenges associated with traditional physical dental impression methods include:

Challenges for Dentists:

•

Poor Patient Experience. Traditional physical dental impressions are produced from an uncomfortable tray and messy impression materials and require the patient to sit in the dentist chair for 15 to 20 minutes.

•	Impression Materials and Tray Costs. Dentists using physical impressions have to bear the costs of storing, cleaning and replacing the physical impressions, impression materials and trays.

•

Quality Control Issues. Traditional impressions often require remakes and further adjustments after the initial dental device is produced because the quality and precision of the physical impression cannot be determined at the time the impression is made.

•

Slow Turnaround Times. Due to the labor intensive process and time lost due to shipping of physical dental impressions, traditional lab turnaround time for devices from dentist to lab and back to dentist is typically 2 to 3 weeks.

Challenges for Dental Labs:

•

Labor Intensive. The traditional dental lab workflow features a high degree of manual labor, including hand waxing, hand casting and hand-stacking porcelain. This results in high labor costs, limited production volume and variable device quality.

•	Dependence on Skilled Technicians. Traditional dental labs are finding it more difficult and costly to hire, train and retain the skilled technicians necessary for this highly intricate hand work.

•	Quality Control Issues. Mistakes and reworks are more prevalent with traditional labs due to the labor intensive process and variations in quality controls between and within dental labs.

•

Slow Turnaround Times. Due to the labor intensive process and time lost due to shipping of physical dental impressions, traditional lab turnaround time for devices from dentist to dental lab and back to dentist is typically 2 to 3 weeks.

SunDigital Solution

We believe that our proprietary SunDigital Solution is the only unified, fully-integrated digital technology manufacturing platform which seamlessly integrates digital scanning and a cloud-based data management system into an advanced manufacturing process. The SunDigital Solution is designed to provide an effective turnkey solution that streamlines the process for dentists and dental labs. Our customers are able deliver high quality custom dental devices to their patients in industry-leading 5 day turnaround times while also reducing costs related to impression materials and shipping. Furthermore, we believe that our closed product supply chain with our customers will generate a sustainable source of recurring revenue and significant growth for the Company.

The Scanner Technology

Sun Dental Labs offers two types of digital technology to support our two types of customers. For dental practices, we offer the CS 3500, an intraoral digital scanner which enables dentists to create a highly accurate 3D digital impression in minutes directly from the patient’s mouth. For dental labs, we offer the SunScanM, which creates a 3D digital dental impression from a traditional physical mold impression, typically supplied to the dental lab by the dentist. Both are offered at attractive price points under our monthly lease programs and engage with Sun Dental Labs via the SunCloud, allowing our customers to benefit from our advanced digital technology and manufacturing platforms. Our SunCloud is compatible with other scanner technologies to ensure we utilize the best scanner technology available.

CS 3500 Scanner for Dental Practices

In August 2015, we introduced the CS 3500, an intraoral digital scanner manufactured by Carestream, that enhances the patient experience by taking a digital dental impression and eliminating the need for distasteful impression materials, and by minimizing the need for inconvenient follow-up corrective visits, leading to a more positive overall experience. The CS 3500 creates highly accurate 3D digital dental impression files for use in production of a wide array of custom dental devices including crowns, bridges, implants, flexible and acrylic partials and orthodontic devices. A dentist or dental assistant can quickly scan the patient’s mouth, generate the digital output in 3 to 5 minutes and upload the encrypted files directly to Sun Dental Labs via the SunCloud, saving both chair time and material costs. With no physical impressions to ship, freight costs are eliminated as well. Approximately 40% smaller than similar intraoral digital scanners available on the market, the CS 3500 fits comfortably in the dentist’s hand and in the patient’s mouth and comes in a portable box the size of a briefcase, allowing it to be easily shared between multiple rooms and/or users. If a technical problem occurs, the dental practice simply sends the CS 3500 back to Sun Dental Labs for immediate replacement.

SunScanM for Dental Labs

The SunScanM, manufactured by Medit, provides 3D digital scanning of physical impressions and plaster models for production of a wide array of custom dental products, including crowns, bridges, implants, flexible and acrylic partials, dentures and orthodontic devices. Dental labs scan the physical impression supplied by the dentist using SunScanM’s 3D white light scanning technology and then upload the encrypted 3D digital dental impression files directly to Sun Dental Labs via the SunCloud. Digital files are transferred securely and instantly on Sun Dental Labs’ closed loop system, saving time and eliminating further shipping costs. Training is simple: there is no need to learn CAD and technical support is provided by Sun Dental Labs.

Sun Dental Labs also uses the SunScanM for the in-house scanning of physical impressions provided by our customers.

The SunCloud

Encrypted digital files created by the CS 3500 intraoral digital scanner and SunScanM are securely transferred to the SunCloud, our proprietary cloud-based case management and communications system that integrates with our Enterprise Resource Planning system. The digital files are sent securely from the SunCloud to Sun Dental Labs’ design and manufacturing facilities in a closed loop system, and the files cannot be transferred to non-Sun Dental Labs facilities. Furthermore, with every digital impression stored on the SunCloud for ten years for future use, dentists can leverage our proprietary database of patient dental records to order replacement custom dental devices, significantly reducing the need for replacement impressions and chair time. This technology provides significant benefits to both our customers and us:

•

For our customers, the SunCloud simplifies the ordering, tracking and delivery process. Customers create a MySun account through a portal that is easily accessible by computer or smartphone application and allows the dental practice or lab to submit orders and monitor progress. Communication features provide the customer with production updates through email notifications in multiple languages. Additionally, our 24/7 technical support staff is available through the portal and offers what we believe to be unrivaled customer service. Customers can access billing information and history and at the end of the order, view clinical and business performance metrics, quality control reports, key performance indicator reports and other analytics that will help manage and grow their businesses.

•

For Sun Dental Labs, the SunCloud allows us to manage an efficient, continuous and parallel production process. The technology integrates our design and manufacturing facilities worldwide, allowing us to match production with manufacturing capacity. Furthermore, the technology enables us to perform multiple steps of the dental device manufacturing process in parallel, rather than with the ‘one-step-at-a-time’ serial process used by traditional labs. We are able to track and monitor orders through production and ensure quality control over every device at every step in the process.

We have invested in a robust IT infrastructure to support the SunCloud and our expectations for growth. In the U.S., we have servers in Washington, Virginia and Florida. Internationally, we have servers in France, the United Kingdom, Germany, the Netherlands, Sweden, China and Singapore. Each connection with the SunCloud is peer-to-peer with no single location acting as a hub, allowing for greater reliability and uninterrupted operations. The SunCloud has four points of entry into our manufacturing facility in Shenzhen, China to protect against blockages from the “Great Firewall of China”. These four points of entry include: the public Internet to China, public Internet to Hong Kong plus private network into China, a relay cloud server through Singapore and direct connection from our St. Petersburg, Florida headquarters.

State-of-the-Art Manufacturing Facilities

Once digital files are sent from the SunCloud, our state-of-the-art manufacturing facilities ensure the production of high quality custom dental devices which are then shipped back to our customers. Unlike traditional dental labs, we do not rely on the limited supply of skilled technicians to manually produce custom dental devices. Instead, our advanced CAD/CAM and 3D printing technologies enable quick and highly accurate manufacturing. Our newest manufacturing facility in Shenzhen, China adheres to the ISO 13485:2003 certification, the most stringent quality standard in the world for medical device manufacturing and exceeds even the standards of the U.S. Food and Drug Administration for dental labs. We also maintain ISO 9001:2008, FDA, DAMAS and NADL certifications.

Our Competitive Strengths – What Sets Us Apart

We believe the following strengths provide us with a significant competitive advantage in successfully growing our market position:

•

Proprietary SunDigital Solution. We believe that our proprietary SunDigital Solution is the only unified, fully-integrated digital technology manufacturing platform available today which seamlessly integrates digital scanning and a cloud-based data management system into an advanced manufacturing process. This all-in-one solution simplifies the production process for both the dentist and the dental lab and allows us to produce higher volumes with lower labor costs. We are seeking global patent protection relating to our technology and manufacturing processes.

•

Global Presence. We believe our global presence positions us to capture significant growth opportunities in the highly fragmented U.S. and international dental lab markets. Currently, we have seven design and manufacturing facility locations using CAD/CAM technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China serving over 5,000 dental practice and over 1,800 dental lab customers.

•

State-of-the-Art Fully Certified Dental Labs. We have over 60,000 square feet of manufacturing space in seven countries across the world, including our new 38,750 square foot state-of-the-art manufacturing facility in Shenzhen, China. This China facility adheres to the ISO 13485:2003 certification, the most stringent quality standard in the world for medical device manufacturing and exceeds even the standards of the FDA for dental labs. We also maintain ISO 9001:2008, FDA, DAMAS and NADL certifications.

•

Scalability. Our manufacturing process relies on the latest technological advancements rather than labor intensive hand-manufacturing, enabling us to produce a large number of high quality custom dental devices unlike traditional dental labs. Our SunDigital Solution was designed and built on a secure cloud-based technology platform that is accessible by our customers through the Internet. We host our proprietary solution on private and cloud servers, which allow us to scale on demand. With recent investment in our state-of-the-art manufacturing facility in China and further planned expansion, we have ample capacity for future growth.

•

Product Development, Branding and Marketing Capabilities. We are one of the only dental labs with in-house research & development capabilities, a branded product offering and a global sales & marketing infrastructure. Our research & development team focuses on technological innovation, including the development of our proprietary SunDigital Solution and new product development to expand our current branded product offering of over 400 custom dental devices. Our branded products are of superior quality and compete primarily against products with little name recognition or marketing support. Our sales & marketing team has defined strategies for converting current customers to our SunDigital Solution and adding new customers. We believe these combined capabilities give us a significant competitive advantage over other dental labs.

•

Recurring Revenue. Once we equip a dentist or a dental lab with the SunDigital Solution, which includes a 3D digital scanner and the SunCloud customer laptop and mobile applications, we believe that our customer will become a source of recurring revenue for Sun Dental Labs through sales of custom dental devices. For a single price, the customer will benefit from our production efficiencies, ease of use, cost savings and positive patient outcomes that digital scanning and cloud file management can provide. Furthermore, with every digital impression stored on the SunCloud for ten years for future use, dentists can leverage our proprietary database of patient dental records to order replacement custom dental devices, significantly reducing the need for replacement impressions.

•

Global Experienced Management Team. Our management team is led by Derek Diasti, a 20+ year dental industry veteran and co-founder of both Coast Dental Services, Inc. and DDS Lab LLC. Dr. Diasti guided Coast Dental through its IPO on the NASDAQ in 1997 and led its growth as a dental management company to over 200 locations. He also developed DDS Labs LLC which was sold to a private equity firm for a significant return to investors in 2014. Other members of our management team include Chuck Stapleton, our Chief Operating Officer, Elizabeth Szeltner, our Chief Financial Officer, Joost Jorna, our President of European Operations, Sara Yuan, our Vice President of Asian Operations, and Mike Brown, our Chief Sales and Marketing Officer, who have a combined 93 years of international experience in the dental industry. With substantial global dental lab industry experience and a successful track record in growing dental businesses, our management team understands the workflows and needs of dentists and dental labs and designed our integrated cloud-based platform specifically to address the unique requirements associated with the industry. Our global business experience also allows us to successfully navigate through the nuances of different markets and cultures.

Our Growth Strategies

We plan to grow our position as a leading global dental technology and device company through the following strategies:

•

Continue to Convert Current Customers to Our SunDigital Solution. We believe we have a significant opportunity to continue converting our existing customer base of over 5,000 dentists and over 1,800 dental labs to our SunDigital Solution from traditional lab methods. In September 2014, we introduced the SunScanM to dental lab customers and in August 2015 we began marketing our intraoral scanners to dentists to facilitate the adoption of digital dental impressions. We plan to continue to aggressively market our SunDigital Solution business bundle to our dental practice and dental lab customers and believe that conversion of these customers will continue to increase customer retention rates and provide increased and consistent revenue to Sun Dental Labs.

•

Grow Our Customer Base Domestically and Internationally. We believe that we have a significant opportunity to attract new customers in the U.S. and abroad. Our current customer base represents only a small portion of the dentists and dental labs that could benefit from our SunDigital Solution. Furthermore, according to a Dentistry IQ survey, approximately 90% of dental practices in the U.S. do not take advantage of digital dentistry today. We also intend to deepen our presence in our existing international markets and establish a presence in select, identified markets in Europe, Latin America and Asia. To support our new customer acquisition plans, we will continue to expand our sales and marketing organization.

•

Expand Our Manufacturing Capabilities. We plan to purchase additional digital manufacturing equipment for our facilities worldwide to accommodate growing customer demand and to expand our manufacturing capabilities by acquiring a lab facility in Latin America. By adding new equipment to our current state-of-the-art manufacturing facility in China, we will add capacity to our 24/7 manufacturing capabilities, which we believe will further expedite and improve our service to our customers.

•

Expand Our Product Offering. Through both technological innovation and new product introduction, we believe we can attract new customers and increase average revenue per customer. We believe that the continuing technological innovations to our proprietary cloud-based SunDigital Solution will enhance the experience and usability for our customers. In August 2015, we began marketing the SunDigital Solution with the CS 3500 intraoral digital scanner to dental practices to convert them to our digital workflow system. Additionally, we plan to continue expanding beyond our current custom dental device offerings. We intend to develop introducing higher value, higher margin dental devices such as orthodontic aligners and sleep apnea appliances.

•

Leverage Significant Cost Advantages. Through the scaling of our SunDigital Solution that takes advantage of a cloud-based network and technologically advanced manufacturing capabilities located throughout the world, we expect to increase our operating leverage. Our unique business model includes a cost-effective international lab work force and manufacturing facilities that can operate 24/7. We believe that this operating model provides us with significant cost advantages over our competitors and ensures the timely delivery of superior quality products.

•

Pursue Strategic Acquisitions. To the extent we have adequate capital, we plan to engage in strategic acquisitions of domestic and international dental labs and software companies, which we believe would enable us to further improve our turnaround times, broaden our customer reach and extend our technology leadership position. We have identified potential acquisition targets in Europe, Latin America and Asia. We also intend to acquire and consolidate medium-sized and regional dental labs in the U.S. to further grow our customer base to the extent we have adequate financial resources.

Product and Service Offering

Sun Dental Labs’ offers a wide array of fixed and removable dental and orthodontic devices. We design and manufacture a comprehensive line of over 400 different branded custom dental devices, such as crowns, bridges, partials, dentures, implants and orthodontic devices. Our brands include SUNTECH, SUNCAST, SUNFLEX, SunDenture and SunOrtho. All Sun Dental Labs dental devices are made of FDA and ADA approved materials and have ISO as well as DAMAS certification.

Product Category	Sun Dental Labs Products

PFM Crowns & Bridges

SUNTECH Porcelain-Fused-to-Metal (“PFM”) Crowns & Bridges are worn to improve the appearance of a tooth that has become stained or disfigured. SUNTECH PFM Crowns & Bridges are fabricated to the highest standard, ensuring longevity and function and are available in non-precious, semi-precious and precious metals.

Zirconia Crowns & Bridges

SUNTECH Full and Layered Zirconia Crowns & Bridges are all-ceramic crowns & bridges worn to improve appearance of a tooth which has become stained or disfigured. SUNTECH Zirconia Crowns & Bridge are fabricated to the highest standard, ensuring longevity and function.

Partials

SUNCAST Premium Partials are removable partial dentures that guarantee maximum strength, biocompatibility and ideal fit. Constructed of a premium chromium-cobalt partial denture alloy, SUNCAST Premium Partials are manufactured with a continuous casting process to provide consistency and enhanced physical properties. SUNCAST Premium Partials are ideal for patients with specific metal allergies because they are both nickel and beryllium free.

Flexible Partials

SUNFLEX Partials are removable partial dentures that are lighter, more comfortable and less visible than acrylic partials. SUNFLEX Partials also offer the perfect degree of flexibility, are more strain resistant than other flexible options and do not discolor, warp or become brittle, providing maximum retention, stability and aesthetic appeal.

Surgical Implant Guides

SunGuide Surgical Implant Guides utilize a combination of the latest scanning technology to create an accurate digital guide for implant placement. SunGuide allows for highly accurate drilling and implant placement unique to each patient’s clinical situation.

Custom Implant Abutments
SUNTECH Custom Implant Abutments are installed onto dental implants for the support of implant prosthetics. They can be made of titanium, zirconia or hybrid materials.

Dentures

Sun Premium Dentures are made of premium fibered acrylic and hardened plastic teeth with exceptional translucent aesthetics. Sun Premium Dentures are reliable, wear-resistant and ensure a gap-free, comfortable fit.

Orthodontic Devices

SunOrtho provides orthodontists with a wide variety of orthodontic devices for different situations. These devices are used to apply a force to align specific teeth, to correct certain deformities or to hold teeth in position after realignment.

We believe we offer a compelling value proposition and compete aggressively on product pricing. Below are examples of our current custom dental device pricing in the U.S. versus traditional dental labs.

Product Example	Sun Dental Labs Pricing (1)	Traditional Lab Pricing (2)
Zirconia-based Crown	$79	$125 - $175
Full Denture	$169	$288 - $313
Dental Implant	$199	Up to $263

(1)	As of August 2015.
(2)	Range reflects approximate pricing at small to large traditional dental labs.

In addition to offering custom dental devices, Sun Dental Labs provides digital archiving for orthodontic labs. Our digital archiving service includes creating precise 3D digital representations of impressions or plaster models with in-house scanners. We offer free, user-friendly software that provides our lab customers 24/7 access to archived 3D digital models. The models include full 3D rotation, zooming, panning, model data and patient data.

Sun Dental Labs also offers advanced analytic software to dental practices, dental labs and orthodontic labs. Our software enables managers to track performance across all aspects of their operations, develop evidence-based best practices and monitor implementation. The software provides real-time reporting capabilities via a user-friendly, desktop or mobile app interface. With this information, dental practices can reduce costs, improve turnaround times and enhance customer satisfaction. Reports include, but are not limited to, detailed analyses of consolidated bills, costs, quality of impressions, required remakes by dentist or by practice and reasons for product rejections. Our revenue flash analysis provides key statistics including revenue by dentist and product and estimated organic growth rates.

Customers

Our primary customers include dental practices and dental labs. Dental practices order custom dental devices directly from Sun Dental Labs for their patients while dental labs order devices from Sun Dental Labs to supply to their client dental practices. Currently, Sun Dental Labs works with over 5,000 dental practices and over 1,800 dental labs. Our customers are located primarily in the U.S., Germany, United Kingdom, France, Sweden and the Netherlands. In 2014, we had annual revenues of approximately $8.5 million in the U.S., $2.9 million in Germany, $2.4 million in the UK, $1.3 million in France, $1.0 million in Sweden, $0.9 million in the Netherlands and $0.5 million in China. No customer accounted for more than 1% of revenue in 2014.

Sales and Marketing

Our highly experienced sales and marketing team interacts with dental practices and dental labs primarily through outbound calls, email, direct mail, trade magazines, advertising and social media to introduce the services and products we offer and to promote new products and techniques that can assist dental professionals in improving and expanding their practices. We also exhibit at state, regional, national and international dental conferences annually. Our dental practice-focused sales and marketing programs are specifically designed to make the selection of a dental lab easier and help differentiate Sun Dental Labs from our competitors. For dental labs, we demonstrate how we can help them grow by adopting our SunDigital Solution and outsourcing products and services to Sun Dental Labs. We believe that our efforts to assist dental practices and their staff to improve chair time efficiencies, while providing exceptional service, superior quality and quick turnaround times to all customers, will enhance our ability to expand business by establishing lasting professional relationships. As of June 30, 2015, our sales and marketing team was comprised of 17 sales and marketing representatives located throughout Europe and the U.S.; we plan to grow this sales force globally and increase marketing spend to continue driving demand and expanding our global customer base of dentists and dental labs.

Research and Development

Sun Dental Labs is committed to investing in world-class technology development. Our research and development initiatives are directed toward developing the technological innovations that we believe will drive the dental practice and dental lab industries going forward. Our research and development activities range from accelerating product and lab innovation, to developing manufacturing process improvements, to researching future technologies and products. As of June 30, 2015, our research and development team consisted of 16 individuals with medical device development and engineering backgrounds located in our facilities in St. Petersburg, Florida and Shenzhen, China. Since inception to June 30, 2015, we have spent over $2.5 million in research and development to develop our proprietary SunDigital Solution.

In October 2006, we introduced our first proprietary product, the SUNFLEX Partials, followed by the launch of our SUNTECH PFM Crowns and SUNTECH Zirconia Crowns & Bridges in September 2007. In January 2009, we introduced our SUNTECH Custom Implant Abutments and SUNCAST Partials and in January 2015, we expanded our product offering to orthodontics and introduced the SunOrtho brand to include digital archiving and full service orthodontic lab capabilities. We began introducing our SunDigital Solution directly to our dental lab customers in the U.S. in September 2014 and dentists in August 2015, and are planning to begin sales initiatives in Europe during the first half of 2016 followed by Asia and Latin America throughout the rest of 2016.

Manufacturing and Supply

We manufacture all of our custom dental devices in-house. Our design and manufacturing facilities are located in the U.S., United Kingdom, Sweden, the Netherlands, Germany, France and China. In aggregate, Sun Dental Labs has over 60,000 square feet of manufacturing space, including a new 38,750 square foot state-of-the-art modern ISO 13485:2003 certified facility in Shenzhen, China. This manufacturing facility is ISO 13485:2003 certified, the most stringent quality standard in the world for medical device manufacturing, exceeding even the standards of the FDA for dental labs. All Sun Dental Labs design and manufacturing facilities also maintain ISO 9001:2008, FDA, DAMAS and NADL certifications. Sun Dental Labs only uses FDA and ADA approved materials in production to ensure that customers provide their patients with safe, high-quality products. We have 282 full-time employees in our manufacturing operations.

We regularly purchase raw material commodities such as gold, platinum, palladium, cobalt chromium, titanium, stainless steel, polyethylene powder and sterile packaging and have never had any major supply disruptions. We believe we have strong buying power due to the volume of material that we purchase and do not have any significant supply concentrations.

Our Manufacturing Facility in Shenzhen, China

Facilities

We opened our original headquarters in St. Petersburg, Florida in 2004 and moved to our current headquarters in St. Petersburg in 2014. We now occupy seven leased facilities with total office and manufacturing area of over 83,000 square feet in the U.S., United Kingdom, Sweden, France, the Netherlands, Germany and China. Our servers are located in Washington, Virginia and Florida as well as in France, the United Kingdom, Germany, the Netherlands, Sweden, China and Singapore.

Location	Square Footage	Primary Use
St. Petersburg, Florida	23,714	Corporate Headquarters, R&D and manufacturing facility

Barnsley, United Kingdom	5,400	Manufacturing facility and offices

Stockholm, Sweden	2,400	Manufacturing facility and offices

Paris, France	2,131	Manufacturing facility and offices

Hoorn, Netherlands	2,690	Manufacturing facility and offices

Dusseldorf, Germany	8,611	Manufacturing facility and offices

Shenzhen, China	38,750	Manufacturing facility, R&D and offices

Competition

According to the National Association of Dental Laboratories, the U.S. has over 9,000 dental laboratories, 75% of which have 9 or fewer employees and approximately 3,000 are “one-man-shops”. In addition, the National Association of Dental Laboratories estimates that 73% of the 9,000 U.S. dental laboratories have annual revenues less than $750,000. Due to this fragmentation, it is estimated that no dental laboratory has more than 3% of the total industry revenue overall and that the four largest dental laboratories generate less than 10% of total industry revenue overall.

Companies in the dental lab industry compete on the basis of capital availability, technology, research and development, access to favorable rates for raw materials, production costs through economies of scale, labor costs, quality, delivery time, cost of products, dependability, establishment of brand name products and ability to serve customers regardless of location and customer service. While there are competitors of Sun Dental Labs that have more capital resources, research and development initiatives and customers, we believe we compete favorably against the largest competitors in terms of delivery time, quality, dependability, technology, access to low cost labor and cost of products. Furthermore, we believe we compete favorably with the 9,000 smaller dental labs, in all of the above categories, with the only significant advantage for smaller labs potentially being their close geographic proximity to their customers.

Intellectual Property

Patent Applications. We are seeking global patent protection relating to our technology and manufacturing processes.

Trademarks and Trade Names. We have registered the following trademarks with the United States Patent and Trademark Office:

•	SUNTECH

•	SUNFLEX

•	Sun Dental Labs

•	Sun Dental

•	SUNCAST

•	SunCeram

•	Suntech Full Zirconia

•	Sun Ceram Brilliance

Our intellectual property rights may or may not be successfully asserted in the future. In addition, our intellectual property rights may or may not be invalidated, circumvented or challenged. In addition, the laws of various foreign countries may or may not protect our intellectual property rights to the same extent as U.S. laws. Failure to protect our proprietary information could harm our business.

Government Regulation

In order for us to market our products, we must obtain regulatory authorization and comply with extensive product and quality system regulations. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval and to meet all local requirements including language and specific safety standards in any country in which we currently market or plan to market our products could prevent us from marketing products in such countries or subject us to sanctions and fines. The approval by government authorities is uncertain, unpredictable and may not be granted on a timely basis, if at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on our business, financial condition and results of operations.

We believe we are in compliance with all FDA, federal and state laws and International regulatory requirements that are applicable to our products and manufacturing operations. Country-specific regulatory framework and requirements are highlighted in the following examples:

U.S.

In the U.S., the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act (“FDA Act”) and its subsequent amendments, provide the FDA with authority over medical devices and the research, clinical testing, manufacture, labeling, distribution, sale and promotion of such devices. Medical devices are classified into one of three classes (Class I, II or III). The class to which the device is assigned determines, among other things, the type of pre-marketing submission/application required for market authorization.

Full and partial dentures, bridges and crowns, are custom manufactured to the specifications or orders of dentists. Since they are ordered for specific patients on a case by case basis the FDA regulates bridges and crowns, and the labs that prepare them, in a unique way. The FDA does not classify individual finished crowns or bridges as medical devices, and does not require dental laboratories to submit 510(k) premarket notifications for them. Rather, the agency classifies the component materials used to fashion the crowns and bridges as medical devices. The manufacturers of those component materials must file 510(k)s, but once those are cleared, no further filing is necessary. We do not manufacture component materials.

Similarly, the FDA generally exempts dental laboratories from the requirement that manufacturers of medical devices register with the FDA and provide a list of their products to the agency. In its regulations, the FDA has utilized its discretion under the Federal Food, Drug, and Cosmetic Act (FDCA) 21 U.S.C. § 360, to determine that certain types of facilities such as dental laboratories do not require registration in order to protect public health. However, since we import dental crowns we are required to be registered with the FDA.

The FDA Act also requires manufactured devices to comply with applicable Quality System Regulations which impose certain procedural and documentation requirements with respect to design, development, manufacturing and quality assurance activities, including the reporting of adverse experiences with the use of the device. We are subject to unannounced inspections by regulatory authorities to determine compliance with applicable regulations and these inspections may include the manufacturing facilities of our subcontractors. Labeling and promotion activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses. Noncompliance with applicable requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizures of products, total or partial suspension of production, failure of the government to grant pre-market clearance or approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us.

European Union

The member states of the European Union (“EU”) have adopted the European Medical Device Directives (MDD 93/42/EEC) that form a single set of medical device regulations for all EU member countries. The MDD defines the quality system, safety and performance requirements to be met by manufacturers for their products, called the Essential Requirements. Our dental devices are required to be in compliance with the MDD and are classified as “custom made” medical devices. That particular class of medical devices must meet the Essential Requirements which includes maintaining documentation describing the design, manufacture and performance of the product, manufacturing under controlled conditions, retaining qualified laboratory personnel and providing proper labels and statements regarding the products. Certification to ISO 13485, an international standard for quality management systems, demonstrates compliance with the quality system requirements outlined in the MDD. Our Quality Management System is ISO 13485 certified by the British Standards Institute, an approved full scope Notified Body (as defined in the regulations).

China

In China, the China Food and Drug Administration (“CFDA”) regulates medical devices if they are sold in China. The device classification process in China differs significantly from those in the EU and the U.S. and approval of the medical device in the country of origin is required before beginning the registration process. Since we de not sell our dental devices in China we are not required to register. Compliance with U.S. FDA Quality System Requirements and/or ISO 13485 will satisfy CFDA quality management system requirements.

Other Government Oversight

We are also subject to various laws inside and outside the U.S. concerning our relationships with healthcare professionals and government officials, price reporting and regulation, the promotion, sales and marketing of our products and services, the importation and exportation of our products, the operation of our facilities and distribution of our products. As a global company, we are subject to varying degrees of government regulation in the various countries in which we do business and the general trend is toward increasingly stringent oversight and enforcement. Initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare expenses generally are ongoing in markets where we do business. It is not possible to predict at this time the long-term impact of such cost containment measures on our future business.

Our customers are healthcare providers that may be reimbursed by federally funded programs such as Medicaid or a foreign national healthcare program, each of which may offer some degree of oversight. Many government agencies, both domestic and foreign, have increased their enforcement activities with respect to healthcare providers and companies in recent years. Enforcement actions and associated defense can be expensive, and any resulting findings carry the risk of significant civil and criminal penalties.

We are also subject to numerous data protection requirements that span from individual state and national laws in the U.S. to multinational requirements in the EU. In the U.S., final regulations implementing amendments to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) became effective in the latter part of 2013 with the HIPAA Omnibus Rule. The EU is currently considering a proposal to enact legislation governing data protection which would transform the current mix of European countries’ laws to one overarching multinational law. Meanwhile, the Asia Pacific region has also seen rapid development of privacy laws, including in Singapore, Hong Kong and Australia. We believe we have designed our product and service offerings to be compliant with the requirements of applicable data protection laws and regulations. Maintaining systems that are compliant with these laws and regulations is costly and could require complex changes in the way we do business or provide services to our customers and their patients. Additionally, our success may be dependent on the success of healthcare providers in managing data protection requirements.

Employees

As of June 30, 2015, we had approximately 336 employees, including 282 in manufacturing and operations, 17 in sales and marketing, 16 in research and development and 21 in general and administrative functions.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

ITEM 8: DESCRIPTION OF PROPERTY

We occupy seven leased facilities with total office and manufacturing area of over 83,000 square feet in the U.S., United Kingdom, Sweden, France, the Netherlands, Germany and China. Our principal executive office is located at 1800 9th Ave N, St Petersburg, Florida, 33713. This property is leased to us by Society, LLC, a company controlled by our Chief Executive Officer, Derek Diasti. We believe that our offices and manufacturing facilities are adequate to meet current requirements and that additional or substitute space will be available as needed to accommodate any expansion of operations.

Location	Square Footage	Primary Use
St. Petersburg, Florida	23,714	Corporate Headquarters, R&D and manufacturing facility

Barnsley, United Kingdom	5,400	Manufacturing facility and offices

Stockholm, Sweden	2,400	Manufacturing facility and offices

Paris, France	2,131	Manufacturing facility and offices

Hoorn, Netherlands	2,690	Manufacturing facility and offices

Dusseldorf, Germany	8,611	Manufacturing facility and offices

Shenzhen, China	38,750	Manufacturing facility, R&D and offices

ITEM 9: MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with (i) our financial statements and (ii) the section entitled “Description of Business,” included in this Offering Circular. The discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular. Unless the context otherwise indicates, as used in this Report, the term the “Company,” “Sun Dental Labs,” “we,” “us,” “our” and other similar terms mean Sun Dental Holdings, LLC and its subsidiaries.

Overview

Founded in 2004, Sun Dental Labs is a leading global dental technology and device manufacturing company. We provide traditional manufacturing as well a unified digital technology manufacturing platform that fully integrates digital scanning, a cloud-based management system and 3D printing into the manufacturing process to produce a comprehensive line of over 400 different branded custom dental devices, including crowns, bridges, partials, implants, dentures and orthodontic devices. Our brands include SUNTECH, SUNCAST, SUNFLEX, SunDenture and SunOrtho. We have seven design and manufacturing facilities with CAD/CAM technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China. Our design and manufacturing facilities adhere to some of the most stringent quality standards in the world for dental labs. We believe our global presence positions us to capture significant growth opportunities in the highly fragmented U.S. and international dental lab markets. We currently have active customer relationships with over 5,000 dental practices which order devices from us directly for their patients and over 1,800 dental labs which order devices from us to supply their dental practice customers. In 2014, we manufactured and sold over 235,000 custom dental devices. Since inception we have sold over 2 million custom dental devices worldwide.

Building on our history of developing innovative custom dental devices and a global manufacturing footprint, Sun Dental Labs has spent the last three years creating a design and manufacturing infrastructure that integrates the latest digital workflow, CAD/CAM and 3D printing technology into our manufacturing process. In 2014, we began using in-house 3D scanners to create 3D digital models of physical dental impressions sent to us by dentists and dental labs and then transmitting the digital models to our design and manufacturing facilities. By eliminating the need to ship physical dental impressions to the manufacturing facilities and incorporating other process efficiencies, we successfully created industry-leading turnaround times of five days for high quality custom dental devices. We believe our recent introduction of digital scanners to our customers will accelerate the adoption of our SunDigital Solution by dental practices and dental labs worldwide and generate significant revenue growth for the Company. In the first six months of 2015, 28% of our revenues were generated by custom dental devices manufactured in our digital process versus traditional manufacturing process. Furthermore, 4% of our revenues in the same period resulted from digital files that originated at customer locations in the U.S. With our infrastructure and high quality product and service offering in place in the U.S., we are well-positioned to devote more resources to sales and marketing to generate greater sales volumes. In 2016, we expect to roll out our SunDigital Solution in Europe, Latin America and Asia.

Consolidated revenues can be materially impacted by changes in foreign currency. Revenues denominated in a foreign currency are initially recorded at the exchange rate at the transaction date and subsequently remeasured in dollars based on period-end exchange rates. The period-to-period change can have a significant impact on revenues, which we experienced in the six months ended June 30, 2015 compared to the same period in 2014.

To the extent the Company acquires businesses it will experience professional fees which could impact financial performance during the relative period. Additionally, depreciation and amortization will increase to the extent the Company acquires additional production capabilities.

The Company plans to grant future specialty incentive equity awards to certain of its U.S.-based management employees. Additionally, the Company plans to provide cash bonus awards to certain of its non-executives and international employees pursuant to an incentive cash bonus plan. Such plans will require that certain hurdles are met before a participant may benefit in either periodic distributions of any available free cash flow approved by the Board in the ordinary course or in the event of a sale of the Company.

Growth Strategies

We plan to grow our position as a leading global dental technology and device company through several strategies. We intend to fund our growth efforts, in part, with the net proceeds raised in this Offering. Following the continued introduction of our SunDigital Solution in Europe in the first half of 2016, followed by Latin America and Asia throughout the rest of 2016, we expect our growth strategies to significantly increase our revenue and expand our margins.

•

Continue to Convert Current Customers to Our SunDigital Solution. We believe we have a significant opportunity to continue converting our existing customer base of over 5,000 dentists and over 1,800 dental labs to our SunDigital Solution from traditional lab methods.

•

Grow Our Customer Base Domestically and Internationally. With our current customers representing only a small portion of the dentist and dental lab market, we believe we have a significant opportunity to attract new customers in the U.S. and abroad.

•

Expand Our Manufacturing Capabilities. We plan to purchase additional digital manufacturing equipment for our facilities worldwide to accommodate growing customer demand and further improve service to our customers.

•

Expand Our Product Offering. Through both technological innovation and new product introduction, we believe we can attract new customers and increase average revenue per customer. We plan to continue to expand beyond our current custom dental device offerings as well as develop higher value, higher margin dental devices such as orthodontic aligners and sleep apnea appliances.

•

Leverage Significant Cost Advantages. Through the scaling of our SunDigital Solution that takes advantage of a cloud-based network and technologically advanced manufacturing facilities located throughout the world, we expect to increase our operating leverage while maintaining the consistent high quality of our products.

•

Pursue Strategic Acquisitions. To the extent we have adequate capital, we plan to engage in strategic acquisitions of domestic and international dental labs and software companies, which we believe would enable us to further improve our turnaround times, broaden our customer reach and extend our technology leadership position.

Ownership Structures

The results of operations of each entity are included in our consolidated operating results. The portion of income or loss attributable to the other stakeholders’ interests is eliminated in Net income (loss) attributable to non-controlling interests in our Consolidated Statements of Operations and Comprehensive (Loss) Income.

Our Consolidated Financial Statements include the accounts and operations of Sun Dental Holdings, LLC and its subsidiaries. The subsidiaries along with the associated equity ownership as of June 30, 2015 and their geographic footprints are as follows: Sun Dental Laboratories, LLC (100%, United States), Sun Dental Laboratories, SAS (100%, France), Sun Dental Lab, GmbH (100%, Germany), Sun Dental Laboratories, UK (100%, United Kingdom), Sun Dental Laboratories AB (91%, Sweden), Sun Dental Laboratories BV (80%, Netherlands), World Star Dental Laboratory Ltd. (87.5%, China) and OceanBlue International Group Limited (87.5%, China). We consolidate variable interest entities when it has been determined that we are the primary beneficiary of those entities’ operations (see “Liquidity and Capital Resources - Transactions”).

Segments

We aggregate our operating segments into a single reporting segment, as each of our entities have similar economic characteristics, nature of products and services, class of customer, and distribution methods.

Key Income Statement Items

Revenue

Revenue is primarily generated by the sale of branded custom dental devices to dental practices and dental labs. Our products can be categorized into fixed and removable categories. Removable products primarily include dentures and orthodontic devices. Fixed products include crowns, bridges and implants. Consolidated revenues can be materially impacted by changes in foreign currency. Revenues denominated in a foreign currency are initially recorded at the exchange rate at the transaction date and subsequently remeasured in dollars based on period-end exchange rates. The period-to-period change can have a significant impact on revenues, which we experienced in the six months ended June 30, 2015 compared to the same period in 2014.

Cost of goods sold

Cost of goods sold consists of lab materials, employee compensation, including salary, taxes, fringe benefits, and equity-based compensation, rent, depreciation and shipping expenses.

Sales and marketing

Sales and marketing expenses primarily consist of employee compensation, including salary, taxes and fringe benefits related to our sales and marketing functions and expenses incurred to market our products such as magazines, trade shows, direct mail and printing and reproduction expenses.

General and administrative

General and administrative expenses are costs incurred to support the Company’s operations and consist of employee compensation, including salary, taxes and fringe benefits, professional fees, rent, insurance, bad debt expense, travel, communications and other miscellaneous expenses.

Research and development

Research and development expenses represent costs incurred to develop new technologies and products and consist of materials, supplies, employee compensation, including salary, taxes, fringe benefits and equity-based compensation, and rent expense for the portion of our facilities dedicated to research and development activities.

Interest and other expense, net

Interest and other expense, net consists of bank fees, interest expense and currency exchange gain or loss.

Key Performance Indicators

Unit volume growth

Unit volume reflects the change in year-over-year unit sales of our fixed and removable custom dental devices. This indicator excludes the impact of fluctuations in foreign currency exchange rates and we believe more accurately measures the performance and growth of the Company.

Volume of accounts

Volume of accounts reflects the number of active dentist and dental lab customers during a specified time period. This is allows us to measure the expansion of our customer base and monitor retention rates.

Adjusted EBITDA

We define Adjusted EBITDA as net (loss) income before depreciation and amortization and interest expense, net, adjusted for the impact of the following items that we do not consider representative of our ongoing operating performance: severance pay, non-recurring research and development expenses, equity-based compensation expense and foreign currency exchange (gains) / losses. We believe that Adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of operating results by eliminating expenses that are not reflective of underlying business performance.

Results of Operations – Six Months Ended June 30, 2014 and 2015

The following table set forth outlines our Consolidated Statements of Operations expressed as dollar amounts, percentage of Revenue and period-to-period change:

	Six Months Ended June 30,
	2015		2014		% Change
	(unaudited)		(unaudited)
Revenue	$9,028,569	100.0%	$8,632,798	100.0%
Cost of goods sold	6,680,468	74.0%	6,010,249	69.6%	4.4%

Gross profit	2,348,101	26.0%	2,622,549	30.4%	(4.4%)

Operating expenses
Sales and marketing	445,149	4.9%	567,605	6.6%	(1.6%)
General and administrative	2,483,322	27.5%	2,109,613	24.4%	3.1%
Research and development	265,647	2.9%	358,724	4.2%	(1.2%)

Total operating expenses	3,194,118	35.4%	3,035,942	35.2%	0.2%

Loss from operations	(846,017)	(9.4%)	(413,393)	(4.8%)	(4.6%)
Interest and other expenses, net	153,172	1.7%	108,071	1.3%	0.4%

Net loss	$(999,189)	(11.1%)	$(521,464)	(6.0%)	(5.0%)

Net loss attributable to noncontrolling interest	(46,324)	(0.5%)	(246,682)	(2.9%)	2.3%

Net loss attributable to Sun Dental Holdings, LLC	$(952,865)	(10.6%)	$(274,782)	(3.2%)	(7.4%)

Revenues

	Six months Ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Revenue	$9,028,569	$8,632,798
Revenue - Currency Adjusted (1)	$9,844,423	$8,771,621

Key Performance Indicators
Removable products
Change in units sold	34.1%	(4.4%)
Units Sold	74,732	55,733
Revenue	$5,557,779	$4,874,588
Revenue - Currency Adjusted (1)	$5,997,748	$4,943,639
Fixed products
Change in units sold	11.1%	(1.5%)
Units Sold	64,999	58,501
Revenue	$3,323,416	$3,419,895
Revenue - Currency Adjusted (1)	$3,698,422	$3,489,357
Other Revenue (2)
Revenue	$147,374	$338,315
Revenue - Currency Adjusted (1)	$148,253	$338,625
Volume of accounts - (fixed and removable products)
Dentists	4,284	3,813
Dental labs	1,259	1,243

(1)	Adjusted to reflect the impact of currency exchange losses. Both periods reflect the average currency exchange rates during the six months ended June 30, 2014.
(2)

Other Revenue consists of revenue generated from our China facility of $100,439 and $312,842 for the six months ended June 30, 2015 and 2014, respectively, and other miscellaneous income. We were unable to categorize the Revenue generated from our China facility between our two product lines.

Our consolidated growth from 2014 to 2015 was impacted unfavorably by currency exchange losses in each of the countries in which we operate. If our revenue for the six months ended June 30, 2015 was based on average currency exchange rates during the six months of 2014, our revenue would have been $9,844,423 (instead of $9,028,569), which would have represented an increase of 12.2% (instead of 4.6%) as compared to the six months ended June 30, 2014.

Revenues increased by 4.6% to $9,028,569 for the six months ended June 30, 2015 compared to the same period in 2014, driven by an increase in fixed and removable units sold, partially offset by currency exchange losses and lower sales prices. In late 2014, we implemented new pricing programs aimed at driving increases in units sold. In the six months ended June 30, 2015 our units sold increased by 22.3% on a consolidated basis as compared to the same period in 2014. During 2014, we began to use our own lab in China as our primary production facility, allowing us to pass on cost-savings to the customer, while maintaining our quality standards. During the six months ended June 30, 2015, approximately 28% or $2,452,000 of our revenues were generated by custom dental devices manufactured using our digital process as compared to 16% per $1,336,000 during the six months ended June 30, 2014. In our removable products line, the average unit price declined by 9.5% for the six months ended June 30, 2015, adjusting for foreign currency fluctuations, primarily driven by our change in pricing strategy and changes in product mix, while our units sold increased by 34.1%. In our fixed products line, the average unit price declined by 4.6% in the six months ended June 30, 2015, adjusting for foreign currency fluctuations, while our units sold increased by 11.1%. We will continue to optimize our pricing as we integrate productivity initiatives from our research and development and technology investments and generate operating leverage from increased volume.

	Six Months Ended June 30,			Adjusted (1) Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues by Country
United States	$5,063,977	$4,102,798	23.4%	$5,063,977	$4,102,798	23.4%
Germany	1,311,061	1,424,561	(8.0%)	1,641,737	1,478,364	11.1%
United Kingdom	1,107,453	1,223,239	(9.5%)	1,213,493	1,240,300	(2.2%)
France	563,814	671,673	(16.1%)	694,548	697,041	(0.4%)
Sweden	578,783	471,908	22.6%	750,220	498,109	50.6%
Netherlands	303,042	425,777	(28.8%)	379,131	441,858	(14.2%)
China	100,439	312,842	(67.9%)	101,317	313,151	(67.6%)

Total Revenue	$9,028,569	$8,632,798	4.6%	$9,844,423	$8,771,621	12.2%

(1)	Adjusted to reflect the impact of currency exchange losses. Both periods reflect the average currency exchange rates during the six months ended June 30, 2014.

	Six Months Ended June 30,
	2015	2014	% Change
Units Sold by Country
United States	76,834	59,832	28.4%
Germany	19,823	18,484	7.2%
United Kingdom	16,536	17,090	(3.2%)
France	11,168	9,994	11.7%
Sweden	12,559	5,737	118.9%
Netherlands	2,811	3,097	(9.2%)
China (1)	—	—	N/A

Total Units Sold	139,731	114,234	22.3%

(1)	Information by unit was unavailable.

Units sold increased by 22.3% in the six months ended June 30, 2015, compared to the same period in 2014, primarily driven by an increase of 28.4% in units sold in the United States, our largest market, due to continued growth from our in-house implementation of our SunDigital Solution in January 2014. We began introducing our SunDental Solution directly to our dental lab customers in September 2014, which did not have a significant effect on our revenue during the six months ended June 30, 2015. We typically implement our newest strategies and latest technologies by country, starting with the United States, the primary location for our research and development activities and our corporate headquarters. We use performance in the U.S. as an indicator of potential future performance in other geographic locations.

Cost of goods sold

Cost of goods sold increased by 4.4% as a percentage of Revenue for the six months ended June 30, 2015 compared to the same period in 2014 primarily due to: (i) 1.7% increase in salary and benefits due to increased head count in connection with expanding our infrastructure, (ii) 1.3% increase in material costs primarily related to 3D printing, (iii) 0.7% increase in shipping costs due to the implementation of the direct shipping program in June 2014 which reduces shipping time but is a more expensive method of shipment and (iv) 0.7% of increased depreciation from an increase in fixed assets.

Gross profit

Gross profit declined by 4.4% as a percentage of Revenue to 26.0% for the six months ended 2015 compared to the same period in 2014 due to a reduction in selling prices to drive increases in volume and strategic increases in Cost of goods sold, as described in more detail above.

Sales and marketing

Sales and marketing expenses declined by $122,456 or 1.6% as a percentage of Revenue for the six months ended June 30, 2015 compared to the same period in 2014, primarily due to a 2.0% decline in print magazine spend, as we have shifted our strategy to a more targeted approach, partially offset by a 0.3% increase in direct mail spend.

General and administrative

General and administrative expenses increased by $373,709 or 3.1% as a percentage of Revenue for the six months ended June 30, 2015 compared to the same period in 2014 due to: (i) 1.7% increase in salary and benefits from increased headcount, (ii) 1.0% increase in professional fees for accounting, legal and other services and (iii) 0.5% increase in rent and utilities, primarily related to our new corporate headquarters.

Research and development

Research and development expenses declined by $93,077 or 1.2% as a percentage of Revenue for the six months ended June 30, 2015 compared to the same period in 2014 due to development costs associated with implementing our new 3D printing process in 2014 which involved utilizing more material costs associated with these printers. We began selling our SunDigital solution directly to our dental lab customers in the fourth quarter of 2014, and accordingly, the related material costs are captured in Cost of goods sold beginning in the 2015 period.

Interest and other expenses, net

Interest and other expenses, net increased by $45,101 for the six months ended June 30, 2015 compared to the same period of 2014 due to an increased draw on the line of credit and additional notes of approximately $1,655,000 and $788,000, respectively, as of June 30, 2015 compared to June 30, 2014.

Non-GAAP Financial Measures

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide non-GAAP measures which present operating results on an adjusted basis. EBITDA and Adjusted EBITDA are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA (EBITDA adjusted for certain significant items, as noted below) are supplemental measures of operating performance. The following table reconciles Net loss attributable to Sun Dental Holdings, LLC to EBITDA and Adjusted EBITDA for the periods indicated below:

	Six Months Ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Net loss attributable to Sun Dental Holdings, LLC (1)	$(952,865)	$(274,782)
Interest expense, net	98,829	42,533
Depreciation and amortization	439,137	351,030

EBITDA attributable to Sun Dental Holdings, LLC	(414,899)	118,781

Non-recurring charges (2)	5,769	—
Foreign currency exchange (gain) /loss	(9,259)	(788)

Adjusted EBITDA attributable to Sun Dental Holdings, LLC	$(418,389)	$117,993

(1)	All addbacks have been adjusted to reflect the portion of income (loss) related to noncontrolling interest.
(2)	Non-recurring charges include severance pay and non-recurring research and development expenses.

Results of Operations – Year Ended December 31, 2013 and 2014

The following table set forth outlines our Consolidated Statements of Operations expressed as dollar amounts, percentage of Revenue and period-to-period change:

	Year Ended December 31,
	2014		2013		% Change

Revenue	$17,479,034	100.0%	$18,744,185	100.0%
Cost of goods sold	12,504,358	71.5%	12,775,571	68.2%	3.4%

Gross profit	4,974,676	28.5%	5,968,614	31.8%	(3.4%)

Operating expenses
Sales and marketing	987,301	5.6%	905,727	4.8%	0.8%
General and administrative	4,018,885	23.0%	4,377,763	23.4%	(0.4%)
Research and development	1,033,333	5.9%	572,768	3.1%	2.9%

Total operating expenses	6,039,519	34.6%	5,856,258	31.2%	3.3%

(Loss) income from operations	(1,064,843)	(6.1%)	112,356	0.6%	(6.7%)
Interest and other expenses, net	185,657	1.1%	304,866	1.6%	(0.6%)

Net loss	$(1,250,500)	(7.2%)	$(192,510)	(1.0%)	(6.1%)

Net loss attributable to noncontrolling interest	(300,553)	(1.7%)	(433,920)	(2.3%)	0.6%

Net (loss) income attributable to Sun Dental Holdings, LLC	$(949,947)	(5.4%)	$241,410	1.3%	(6.7%)

Revenues

	Year Ended December 31,
	2014	2013
Revenue	$17,479,034	$18,744,185

Key Performance Indicators
Removable products
Change in units sold	1.4%	2.1%
Units sold	117,433	115,857
Revenue	$10,064,491	$10,150,795
Fixed products
Change in units sold	(1.8%)	12.3%
Units sold	116,973	119,087
Revenue	$6,814,045	$7,374,932
Other revenue (1)
Revenue	$600,498	$1,218,458
Volume of accounts - (fixed and removable products)
Dentist	4,998	4,704
Dental lab	1,497	1,542

(1)

Other revenue consists of revenue generated from our China facility of $537,790 and $1,199,018 for the years ended December 31, 2014 and 2013, respectively, and other miscellaneous income. We are unable to categorize the Revenue generated and units sold from our China facility between our two product categories.

Revenues decreased by 6.7% for the year ended 2014 compared to the same period in 2013. During 2014, we began implementing many of our long term strategies, focusing on (i) infrastructure with technology enhancements, including but not limited to our 3D printers and new office facilities in both the United States and China, (ii) utilizing our China facility as our primary production facility for all of Sun Dental Labs products and (iii) new pricing programs aimed at driving increases in units sold. We also strategically reduced sales to third parties from our China facility which contributed to a decrease in sales in China by approximately $661,000. During the year ended December 31, 2014, approximately 21% or $3,611,000 of our revenues were generated by custom dental devices manufactured using our digital process. During the year ended December 31, 2013, all revenues were generated from our traditional lab methods. In our removable products line, the average unit price declined by 2.2% while our units sold increased by 1.4%. In our fixed products line, the average unit price declined by 5.9% and our units sold declined by 1.8%. For the year ended 2014 compared to the same period in 2013, the change in foreign currency exchange rates was insignificant.

	Year Ended December 31,
	2014	2013	% Change
Revenues by Country
United States	$8,516,036	$8,621,455	(1.2%)
Germany	2,880,326	2,967,800	(2.9%)
United Kingdom	2,436,081	2,312,519	5.3%
France	1,280,374	1,299,412	(1.5%)
Sweden	962,810	1,342,724	(28.3%)
Netherlands	865,617	1,001,257	(13.5%)
China	537,790	1,199,018	(55.1%)

Total Revenue	$17,479,034	$18,744,185	(6.7%)

Units Sold by Country
United States	126,566	121,566	4.1%
Germany	36,350	41,712	(12.9%)
United Kingdom	34,010	33,450	1.7%
France	19,277	19,284	0.0%
Sweden	11,912	12,211	(2.4%)
Netherlands	6,291	6,721	(6.4%)
China (1)	—	—	N/A

Total Units Sold	234,406	234,944	(0.2%)

(1)	Information by unit was unavailable.

Units sold decreased by 0.2% in the year ended December 31, 2014, compared to the same period in 2013 primarily driven by unit declines in our European markets partially offset by a 4.1% increase in unit volumes the United States. Our focus in 2014 was to implement our long-term strategies as we built our infrastructure and invested in technology to sustain future growth.

Cost of goods sold

Cost of goods sold increased by 3.4% as a percentage of Revenue during the year ended December 31, 2014 as compared to the same period in 2013 primarily due to: (i) 1.5% increase in shipping costs due to the implementation of the direct shipping program in June 2014 which reduces shipping time but is a more expensive method of shipment, (ii) 1.1% increase in depreciation related to the addition of fixed assets, including 3D printing, scanners and milling machines and (iii) 0.6% increase in rent and utilities primarily related to the new corporate headquarters.

Gross profit

Gross profit declined by 3.4% as a percentage of Revenue to 28.5% for the year ended December 31, 2014 as compared to the same period in 2013 as we began to implement our long-term growth strategies. Our revenues declined by strategically minimizing our third party revenues at our China location to focus principally on Sun Dental Labs production while our cost of goods sold increased with the investments in infrastructure and the implementation of the direct shipping program.

Sales and marketing

Sales and marketing expenses increased by $81,574 or 0.8% as a percentage of Revenue for the year ended December 31, 2014 as compared to the same period in 2013 due to a 1.3% increase in print magazine advertising expense, partially offset by (i) 0.2% decline in direct mail spend and (ii) 0.2% decline in trade show spend.

General and administrative

General and administrative expenses declined by $358,878 or 0.4% as a percentage of Revenue for the year ended December 31, 2014 as compared to the same period in 2013 due to: (i) 1.8% reduction of bad debt expense due to a one-time write-off of third party receivables that occurred in 2013 and (ii) 0.7% decrease in salary and benefits, partially offset by (i) 0.9% professional fee increase related to international tax planning, (ii) 0.6% increase in travel and related expense, (iii) 0.2% increase in rent and utilities and (iv) 0.2% increase in depreciation expense.

Research and development

Research and development expenses increased by $460,565 or 2.9% as a percentage of Revenue for the year ended December 31, 2014 as compared to the same period in 2013 due to: (i) 1.3% from one-time increase related to material costs as we were evaluating and testing our new 3D printers (ii) 1.3% from equity-based compensation expense and (iii) 0.3% other miscellaneous expenses.

Interest and other expenses, net

Interest and other expenses, net declined by $119,209 for the year ended December 31, 2014 as compared to the same period in 2013 due to: (i) approximately $137,000 reduction in various miscellaneous expenses in 2014 and (ii) approximately $60,000 decrease in foreign currency exchange translation adjustment in 2014, partially offset by (i) approximately $40,000 increase in interest expense in 2014 due to the incremental draw on the line of credit and additional debt incurred in 2014 and (ii) approximately $25,000 decline in interest income in 2014 compared to 2013.

Non-GAAP Financial Measures

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide non-GAAP measures which present operating results on an adjusted basis. EBITDA and Adjusted EBITDA are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA (EBITDA adjusted for certain significant items, as noted below) are supplemental measures of operating performance. The following table reconciles Net (loss) income attributable to Sun Dental Holdings, LLC to EBITDA and Adjusted EBITDA for the periods indicated below:

	Year Ended December 31,
	2014	2013

Net (loss) income attributable to Sun Dental Holdings, LLC (1)	$(949,947)	$241,410
Interest expense, net	99,619	34,626
Depreciation and amortization	800,702	590,901

EBITDA (loss) attributable to Sun Dental Holdings, LLC	(49,626)	866,937

Non-recurring charges (2)	280,191	350,699
Equity-based compensation expense including related tax (3)	235,972	—
Foreign currency exchange (gain) /loss	(4,519)	30,855

Adjusted EBITDA attributable to Sun Dental Holdings, LLC	$462,018	$1,248,491

(1)	All addbacks have been adjusted to reflect the portion of income (loss) related to noncontrolling interest.
(2)	Non-recurring charges include severance pay and non-recurring research and development expenses.
(3)	During the year ended December 31, 2014, we issued 350,000 Investment Class B Units in exchange for services with a fair value of $182,320 and related income taxes of $53,652.

Liquidity and Capital Resources

Historically, our sources of cash have included private placements of equity securities, debt arrangements and cash generated from operations. Our historical cash outflows have primarily been associated with cash used for operating activities such as the purchase and growth of inventory, expansion of our sales and marketing and research and development activities and other working capital needs; the acquisition of intellectual property; and expenditures related to equipment and improvements used to increase our manufacturing capacity and improve our manufacturing efficiency and for overall facility expansion.

We believe that our cash on hand and our anticipated cash flow from operations, together with the net proceeds received from this Offering, will be sufficient to satisfy our liquidity requirements for at least the next 12 months. We expect that our sales performance and the resulting operating income or loss, as well as the amount of cash generated from this Offering, will significantly impact our cash management decisions. We have utilized, and may continue to utilize, debt arrangements with debt providers and financial institutions to finance our operations. Factors such as interest rates and available cash will impact our decision to continue to utilize debt arrangements as a source of cash. Even if we raise the maximum net proceeds from this Offering, we plan on raising additional capital in the future to take advantage of future growth opportunities. Such capital could be in the form of equity or debt and could be dilutive to our unitholders. In the event we do not consummate this Offering, we will need to seek alternative financing sources, including from debt issuance or private equity, in order to execute our business strategies.

Summary of Cash Flows

As of June 30, 2015 and 2014, we had approximately $828,000 and $795,000, respectively, in cash and cash equivalents, of which approximately $610,000 and $767,000, respectively, was held by foreign affiliates, a portion of which would be subject to additional taxes if repatriated to the United States. We consider the undistributed earnings related to our foreign affiliates to be permanently reinvested and are expected to continue to be permanently reinvested. Accordingly, no provision for United States income and additional foreign taxes has been recorded on aggregate undistributed earnings.

The following table presents a summary of our cash flows provided by (used in) operating, investing and financing activities for the periods indicated:

	Six months Ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Net cash used by operating activities	$(1,361,133)	$(189,438)
Net cash used by investing activities	(216,116)	(106,255)
Net cash provided by financing activities	1,432,501	248,388
Effect of exchange rate change on cash	(185,343)	16,316

Change in cash and cash equivalents	(330,091)	(30,989)
Cash and cash equivalents, beginning of period	1,158,027	825,744

Cash and cash equivalents, end of period	$827,936	$794,755

During the six months ended June 30, 2015, cash increased approximately $306,000 from net borrowings on our revolving credit line, $835,000 from borrowings on our non-revolving credit line, and $292,000 from net borrowings on our other credit facilities. These cash increases were offset by cash used for operations of approximately $1,361,000, capital expenditures of $136,000 and the acquisition of intangible assets of $80,000, resulting in a net decrease in cash of approximately $330,000 (including the unfavorable effects of foreign currency exchange rates on cash of approximately $185,000).

Net cash flows used by operating activities for the six months ended June 30, 2015 was approximately $1,361,000, compared to $189,000 in the comparable period of 2014. The $1,172,000 decrease in cash flows from operating activities was due to a $478,000 increase in net loss and a net decrease of approximately $1,047,000 in cash flows from changes in assets and liabilities, offset by a $353,000 increase in adjustments to reconcile net income to cash such as depreciation and amortization, (gain) loss on disposal of assets, bad debt expense and transaction-related expenses. The decrease in cash flows from assets and liabilities of $1,047,000 was principally due to an increase in other assets of $515,000, an increase in accounts receivable of $323,000 and a decrease in accounts payable of $273,000. The increase in other assets is primarily due to a receivable of $500,000 for Investment Class A Units that were issued in May 2015. The increase in accounts receivable of $323,000 is primarily the result of an increase in revenue and the related amounts due from customers. The decrease in accounts payable is primarily driven by timing of payments to vendors. The $353,000 increase in adjustments to reconcile net income to cash is primarily due to non-recurring transaction-related expenses of approximately $237,000, an increase in depreciation and amortization of $85,000 and an increase in bad debt expense of $40,000.

Net cash used in investing activities during the six months ended June 30, 2015 of approximately $216,000 consisted primarily of capital expenditures of approximately $136,000 and the acquisition of intangible assets, including patents and trademarks, of approximately $80,000. We estimate that our capital expenditures will total approximately $1,000,000 in 2015, subject to the net proceeds generated from this Offering. We expect our future investments in capital expenditures to be significant as we intend to purchase additional digital manufacturing equipment, 3D printers, scanners and milling machines to increase our production capacity and accommodate growing customer demand for our products and services.

The amount of actual capital expenditures may be affected by the amount of cash generated from this Offering, general economic, financial, competitive, legislative and regulatory factors, among other things, including restrictions imposed by our borrowing arrangements.

Net cash provided by financing activities during the six months ended June 30, 2015 was primarily attributable to net borrowings on our $2,000,000 line of credit of approximately $306,000, borrowings on a new non-revolving $1,000,000 line of credit of $835,000 and net borrowings on the note from our Chief Executive Officer (the “Controlling Member”) of approximately $481,000. These activities were offset by an aggregate reduction in other borrowings in the amount of approximately $191,000.

The following table presents a summary of our cash flows provided by (used in) operating, investing and financing activities for the periods indicated:

	Year Ended December 31,
	2014	2013
Net cash provided by operating activities	$626,826	$1,172,909
Net cash used by investing activities	(1,580,473)	(1,404,915)
Net cash provided by financing activities	1,331,264	182,276
Effect of exchange rate change on cash	(45,334)	30,934

Change in cash and cash equivalents	332,283	(18,796)
Cash and cash equivalents, beginning of period	825,744	844,540

Cash and cash equivalents, end of period	$1,158,027	$825,744

As of December 31, 2014 and 2013, we had approximately $1,158,000 and $826,000, respectively, in cash and cash equivalents, of which approximately $1,084,000 and $776,000, respectively, was held by foreign affiliates, a portion of which would be subject to additional taxes if repatriated to the United States.

During 2014, cash increased approximately $627,000 from operating activities, $640,000 from net borrowings on our revolving line of credit, $1,338,000 from net borrowings on other credit facilities and $69,000 from contributions received from a minority investor. These cash increases were offset by cash used for capital expenditures of approximately $1,566,000 and the purchase of an additional 37.5% interest in World Star for approximately $715,000, resulting in a net increase in cash of approximately $332,000 (including the unfavorable effects of foreign currency exchange rates on cash of approximately $45,000).

Net cash flows provided by operating activities for 2014 were approximately $627,000, compared to approximately $1,173,000 in 2013. The $546,000 decrease in net cash flows from operating activities in 2014 was due to a $1,058,000 increase in net loss, offset by a $34,000 increase in adjustments to reconcile net income to cash such as depreciation and amortization, (gain) loss on disposal of assets, equity-based compensation and bad debt expense, and a net increase of approximately $478,000 in cash flows from changes in assets and liabilities. The $34,000 increase in adjustments to reconcile net income to cash is primarily due to equity-based compensation of $182,000 and an increase in depreciation and amortization of $191,000, partially offset by a decrease in bad debt expense of $349,000. The decrease in bad debt expense of $349,000 is primarily due to a one-time write-off of third party receivables at World Star in 2013. The $478,000 increase in cash flows from assets and liabilities is principally a result of an $830,000 increase in accounts payable, partially offset by a $200,000 increase in inventory, and a $155,000 increase in accounts receivable. The $830,000 increase in accounts payable resulted primarily due to our decision to remit payments to vendors within terms rather than in advance of stated terms.

Net cash used by investing activities during 2014 consisted primarily of capital expenditures of approximately $1,566,000.

Net cash provided by financing activities during 2014 was primarily attributable to net borrowings on our $2,000,000 line of credit of approximately $640,000, net borrowings on the note from Controlling Member of approximately $1,024,000, borrowings on our equipment loan of approximately $743,000 and $69,000 received for units issued in 2014. These activities were offset by an expenditure of approximately $715,000 to acquire an additional 37.5% interest in World Star, as well as an aggregate pay down on other borrowings in the amount of approximately $429,000.

Our credit facilities consist of the Line of Credit Facilities and multiple Notes Payable. As of June 30, 2015, we had approximately $694,000 of available unused borrowing capacity under our line of credit facilities and our note from a related party. We will use the net proceeds raised in this Offering to pay down $1,000,000 of our revolving line of credit, which will increase available unused borrowing capacity by the same amount.

Each of our credit facilities require us to maintain compliance with certain financial covenants that, among other things, may limit our ability to incur additional debt or participate in business combinations. We determined that we are in compliance with these covenants as of June 30, 2015.

The following is a summary of principal payments and debt issuance from December 31, 2012 to June 30, 2015 (unaudited).

	Notes Payable	Other Notes	LOC $2M	LOC $1M	Note from Controlling Member	Total
Balance as of December 31, 2012	$1,114,897	$72,646	$476,754	$—	$920,890	$2,585,187
New Debt Issued	—	268,468	6,289,315	—	—	6,557,783
Payments	(174,792)	(33,631)	(5,758,776)	—	(408,309)	(6,375,508)

Balance as of December 31, 2013	940,105	307,483	1,007,293	—	512,581	2,767,462
New Debt Issued	742,544	—	7,112,049	—	1,156,200	9,010,793
Payments	(189,183)	(240,119)	(6,472,223)	—	(131,725)	(7,033,250)

Balance as of December 31, 2014	1,493,466	67,364	1,647,119	—	1,537,056	4,745,005
New Debt Issued	—	—	3,562,717	835,180	662,674	5,060,571
Payments	(139,570)	(51,223)	(3,256,981)	—	(181,741)	(3,629,515)

Balance as of June 30, 2015	$1,353,896	$16,141	$1,952,855	$835,180	$2,017,989	$6,176,061

Off-balance Sheet Arrangements

None.

Transactions

Additional interest in World Star

During June 2014, we purchased an additional 37.5% interest in World Star, a subsidiary in which we previously had significant control, for total consideration of RMB 4.4 million (or $715,109) in cash. The acquisition resulted in a total interest of 87.5% of this subsidiary. Per ASC 810 Consolidation, changes in a parent’s ownership interest that do not result in a change in control of the subsidiary are accounted for as equity transactions. Thus, if the parent maintains control, it will recognize no gain or loss in earnings upon selling shares of a subsidiary. Similarly, the parent will not record any additional acquisition adjustments to reflect its subsequent purchases of additional shares in a subsidiary if there is no change in control. Instead, the carrying amount of the noncontrolling interest will be adjusted to reflect the change in the noncontrolling interest’s ownership interest in the subsidiary. Any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid or received is recognized in equity and attributed to the equity holders of the parent.

The following table sets forth the effect of the World Star’s acquisition transactions on members’ equity on December 31, 2014:

Transfers to non-controlling interests:
Decrease in Members’ equity for purchase of 37.5% of World Star:	$609,539
Change from net income attributable to the Company and transfers from noncontrolling interests	$105,570

Interest in Ocean Blue

Until May 8, 2014, the Controlling Member owned 50% of Ocean Blue. Ocean Blue buys inventory from World Star and subsequently sells the inventory to us. Since this entity is under common control, under ASC Topic 605, Related Parties (including VIEs), the arrangement is deemed to create a variable interest. We have an implicit variable interest with Ocean Blue as the entity would not exist without our business. We have the power to direct the activities of Ocean Blue as approximately 90% of its revenue is from us. Additionally, we have a receivable from Ocean Blue of approximately $600,000 as of December 31, 2013 which they could bear to lose and is a significant amount to us. As a result, we have been deemed the primary beneficiary and the operations of Ocean Blue have been consolidated into our accounts. The consolidation of this variable interest entity added approximately $281,000 of assets, and approximately $723,000 of related liabilities to the accompanying Consolidated Financial Statements at December 31, 2013. Since the Controlling Member owned the equity interest, 100% of the net loss of Ocean Blue was eliminated within the Net loss attributable to non-controlling interests in our Consolidated Statements of Operations and Comprehensive (Loss) Income for the year ended December 31, 2013.

On May 8, 2014, the Controlling Member contributed its shares in Ocean Blue to us for 5,000 HKD, (or approximately $2,000) resulting in a 50% ownership. On the same date, we purchased an additional 37.5% ownership from an unrelated third party for 3,500 HKD (or approximately $1,400) resulting in total ownership of 87.5%. Since Ocean Blue is considered a related party the assets and liabilities were recorded at book value at the acquisition date. As of December 31, 2014, the non-controlling interest is 12.5%. For the year ended December 31, 2014, the amount eliminated within the Net loss attributable to non-controlling interests in our Consolidated Statements of Operations and Comprehensive (Loss) Income was based on the percentage of ownership throughout the year.

Other Material Commitments

Contractual Obligations Table

Our contractual obligations, debt obligations and commitments as of June 30, 2015 are summarized in the table below:

	Payments Due by Period
	Total	< 1 Year	1-3 Years	3-5 Years	Thereafter
Long-term debt	$1,370,039	$361,544	$689,303	$310,271	$8,921
Capital lease obligations	15,117	7,127	7,990	—	—
Operating lease obligations	6,885,704	833,310	1,490,848	1,429,690	3,131,856
Other long-term liabilities (1)	1,564,700	332,000	647,300	485,400	100,000

Total contractual obligations	$9,835,560	$1,533,981	$2,835,441	$2,225,361	$3,240,777

(1)

Represents the guaranteed payment to the Controlling Member and Member Service Agreement Liability for two shareholders. See more information on these items in the Notes to Financial Statements (Note 11, Commitment and Contingencies and Note 13, Related Party)

The proceeds raised in this Offering will have no impact on the contractual obligations. We will use the net proceeds raised in this Offering to pay down $1,000,000 of our revolving line of credit. We have two lines of credit and a Note from the Controlling Member with balances of approximately $1,953,000, $835,000 and $2,018,000, respectively, as of June 30, 2015 that are not included in the table above which may be callable upon demand.

As disclosed in the Consolidated Financial Statements, on August 4, 2015, we entered into an employment contract with a new Chief Sales and Marketing Officer, under which there is a guaranteed minimum salary totaling $140,000 in each of the next five years beginning August 20, 2015, which is not disclosed in the table above.

Related Party Transactions

During 2014, we formalized a lending arrangement with the Controlling Member to provide us with necessary working capital as needed upon his or her discretion. The maximum amount of the note is $2,500,000. The note is due on demand and interest accrues annually at the prime rate as published in The Wall Street Journal on the date of advance. Interest is due and payable annually on the anniversary of any such advance. Interest expense of approximately $15,000 and $1,800 for the years ended December 31, 2014 and 2013, was included within our Consolidated Statements of Operations and Comprehensive (Loss) Income.

The Note from the Controlling Member was approximately $2,018,000, $1,537,000, $513,000 at June 30, 2015, December 31, 2014 and December 31, 2013, respectively.

We lease our principal offices from Society, LLC, an entity related through common ownership. The lease is for a period of 10 years commencing October 9, 2014, and terminating on December 31, 2024. The monthly rent under the lease is approximately $26,000. No payments were made in 2014. For the six months ended June 30, 2015, $128,543 of payments were made to Society, LLC.

We guarantee two mortgages on our principal offices for Society, LLC, an entity related through common control. The first mortgage was obtained on April 25, 2014, with a principal balance of $1,480,000. No principal payments were made as of December 31, 2014. The second mortgage was obtained on March 24, 2015, with a principal balance of $160,500. Balances on the two mortgages as of June 30, 2015 were $1,472,215 and $159,257, respectively.

The Company sells products to an entity in which the majority owner is an immediate family member of the Controlling Member. For the years ended December 31, 2014 and 2013, Revenues were approximately $412,000 and $849,000, respectively. For the six months ended June 30, 2015 and 2014, Revenues were approximately $79,000 and $245,000, respectively. As of June 30, 2015, December 31, 2014 and December 31, 2013, the outstanding Accounts receivable, net from this entity was approximately $42,000, $95,000 and $82,000, respectively.

Critical Accounting Policies

Our management’s discussion and analysis of financial condition and results of operations is based on our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements, as well as the reported revenue and expenses during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our Consolidated Financial Statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our Consolidated Financial Statements and understanding and evaluating our reported financial results.

Revenue Recognition

Our revenue is primarily generated from sales in the United States and Europe. We sell our Sun Digital Solution and related dental devices as separate and distinct products. Customers may elect to purchase our SunDigital Solution and/or dental devices without any further obligation. Our SunDigital Solution includes a 3D digital scanner and the SunCloud customer laptop and mobile applications.

Revenue is recognized when persuasive evidence of the arrangement exists, delivery has occurred, the price is fixed or determinable, collectability is reasonably assured, no significant obligations remain, and allowances for discounts, returns, and customer incentives can be reliably estimated.

We charge a one-time, up-front fixed fee for our SunDigital Solution and recognize the revenue upon installation of the equipment. Revenue from dental devices, which are sold separately at a fixed fee per unit, is recognized upon delivery to the customer.

We estimate expenses for returns and warranty obligations for digital scanners and laptops, and reserve for such costs, accordingly. To date these estimates are insignificant.

Income Taxes

We have elected to be taxed as a partnership. Accordingly, the accompanying consolidated financial statements include no provision for income taxes as our income is reported for tax purposes by its members. We follow the guidance in Accounting Standards Codification Topic 740, Income Taxes. This standard prescribes a recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely-than-not to be sustained upon examination by taxing authorities. Our policy is to recognize interest and penalties associated with tax positions under this standard as a component of tax expense, and none was recognized during the years ended December 31, 2014 and December 31, 2013. Tax years 2010 through 2014 remain subject to examination by the IRS.

Our foreign subsidiaries are also subject to income tax under their local jurisdiction. The accompanying Consolidated Financial Statements contain a provision for corporate income tax as well as deferred tax assets.

Variable Interest Entities (VIE)

We consolidate variable interest entities where it has been determined we are the primary beneficiary of those entities’ operations.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, contingent payments, as well as other contractual arrangements that have potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

Allowance for Doubtful Accounts

We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience adjusted for current conditions. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers. We recognized $78,178 and $427,503 in our Consolidated Statements of Operations and Comprehensive (Loss) Income for the years ended December 31, 2014 and 2013 respectively. In 2013 we recognized a one-time write-off of third party receivables at Ocean Blue of $331,000.

Equity-Based Compensation

The Company periodically issues member units to its employees. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the member unit is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Business Combinations

The application of the purchase method of accounting for business combinations requires the use of significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and those that are determined to have indefinite useful life. Our estimates of the fair values of assets and liabilities acquired are based upon assumptions believed to be reasonable, and when appropriate, include assistance from independent third-party appraisal firms.

As a result of our acquisition of WorldStar we have recognized goodwill and patent, which both are tested for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired.

Intangible Assets

We classify intangible assets into two categories: (1) intangible assets with definite lives subject to amortization and (2) intangible assets with indefinite lives not subject to amortization. We determine the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, our long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized primarily on a straight-line basis, over their useful lives, generally ranging from 1 to 20 years.

Impairment of Goodwill and Intangible Assets with Indefinite Useful Lives.

Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired in business combinations.

We test intangible assets determined to have indefinite useful lives, including patent and goodwill, for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. We use a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions we believe hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

Impairment of Long-Lived Assets

Long-lived tangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an assets may not be recoverable. Recoverability of long-lived tangible assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount exceeds the undiscounted cash flows, the impairment to be recognized is measured by determining the amount by which the carrying amount exceeds the fair value of the asset. Fair value may be determined using appraisals, management estimates and discounted cash flow calculations. During the years ended December 31, 2014 and 2013, we determined that our long-lived assets were not impaired.

Recent Accounting Pronouncements

See “Summary of Significant Accounting Policies” in the Notes to our Consolidated Financial Statements for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents.

Interest Rate Risk

We are exposed to interest rate risk in connection with any future borrowings under our revolving credit facility, which bears interest at a floating rate based on LIBOR plus an applicable borrowing margin. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant. In the ordinary course of business, we may enter into contractual arrangements to reduce our exposure to interest rate risks.

Foreign Exchange Risk

We operate in countries other than the United States, and, therefore, we are exposed to foreign currency risks. We bill direct sales outside of the United States in local currencies. We expect that the percentage of our sales denominated in foreign currencies will increase in the foreseeable future as we continue to expand into international markets. When sales or expenses are not denominated in U.S. dollars, a fluctuation in exchange rates could affect our net income. We believe that the risk of a significant impact on our operating income from foreign currency fluctuations is minimal. We do not currently hedge our exposure to foreign currency exchange rate fluctuations; however, we may choose to hedge our exposure in the future.

Certain assets, liabilities and forecasted transactions are exposed to foreign currency risk, primarily the fluctuation of the U.S. dollar against European currencies and the Yuan. We face transactional currency exposures that arise when our foreign subsidiaries enter into transactions, primarily on an intercompany basis, denominated in currencies other than their local currency. We also face currency exposure that arises from translating the results of our global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period.

ITEM 10: DIRECTORS, EXECUTIVE OFFICERS

AND SIGNIFICANT EMPLOYEES

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations or removals. Our executive officers hold office at the pleasure of our board of directors, or until their deaths, resignations or removals.

Our directors, executive officers and significant employees, their ages, positions held, and durations of such are as follows:

Name	Position Held with Our Company	Age	Initial Term of Office
Derek Diasti	Chief Executive Officer and Director	56	July 2004
Chuck Stapleton	Chief Operating Officer	34	June 2012
Elizabeth Szeltner	Chief Financial Officer	54	October 2014
Joost Jorna	President European Operations	44	January 2015
Sara Yuan	Vice President Asian Operations	52	August 2004
Michael Brown	Chief Sales and Marketing Officer	60	August 2015
Paul Rogalski	Nominee for Director
Darrell C. Smith	Nominee for Director

Executive Officers

Derek Diasti, DVM, Chief Executive Officer and Director. Dr. Diasti is the founder of Sun Dental Holdings, LLC and has served as our Chief Executive Officer and Director since July 2004. From 2005 to 2014, he also served as Chairman of the Board of Intelident Solutions, a dental practice management company. Dr. Diasti was a co-founder of DDS Labs in 2006 which was sold to a private equity fund in July 2014. He was also a co-founder of Coast Dental Services, Inc., a dental practice management company and from 1992 through 2005 served as its Chief Executive Officer and Chairman. He guided Coast Dental through its successful initial public offering and NASDAQ listing in 1997 while also developing it into a leading U.S. dental practice management company with over 200 locations. Dr. Diasti received his Doctorate of Veterinary Medicine degree from Purdue University.

Chuck Stapleton, Chief Operating Officer. Mr. Stapleton has served as our Chief Operating Officer since June 2012. From September 2010 to June 2012 he served as Senior Director, Research and Development, for Den-Mat Holdings, LLC, a manufacturer of dental products. He received a Masters in Business Administration degree from Arizona State University, W. P. Carey School of Business and a Bachelor’s degree in Mathematics & Computer Science, and Economics from University of California, San Diego.

Elizabeth Szeltner, Chief Financial Officer. Ms. Szeltner, a Certified Public Accountant, has served as our Chief Financial Officer since October 2014. From January 2013 to March 2014, she served as a Financial Consultant for Intelident Solutions, a dental practice management company. Prior to that she served as Founder and Chief Financial Officer of Superior Services, an accounting consulting firm. She received her Bachelors of Science degree in Accounting from the University of Texas at El Paso.

Significant Employees

Joost Jorna, President European Operations. Mr. Jorna has served as our President of European Operations since January 2015. From 2007 to 2014, he served as Chief Technology Officer of Excent Dental Laboratory Group, one of the largest dental laboratories in Europe. Mr. Jorna received his Master Dental Technician certification in fixed and removable implants.

Sara Yuan, Vice President Asian Operations. Ms. Yuan has served as our Vice President of Asian Operations since August 2004. She received her Professional Engineer license from Shanghai University and has a manufacturing background.

Michael Brown, Chief Sales and Marketing Officer. Mr. Brown began serving as our Chief Sales and Marketing Officer in August 2015. Mr. Brown is an experienced sales and business development professional with extensive history of devising and executing sales, account management and marketing strategies. From November 2012 to August 2015, he served as Vice President of Sales, United States and Canada, for Carestream Healthcare, Inc., a company that provides integrated IT solutions to healthcare providers to streamline workflow and efficiently manage medical images. Prior to serving as Vice President of Sales, Mr. Brown served as Carestream Healthcare, Inc.’s Vice President of Corporate Sales, United States and Canada, for more than nine years. From January 1998 to September 2003, Mr. Brown served as Director of Corporate Sales for Eastman Kodak-Health Group.

Board of Directors

Our board of directors is currently comprised of one director, Derek Diasti. Our Operating Agreement currently provides that the number of directors shall be as determined by our board. At the time of completion of this Offering, we intend to increase the size of our board of directors by three directors and appoint Paul Rogalski and Darrell C. Smith as directors followed by the appointment of a third director to be determined at a later date.

Paul Rogalski, Director Nominee. Mr. Rogalski will be appointed to the board of directors upon completion of this Offering. He is the head of the Industrial Group of Robert W. Baird & Co., an international, employee-owned financial services firm providing investment banking, capital markets, private equity, wealth management, and asset management services, and a member of the firm’s Investment Banking Management Committee. Mr. Rogalski has more than 25 years of investment banking experience and has been involved in a wide variety of financing and mergers and acquisitions transactions. Prior to joining Robert W. Baird & Co. in 1995, he was a Senior Vice President in the Investment Banking Group at Kidder, Peabody & Co. in Chicago. Mr. Rogalski received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and his J.D., cum laude, from Northwestern’s School of Law. He graduated, with high honors, from the University of Notre Dame.

Darrell C. Smith, Director Nominee. Mr. Smith will be appointed to the board of directors upon completion of this Offering. Since 1991, he has been a partner in the law firm of Shumaker, Loop & Kendrick, LLP and currently serves as Co-Chairman of the firm’s corporate department. Mr. Smith has been a practicing attorney for more than 30 years and has served as legal counsel for companies of various sizes including private and public companies. In connection with his representation. Mr. Smith has extensive experience in counseling boards of directors of both private and public companies. Mr. Smith received his J.D. from Capital University Law School. He was a Presidential Scholar at Grove City College.

ITEM 11: COMPENSATION OF

DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our fiscal year ended December 31, 2014.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Derek Diasti	Chief Executive Officer	$44,247	$55,754	$100,000
Chuck Stapleton	Chief Operating Officer	$152,432	$202,262	$354,694
Sara Yuan	Vice President Asian Operations	$58,317	$33,710	$92,027

Employment Agreements

We currently do not have written employment agreements with our Chief Executive Officer or our Chief Financial Officer. Their compensation will be as determined by the board of directors based upon such factors as it is deemed appropriate. The compensation paid to our Chief Executive Officer in 2015 is expected to be $100,000 and he will be entitled to the same benefits as other employees. We do have a written employment agreement with our Chief Operating Officer which is described below.

Supplementary Member Services Agreement with Chuck Stapleton, Chief Operating Officer

We entered into a Supplementary Member Services Agreement with Chuck Stapleton on October 7, 2014 pursuant to which agreement he is employed as our Chief Operating Officer. The initial term of the agreement is for a period of five years and will automatically renew for successive five year periods thereafter unless otherwise terminated as provided therein. The agreement provides for a base salary of $162,000 per year and a quarterly bonus of 3% of the Company’s positive EBITDA. Under the agreement, Mr. Stapleton is also entitled to receive business class seats for airline travel, payment of up to $200 per month for a virtual assistant, payment of his medical insurance premiums, reimbursement for all of his reasonable business expenses incurred in performing his services to us pursuant to the agreement, as well as other benefits available to our employees. The agreement also provides that he will be entitled to severance of 150% of his recent annual base salary following a Termination without Cause (as defined in the agreement) which is payable in full within 12 months. In consideration for the Company entering into the agreement, Mr. Stapleton agreed to be bound by certain non-competition and non-solicitation provisions during the term of the agreement and for 18 months following his termination.

Director Compensation

Our directors are not currently compensated for services as a director. However, when non-employee directors begin service in the future we may compensate them with cash fees, equity grants or a combination thereof. We also plan to reimburse our directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Sun Dental Holdings, LLC Special Equity Plan

We plan to adopt the Sun Dental Holdings, LLC Special Equity Plan (the “Special Equity Plan”).

Purpose. The purpose of the Special Equity Plan is to further our growth and success by enabling a manager, member, officer, employee, consultant or other service provider of ours located primarily in the United States to acquire equity interests in us, thereby increasing their personal interest in our growth and success, providing a means of rewarding outstanding service, and aiding retention.

Administration. The Special Equity Plan shall be administered by the Board or by any Committee the Board has appointed for this purpose. The Board has the power and authority to administer, construe and interpret our Special Equity Plan, to make rules for carrying it out and to make changes in such rules

Special Equity Units Reserve. The aggregate number of Special Equity Units which may be granted under the Special Equity Plan shall, together with the contingent interests under our Special Incentive Compensation Plan, not exceed five percent (5%) of the aggregate total number of Units of the Company outstanding on a fully diluted basis as of the date of the grant. As of the date of this Offering Circular, no Special Equity Units are outstanding. The Company anticipates making grants upon consummation of the Offering and the determination of the total equity value of the Company.

Type of Award. The Special Equity Plan provides for grants of non-voting Special Equity Units that are intended to qualify as profits-only interests. The Board or Committee shall establish such vesting criteria for the Special Equity Units as it determines in its discretion and shall include such vesting criteria in each grant agreement. Vesting may be based on the continued service of the participant with, or the participant’s performance of duties, upon the achievement of performance goals set out in the grant agreement, or upon any other basis. The Board or Committee shall also establish the profits interest hurdle applicable to each Special Equity Unit in the applicable grant agreement which will initially be the tied to the equity value of the Company upon completion of this offering. Each award will be set forth in a separate agreement with the person receiving the award and will set forth the terms, conditions and limitations applicable to the award.

Liquidity Event. Upon a liquidity event (as defined in the Special Equity Plan), participants with vested equity units under the Special Equity Plan would be entitled to receive distributions with respect to such vested Special Equity units if the proceeds of the liquidity event exceed the applicable profits interest hurdle.

Transfer. Other than as specifically provided for in the grant agreement or our operating agreement, our Special Equity Plan does not allow for the transfer of awards without the prior written consent of the Board or Committee, which such consent may be withheld in the Board’s or Committee’s sole discretion.

Amendment; Termination. The Board or Committee has the authority to make such amendments to any terms and conditions applicable to outstanding awards as are consistent with our Special Equity Plan, provided that no such action will modify any awards in a manner that materially impacts a participant with respect to any outstanding awards, other than as provided for under our Special Equity Plan, without the Participant’s consent.

Special Incentive Compensation Plan

We plan to adopt a cash incentive compensation plan for certain of our US and non-US employees which would provide these employees with the right to receive contingent future cash payments generally equivalent to what they could have expected to receive under the Special Equity Plan if they had been eligible for Special Equity Units under our Special Equity Plan with the profits interest hurdle as well as other performance hurdles set by the Board. These payments will be subject to vesting requirements similar to those imposed by the Special Equity Plan, and will generally only be made if the employee has continued his or her employment (or other service relationship) with the Company or subsidiary through the date the payment is to be made. In particular, active employees with vested awards under this cash incentive plan would be entitled to receive payments upon a liquidity event of the Company (as defined in the incentive compensation plan) if the proceeds of the liquidity event exceed the applicable profits interest hurdle.

ITEM 12: SECURITY OWNERSHIP OF

MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of the date hereof, certain information with respect to the beneficial ownership of our voting securities by each unitholder known by us to be the beneficial owner of more than 10% of our voting securities, by each of our directors and executive officers, and by our directors and executive officers as a group. Each person has sole voting and investment power with respect to the voting securities, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Derek Diasti 1800 9th Ave N, St. Petersburg, Florida, 33713	Management Units	200,000	Direct	100%

ITEM 13: INTEREST OF MANAGEMENT AND

OTHERS IN CERTAIN TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Compensation of Directors and Executive Officers,” during the past two completed fiscal years and the current fiscal year we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal unitholders, or affiliates or immediate family members of our directors, executive officers and principal unitholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Loans from CEO. We have entered into a lending arrangement, which we formalized on October 29, 2014, with our CEO, Derek Diasti, to provide us with necessary working capital as needed. The maximum amount of the loan is $2,500,000. Interest accrues annually at the prime rate as published in The Wall Street Journal on the date of advance. As of June 30, 2015, December 31, 2014 and 2013, the aggregate outstanding balance of the loan was approximately $2,018,000, $1,537,000 and $513,000, respectively. The amounts of $182,000, $132,000 and $408,000 were repaid during the six months ending June 30, 2015, year ending December 31, 2014 and year ending December 31, 2013, respectively. Interest expense of approximately $31,000, $15,000 and $1,800 for the six months ended June 30, 2015, year ended December 31, 2014 and year ended December 31, 2013, respectively, was recognized to the loans from our CEO.

Lease from entity controlled by CEO. We lease our principal offices from Society, LLC, an entity controlled by our CEO, Derek Diasti. The lease is for a period of 10 years commencing October 9, 2014, and terminating on December 31, 2024. The monthly rent under the lease is approximately $26,000. No payments were made in 2014. For the six months ended June 30, 2015, $128,543 of payments were made to Society, LLC. We also have guaranteed two mortgages on our principal offices for Society, LLC. The first mortgage was obtained on April 25, 2014, for a principal balance of $1,480,000. No principal payments were made as of December 31, 2014. The second mortgage was obtained on March 24, 2015, for a principal balance of $160,500. Balances as of June 30, 2015 were $1,472,215 and $159,257, respectively.

OceanBlue. On May 8, 2014, our CEO, Derek Diasti, contributed his shares in OceanBlue International Group Limited to us for 5,000 HKD (or approximately $2,000) resulting in our 50% ownership in such entity.

Sales to related party. We sell products to an entity in which the majority owner is an immediate family member of our CEO, Derek Diasti. For the years ended December 31, 2014 and 2013, Revenues were approximately $412,000 and $849,000, respectively. For the six months ended June 30, 2015 and 2014, Revenues were approximately $79,000 and $245,000. As of June 30, 2015, December 31, 2014 and December 31, 2013, the Accounts receivable, net due from this entity was approximately $42,000, $95,000 and $82,000, respectively.

Law Firm. Director Nominee Darrell C. Smith is a partner in the law firm of Shumaker, Loop & Kendrick, LLP which has served as legal counsel to the Company. The Company did not pay the law firm fees for services rendered during 2013, 2014 or for the six months ending June 30, 2015, but expects to pay legal fees in 2015.

Indemnification Agreements

We enter into indemnification agreements with each of our directors and officers. The indemnification agreements and our LLC operating agreement require us to indemnify our directors and officers to the fullest extent permitted by Florida law.

ITEM 14: SECURITIES BEING OFFERED

We are offering [                    ] Class A Common Units pursuant to this Offering Circular. Our authorized capital consists of 30,000,000 units. The Class A Common Units are a class of limited liability company interests in us. A description of the material terms and provisions of our Second Amended and Restated Operating Agreement affecting the rights of holders of our Class A Common Units is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Limited Liability Company Agreement to this Offering Circular. As of September 1, 2015, there were outstanding 200,000 Management Units, 19,380,000 Investment Class A Units, and 700,000 Investment Class B Units held by seven unitholders.

Units

Economic Rights

The Management Units, Investment Class A Units (Common Units with no voting rights), Investment Class B Units (Common Units with no voting rights) and Class A Common Units have the same economic rights and we refer to them collectively as Common Units.

Distributions

The holders of outstanding Common Units are entitled to receive proportionate distributions out of funds legally available if our board of directors, in its discretion, determines to make a distribution and only then at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information.

Voting Rights

The holders of our Management Units are entitled to one hundred votes per unit. The holders of our Investment Class A Units and Investment Class B Units have no voting rights except as required by law. The holders of our Class A Common Units are entitled to one vote per Unit. The holders of our Class A Common Units and Management Units vote together as a single class, unless otherwise required by law.

Unitholders do not have the ability to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Our Units are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our unitholders are distributable ratably among the holders of our Common Units, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred units.

Preferred Units

No preferred units are outstanding, but we will be authorized, subject to limitations prescribed by Florida law, to issue preferred units in one or more series, to establish from time to time the number of preferred units to be included in each series and to fix the designation, powers, preferences and rights of the preferred units of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of preferred units of any series, but not below the number of preferred units of that series then outstanding, without any further vote or action by our unitholders. Our board of directors may authorize the issuance of preferred units with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Units. The issuance of preferred units, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Class A Common Units and the voting and other rights of the holders of Common Units. We have no current plan to issue any preferred units.

Anti-Takeover Provisions

So long as the outstanding Management Units represent a majority of the combined voting power of Common Units, Derek Diasti, our CEO, will effectively control all matters submitted to our unitholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent

[            ] is the transfer agent and registrant for our Class A Common Units.

Special Equity Plan

We plan to adopt the Sun Dental Holdings, LLC Special Equity Plan. The aggregate number of Special Equity Units which may be granted under the Special Equity Plan, together with the contingent interests under our Special Incentive Compensation Plan, shall not exceed five percent (5%) of the aggregate total number of Units of the Company outstanding on a fully diluted basis as of the date of the grant. As of the date of this Offering Circular, no Special Equity Units are outstanding. The Company anticipates making grants upon consummation of the Offering and determination of the total equity value of the Company.

OUR LIMITED LIABILITY COMPANY OPERATING AGREEMENT

The following is a summary of the material provisions of our Second Amended and Restated Operating Agreement. For more detailed information, please see our Second Amended and Restated Operating Agreement (the “LLC Agreement”) which has been filed as an exhibit to the offering statement of which this offering circular is a part.

Issuance of Units and Additional Members

There are five (5) classes of Units which we may currently issue to Members: Class A Common Units, Class B Common Units (f/k/a Investment Class A Units), Investment Class B Units, Management Units and Special Equity Units. The total number of Units, which we are authorized to issue, is thirty million (30,000,000). With the written consent of a majority of the Units held by Management Class Members and Class A Common Unit Members, the Company may authorize and issue additional Units, whether including new classes of Units, or a combination of the foregoing, directly from the Company, and admit one or more recipients of such Units as additional Members from time to time, on such terms and conditions and for such Capital Contributions, if any, as a majority of the Units held by Management Class Members and Class A Common Unit Members may deem favorable and advisable to the Company. Such Additional Member shall receive such distributions and allocations of Profits and Losses as a majority of the Units held by Management Class Members and Class A Common Unit Members deem favorable and advisable.

Voting by Members

Except as otherwise provided by the Act, only the Class A Common Unit Members and Management Class Members shall be entitled to vote on matters pertaining to the Company. Each of the Class A Common Unit Members shall be entitled to one (1) vote per Class A Common Unit and each of the Management Class Members shall be entitled to one hundred (100) votes per Management Unit. Except as otherwise provided herein or by the Act, the affirmative vote or consent of a majority of Units held by the A Common Unit Members and Management Class Members, voting together as a single class, shall be necessary and sufficient to decide an issue.

Limited Authority of Members

Except as expressly provided in a duly filed and then-effective Statement of Authority, no Member, in its capacity as a Member, shall have authority to take or engage in any action to bind us in any manner.

Consent of Members in Lieu of Meeting

Unless otherwise provided by law, any action which may be taken at any meeting of the Members may be taken without a meeting and without a vote if a written consent, setting forth the action so taken, is signed in person, by proxy, by email signature, or by facsimile signature by a majority of Units held by the A Common Unit Members and Management Class Members entitled to vote on such action.

Board of Directors

The manager of the Company is the board of directors. The size and composition of the Board of Directors and removal of directors is by vote of a majority of the Units held by the Class A Common Unit Members and Management Class Members.

Appraisal or Partition

Each Member waives its rights to any appraisal rights under the Act or any rights to have any Company Asset partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity asserting appraisal rights under the Act or to have any Company Asset partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.

Allocations of Profits and Losses

After giving effect to the special allocations set forth in the LLC Agreement, profits and losses for any year shall be allocated to the Members in proportion to their Percentage Interests.

Distributions

Distributions to the Members will be made if the Board, in its sole discretion, determines that there is sufficient cash available for distributions. Any such distributions will be payable on a pro-rata basis.

Transferability of Units

The Class A Common Units may only be transferred with the consent of the Company (which may be granted or denied in the sole discretion of the Company and may be withheld without reason or cause) and permitted transfers will require a legal opinion satisfactory to the Company. In addition, no assignment or transfer of a Unit will be permitted if such assignment or transfer would result in a violation of federal or state securities laws or result in the Company being treated as a corporation under the “publicly traded partnership” rules.

Amendment

The LLC Agreement may be amended with the approval of a majority of the Units held by the Class A Common Unit Members and Management Class Members.

Applicable Law

The LLC Agreement will be construed and enforced in accordance with Florida law.

CERTAIN U.S. FEDERAL INCOME TAX MATTERS

The following general discussion summarizes certain U.S. federal income tax considerations in connection with the purchase, ownership and disposition of Class A Common Units. This discussion is a summary for general information only and does not discuss all of the U.S. federal income tax consequences that may be relevant to a particular investor, in light of its own circumstances, or to certain classes of investors subject to special treatment under the U.S. federal income tax laws. For instance, unless otherwise specified, this summary does not address the U.S. federal income tax consequences of an investment in Interests by a dealer or trader in securities, financial institution, life-insurance company, tax-exempt entity (including a pension plan or similar arrangement), or a U.S. person that has a principal place of business outside the United States, whose functional currency is not the United States dollar, who is subject to the alternative minimum tax or who holds Class A Common Units as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction. If a partnership (including for this purpose any entity treated as a partnership for federal income tax purposes (like the Company)) is a beneficial owner of the Class A Common Units Interests, the treatment of an investment in the Company will generally depend upon the status of the partners and upon the activities of the partnership. Moreover, this summary does not address any of the state, local or foreign tax consequences to the investors of an investment in the Class A Common Units.

Accordingly, prospective investors are urged to consult their own tax advisors to determine the federal, state, local, and foreign income and other tax consequences to them of acquiring, holding, and disposing of Class A Common Units, including the application of the alternative minimum tax.

The statements in this summary are based upon various provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and on final, temporary, and proposed Treasury regulations under the Code, the legislative history of the Code, administrative rulings and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date hereof. No assurance can be given that legislative, judicial or administrative changes will not occur which would affect the accuracy of any statements in this summary (with possible retroactive effect).

The summary set forth below relates solely to U.S. persons. As used in this section, the term “U.S. person” means a United States person as defined in Section 7701(a)(30) of the Code. Under current law, this means an Investor that is for United States federal income tax purposes (a) a citizen or resident of the United States; (b) a corporation or partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless Treasury regulations are adopted that provide otherwise); (c) an estate whose income is subject to United States federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term “non-U.S. person” means an Investor that is not a U.S. person. A non-U.S. person should consult its tax advisor with respect to the consequences of acquiring an Interest.

Tax Status of the Company

The Company is classified as a partnership for federal income tax purposes. An entity that is classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Instead, the partners (or owners) of the entity are required to take into account in computing their federal income tax liability their allocable shares of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made by the partnership to its partners. Distributions of money by a partnership to partners are generally not taxable to any such partner unless the amount of the distribution is in excess of such partner’s adjusted basis in their respective partnership Interests.

Were the Company to be treated as a corporation rather than as a partnership for federal income tax purposes, its income would be subject to the federal corporate income tax at rates currently ranging to a maximum of 35%; moreover, the Company’s income could also be subject to additional entity-level tax by state and local jurisdictions. Such corporate-level taxes would substantially reduce the cash available for distribution to the members of the Company. In addition, distributions made by the Company would be taxed as dividends or otherwise treated as corporate distributions, and there would be no flow-through of items of income, gain, loss, and deduction.

Publicly Traded Partnerships

Under current U.S. federal income tax law, an unincorporated entity that constitutes a “publicly traded partnership” (a “PTP”) may be taxed as a corporation in certain circumstances. A PTP is defined in Section 7704(b) of the Code as a partnership whose interests are (i) traded on an established securities market (i.e., a national exchange, local exchange, or over-the-counter market) or (ii) readily tradable on a secondary market or the substantial equivalent thereof. The Class A Common Units will not be listed for trading on an established securities market, and the Company will not participate in the establishment of any secondary market or substantial equivalent thereof and will not recognize any transfers made on any such market. An investor may not transfer such investor’s interest in the Company unless the investor represents, and provides other documentation, satisfactory in form and substance to the Company, that such transfer was not effected through a broker-dealer or matching agent which makes a market in interests in the Company or which provides a readily available, regular and ongoing opportunity to investors to sell or exchange their interests through a public means of obtaining or providing information of offers to buy, sell or exchange interests.

The Company intends to exercise its discretion regarding transfers of the Class A Common Units in a manner designed to prevent the Company from becoming a PTP. The Company anticipates that it will not be a PTP and will be classified at all times as a partnership for federal income tax purposes. There can be no assurance, however, that the Company will be successful in its efforts to prevent the Company from being a PTP.

The following discussion assumes that the Company is properly classified at all times as a partnership not taxable as a corporation for U.S. federal income tax purposes.

TAXATION OF INVESTORS WHO ARE U.S. PERSONS

In General — Allocation of Profits and Losses

By reason of its classification for U.S. federal income tax purposes as a partnership, the Company will not itself be subject to U.S. federal income tax. Instead, each of the Company’s items of income, gain, profit, loss, deduction, expense or credit (including the Company’s pro rata shares of such items derived through subsidiaries which are “pass-through” entities for tax purposes) will “flow through” the Company and be reportable directly by the Members of the Company, regardless of the amount of cash or other distributions such Members may receive from the Company. In general, the character of each Member’s share of each item of income, gain, loss, deduction and credit is determined at the Company level.

For U.S. federal income tax purposes, an Investor’s allocable share of the Company’s items of income, gain, loss, deduction and other items (“Tax Items”) generally will be determined by the provisions of the LLC Agreement, provided such allocations have “substantial economic effect” or are determined to be in accordance with an investor’s interest in the Company. Under the LLC Agreement, allocations of Tax Items are generally made in such a manner as to reflect equitably amounts credited or debited to each Investor’s capital account for the current and prior fiscal periods. If the allocations provided by the LLC Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular Investor for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LLC Agreement.

IT IS POSSIBLE THAT AN INVESTOR’S U.S. FEDERAL INCOME TAX LIABILITY WITH RESPECT TO ITS ALLOCABLE SHARE OF THE COMPANY’S INCOME OR GAIN IN A PARTICULAR TAXABLE YEAR COULD EXCEED THE CASH DISTRIBUTIONS TO SUCH INVESTOR FOR SUCH YEAR. IN SUCH CASE, AN INVESTOR WILL BE REQUIRED TO USE OTHER SOURCES OF CASH TO PAY THE TAXES ON THE INVESTORS’ SHARE OF THE COMPANY’S INCOME.

U.S. Federal Income Tax Rates

As of the date of this Offering Circular, the maximum individual U.S .federal income tax rates applicable to ordinary income and capital gain are 39.60% and 20%, respectively. Marginal tax rates may be higher for some Investors as a result of tax laws that phase out certain tax benefits as income rises. There is also an additional 3.8% tax on the lesser of (i) an individual taxpayer’s “net investment income” for the taxable year or (ii) the excess of the taxpayer’s modified adjusted gross income for the year over a threshold amount. The threshold amount is $250,000 for taxpayers filing a joint return, $125,000 for married taxpayer’s filing separate returns and $200,000 for unmarried taxpayers. The tax is also imposed on trust and estates. It applies to the lesser of (i) the undistributed net investment income or (ii) the amount of the adjusted gross income of the trust or estate that exceeds the taxable income amount at which the highest tax bracket for the year begins ($12,300 for 2015). Income from passive activities is included in net investment income. As discussed in more detail below, it is anticipated that an interest in the Company held by individual and certain closely held C corporation investors will be a passive activity.

Cash Distributions

Cash distributions by the Company to U.S. persons with respect to their interests in the Company generally will not be reportable as taxable income by such investor. Rather, such distributions reduce (but not below zero) the total tax basis of the interests held by such investor. Any cash distribution in excess of a U.S. Person’s adjusted tax basis for its Interests is taxable to it as gain from the sale or exchange of such interest (see “Sale or Other Disposition of Interests,” below).

Sale or other Disposition of Interests

A U.S. person will generally be required to recognize gain or loss on a sale or exchange of interests measured by the difference between the amount realized on the sale or exchange and the investor’s adjusted tax basis in the interests sold. The amount realized will include the Investor’s share of the Company’s nonrecourse liabilities, if any, as well as any cash or other proceeds from the sale. An Investor’s initial tax basis in the Interests generally will equal the cost to the Investor (i.e., the amount of cash contributed to the Company or the purchase price for the Interests) and the Investor’s share of the Company’s nonrecourse liabilities, if any. An Investor’s tax basis in its Interests in the Company will generally be increased by the Investor’s share of the Company’s income and the Investor’s share of the increase in the amount of the Company’s nonrecourse liabilities, if any, and decreased (but not below zero) by the Investor’s share of cash distributions from the Company, the Investor’s share of the Company’s losses and deductions, and the Investor’s share of the reduction in the amount of the Company’s nonrecourse liabilities. Subject to the second following sentence, the gain or loss recognized by a U.S. person on a sale or exchange of Interests will generally be taxable as long-term capital gain or loss to the extent that the Investor has a tax holding period (as determined under the tax laws) of more than one year at the time of disposition. The deductibility of long-term and short-term capital losses may be subject to limitations. In addition, some or all of any such gains may be re-characterized as ordinary income under Section 751 of the Code depending upon whether the Company holds “Section 751 Property” (such as “dealer property”) (see “-Cash Distributions,” above). Prospective Investors should consult their tax advisors about the potential application of Section 751 of the Code.

Limitations on the Deductibility of Losses

The amount of any loss of the Company (including a capital loss) that an Investor is entitled to include in his, her, or its personal income tax return is limited to such Investor’s adjusted tax basis for such Investor’s Interests. The “at-risk” rules of Section 465 of the Code could also limit the deductibility of losses allocated by the Company to an investor that is an individual or closely held C corporation. An investor subject to the at-risk rules may deduct losses from the Company’s business activities only to the extent of the aggregate amount the partner has “at-risk.” In general, an investor’s amount at risk will initially be equal to the amount of cash contributed to the Company. An investor’s amount at risk is generally increased by the investor’s distributive share of Company income and decreased by distributions and the investor’s distributive share of losses. Amounts borrowed by the Company increase an investor’s amount at risk only if the investor is personally liable for repayment of the borrowed amount or has pledged property not used by the Company as security for the Company loan.

Section 469 of the Code imposes limitations on the ability of non-corporate taxpayers, as well as certain closely held C corporations and personal service corporations, to deduct losses and credits from passive activities. In general, a passive activity is a trade or business activity in which a taxpayer does not materially participate or any rental activity. Section 469 of the Code generally provides that losses and credits from a passive activity may be used only to offset income from other passive activities, which does not include dividends, interest and capital gain from securities and other investment assets. Investors will have no right to participate in the management of the Company’s business and therefor the income, loss and credits of the Company allocated to an investor will be subject to these rules.

Prospective investors should consult their own tax advisors concerning the application of the at-risk and passive activity rules to their personal circumstances.

Additionally, capital losses of individuals and other non-corporate taxpayers may be used to offset other capital gains for the taxable year plus up to $3,000 of the taxpayer’s ordinary income for such year. In general, the unused portion of such loss may be carried forward indefinitely but may not be carried back. Corporations are only permitted to apply capital losses against capital gains and have a limited period to which such losses can be carried back or forward.

Basis Adjustment for Built-In Loss

Pursuant to section 743(a) of the Code, the basis of a partnership’s assets is required to be adjusted if there is a transfer of an interest in the partnership by sale or exchange or on the death of a partner, if the partnership has a substantial built-in loss immediately after such transfer. A substantial built-in loss exists when a partnership’s basis in its assets exceeds by more than $250,000 the fair market value of such property. Pursuant to section 734(a) of the Code, the basis of a partnership’s assets is also required to be adjusted in the event of a distribution of property to a partner if there is a substantial basis reduction. A substantial basis reduction exists if (i) the sum of (a) the loss recognized to the distributee partner plus (b) the excess of the basis of the distributed property in the hands of the distributee partner over the basis of the property to a partnership immediately prior to the distribution exceeds (ii) $250,000. The provisions of the Code could require the Company to adjust its basis in its assets under the circumstances described, which could result in adverse tax consequences to the other owners of an Interest.

Alternative Minimum Tax

An Investor’s potential alternative minimum tax liability may be affected by such Investor’s investment in the Company, e.g., if the Investor is allocated depreciation deductions in excess of the depreciation deductions used in determining such Investor’s alternative minimum taxable income. Depending on an Investor’s own tax situation, an investment in the Company could create or increase such Investor’s liability under the alternative minimum tax provisions applicable to corporations or individuals, as the case may be.

Tax Returns

The Company will furnish annually to each Investor a report containing an IRS Form 1065, Schedule K-1 that indicates such Investor’s distributive share for such year of the Company’s taxable income or loss and other tax items for use in the preparation of the Investor’s income tax return. The preparation and filing of the Investor’s income tax return, however, will be the responsibility of each Investor and not of the Company. Each Investor will be required to treat Company items on his or her tax return consistently with the treatment on the Company’s tax return. It is possible that the Company will not be able to distribute its annual federal tax information to Investors prior to April 15th of each year because, for example, the annual federal tax information from a subsidiary or related entity will not be received prior to such date. As a result, Investors may be required to obtain extensions for filing federal, state, and local income tax returns each year.

Audits and Adjustments to Tax Liability

Although an entity classified as a partnership is not required to pay any federal income tax, such an entity must file U.S. federal income tax information returns that are subject to audit by the IRS. If the Company were audited, any disputed items would be determined in a unified proceeding, which Derek Diasti as tax matters member (the “Tax

Matters Member”) would control, rather than in a separate proceeding for each Investor. These procedures for a unified proceeding make it easier for the IRS to eliminate many administrative difficulties in auditing an entity taxed as a partnership with many partners (or members) and could therefore increase the risk that the IRS will seek to adjust items on audit. If the Company were audited and the IRS were successful in adjusting items of income, gain, loss or deduction, such adjustments would change the federal and state income tax liabilities of the Investors and might require filing amended returns or claims for refund. Since Investors will be affected by the outcome of any administrative or court proceeding with regard to the Company, the Tax Matters Member is required by the LLC Agreement to notify all Investors of any audit of the Company. The LLC Agreement provides for the indemnification and reimbursement of the Tax Matters Member by the Company for any expenses incurred.

Possible Tax Law Changes

The foregoing discussion is only a summary and is based upon U.S. federal income tax law as in effect as of the date hereof. Prospective investors (both U.S. persons and non-U.S. persons) should recognize that the U.S. federal income tax treatment of an investment in Interests may be modified at any time by legislative, judicial or administrative action. Any such changes may have retroactive effect with respect to existing transactions and investments and may modify the statements made above.

State, Local, and Other Tax Consequences

In addition to the U.S. federal income tax consequences described above, the Company, as well as all Investors, may be subject to various foreign, state, local, and other taxes and tax return filing and reporting requirements as a result of the Company’s activities. An Investor’s allocable share of income or loss may be required to be included in determining such Investor’s reportable income for state or local tax purposes. In addition, state and local taxation of gains and losses from the Company’s investment activities may differ from the treatment of such gains and losses for U.S. federal income tax purposes. All prospective Investors (both U.S. persons and non-U.S. persons) are urged to consult their tax advisors with respect to their state, local and other tax liabilities and reporting requirements resulting from an investment in the Class A Common Units.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, EACH PROSPECTIVE INVESTOR (WHETHER A U.S. PERSON OR A NON-U.S. PERSONS) IS HEREBY NOTIFIED THAT THE DISCUSSION OF TAX MATTERS SET FORTH IN THIS OFFERING CIRCULAR WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THIS OFFERING, AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Common Units offered by this Offering Circular. This Offering Circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Units to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this Offering Circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100

F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Sun Dental Holdings, LLC and Subsidiaries

St. Petersburg, Florida

We have audited the accompanying consolidated balance sheets of Sun Dental Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive (loss) income, changes in members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required, at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Dental Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Warren Averett, LLC

Warren Averett, LLC

Certified Public Accountants

Tampa, Florida

September 2, 2015

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$1,158,027	$825,744
Accounts receivable, net	2,066,706	1,986,140
Inventory	456,898	456,115
Prepaid expenses and other current assets	417,983	383,399

Total current assets	4,099,614	3,651,398
Property, plant, and equipment, net	3,228,436	2,624,241
Goodwill	889,047	911,472
Intangible assets, net	708,169	794,372
Deferred income tax assets	395,209	449,574
Other assets	275,798	101,419

Total assets	$9,596,273	$8,532,476

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,735,236	$2,050,132
Line of credit	1,647,119	1,007,293
Current portion of long-term debt	349,476	255,793
Other current liabilities	174,094	124,393

Total current liabilities	4,905,925	3,437,611
Notes payable	1,211,354	991,795
Note from controlling member - related party	1,537,056	512,581
Other long-term liabilities	75,390	21,595

Total liabilities	7,729,725	4,963,582

Members’ equity	2,436,516	2,863,735
Accumulated (deficit) earnings	(243,608)	706,339
Accumulated other comprehensive income	146,959	140,780

Total Sun Dental Holdings, LLC equity	2,339,867	3,710,854
Noncontrolling interests	(473,319)	(141,960)

Total members’ equity	1,866,548	3,568,894

Total liabilities and members’ equity	$9,596,273	$8,532,476

The accompanying notes are an integral part of these consolidated financial statements

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2014	2013
Revenue	$17,479,034	$18,744,185
Cost of goods sold	12,504,358	12,775,571

Gross profit	4,974,676	5,968,614

Operating expenses
Sales and marketing	987,301	905,727
General and administrative	4,018,885	4,377,763
Research and development	1,033,333	572,768

Total operating expenses	6,039,519	5,856,258

(Loss) income from operations	(1,064,843)	112,356
Interest and other expenses, net	185,657	304,866

Net loss	$(1,250,500)	$(192,510)

Net loss attributable to noncontrolling interests	(300,553)	(433,920)

Net (loss) income attributable to Sun Dental Holdings, LLC	$(949,947)	$241,410

Net loss	$(1,250,500)	$(192,510)
Other comprehensive income:
Net change in cumulative translation adjustment	80,943	21,500

Comprehensive loss	$(1,169,557)	$(171,010)
Less: comprehensive loss attributable to noncontrolling interests	(225,789)	(428,126)

Comprehensive (loss) income attributable to Sun Dental Holdings, LLC	$(943,768)	$257,116

Net (loss) income per unit attributable to Sun Dental Holdings, LLC
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Weighted average outstanding units attributable to Sun Dental Holdings, LLC	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

			Accumulated
			Other	Accumulated	Non-
	Members’ Equity		Comprehensive	(Deficit)	controlling
	Units	Amount	Income	Earnings	Interests	Total

Balance, December 31, 2012	20,000,000	$2,863,735	$125,074	$464,929	$286,166	$3,739,904
Net income (loss)	—	—	—	241,410	(433,920)	(192,510)
Foreign currency translation adjustment	—	—	15,706	—	5,794	21,500

Balance, December 31, 2013	20,000,000	$2,863,735	$140,780	$706,339	$(141,960)	$3,568,894

Net Loss	—	—	—	(949,947)	(300,553)	(1,250,500)
Foreign currency translation adjustment	—	—	6,179	—	74,764	80,943
Equity-based compensation	—	182,320	—	—	—	182,320
Transfer from noncontrolling interest (see Note 3)	—	(609,539)	—	—	(105,570)	(715,109)

Balance, December 31, 2014	20,000,000	$2,436,516	$146,959	$(243,608)	$(473,319)	$1,866,548

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,250,500)	$(192,510)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization	823,901	632,676
Equity-based compensation	182,320	—
Bad debt expense	78,178	427,503
Gain on disposal of assets	20,615	10,929
Changes in operating assets and liabilities:
Accounts receivable, net	(265,118)	(110,664)
Prepaid expenses and other current assets	(96,996)	(56,412)
Inventory	(11,203)	188,843
Other assets	271,070	227,687
Accounts payable and accrued expenses	874,559	44,857

Net cash provided by operating activities	626,826	1,172,909

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,566,059)	(1,386,590)
Cash outlays for intangible assets	(14,414)	(18,325)

Net cash used by investing activities	(1,580,473)	(1,404,915)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings on line of credit	7,112,049	6,289,315
Repayments of borrowings on line of credit	(6,472,223)	(5,758,776)
Proceeds from borrowings on long-term debt	1,730,737	268,468
Repayments of borrowings on long-term debt	(393,020)	(616,731)
Contribution from noncontrolling interest	68,830	—
Acquisition of additional ownership interests in affiliate	(715,109)	—

Net cash provided by financing activities	1,331,264	182,276

Effect of foreign exchange rate changes on cash and cash equivalents	(45,334)	30,934
Net increase (decrease) in cash and cash equivalents	332,283	(18,796)
Cash and cash equivalents, beginning of period	825,744	844,540

Cash and cash equivalents, end of period	$1,158,027	$825,744

Supplemental disclosures of cash flow information:
Cash paid for interest	$104,028	$69,843
Supplemental disclosures of non-cash investing and financing activities:
Existing long term debt resolved with the origination of new line of credit	$168,007	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of business

Sun Dental Holdings, LLC located in St. Petersburg, Florida, and Subsidiaries (together “the Company”) was organized as a limited liability company in the state of Florida on January 21, 2005, to serve as the holding company for several subsidiaries both foreign and domestic.

The Company provides a unified digital technology manufacturing platform that fully integrates digital scanning, a cloud-based management system and 3D printing into the manufacturing process to produce a comprehensive line of over 400 different branded custom dental devices, including crowns, bridges, dentures, partials, implants and orthodontic products. The Company has seven design and manufacturing facilities with CAD/CAM technology in the U.S., United Kingdom, Sweden, Netherlands, Germany, France and China.

2. Summary of significant accounting policies

Basis of Presentation – The Company’s Consolidated Financial Statements include the accounts and operations of Sun Dental Holdings, LLC and its subsidiaries. The subsidiaries along with the associated equity ownership as of December 31, 2014 and 2013 and their geographic footprints are as follows: Sun Dental Laboratories, LLC (100%, United States), Sun Dental Laboratories, SAS (100%, France), Sun Dental Lab, GmbH (100%, Germany), Sun Dental Laboratories, UK (100%, United Kingdom), Sun Dental Laboratories AB (91%, Sweden), Sun Dental Laboratories BV (80%, Netherlands), World Star Dental Laboratory Ltd. (87.5% and 50% at December 31, 2014 and 2013, respectively, China) and OceanBlue International Group Limited (87.5% and 0% at December 31, 2014 and 2013, respectively, China). The Company consolidates variable interest entities when it has been determined the Company is the primary beneficiary of those entities’ operations (see “Business Combination” Note 3).

Principles of consolidation – All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates – The preparation of the accompanying Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of the contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated.

Cash and cash equivalents – The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are held in various financial institutions in the U.S. and internationally.

Accounts receivable, net and concentration of credit risk – Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management’s estimate of the amount of receivables that will actually be collected and the amount of credits that will be issued in future periods. The allowance for doubtful accounts was approximately $109,000 and $150,000 at December 31, 2014 and 2013, respectively.

Financial instruments – The aggregated net fair value of estimates discussed herein is based on certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated fair value. These financial instruments include cash and cash equivalents, accounts receivables, accounts payable and accrued expenses, and the line of credit. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values, or they are receivable or payable on demand. The fair value of note payables approximates its carrying value based on applicable interest rates and market prices.

Inventory – Inventory, consisting of supplies and finished goods, are valued at the lower of cost or market using a “first-in, first-out” method. Inventory purchases are recorded at the date received by the Company. Management determines the need for a reserve based on a line-by-line review of the components of inventory.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, plant and equipment, net – Property plant and equipment, net, are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized straight-line over the shorter of the lease term or the estimated useful life of the asset.

The estimated useful lives by major asset category are as follows:

Asset Category	Years
Leasehold improvements	7
Furniture and fixtures	5-7
Vehicles	3
Equipment	3-5
Computer software	3

The cost of property, plant and equipment sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in the Consolidated Statements of Operations and Comprehensive (Loss) Income. Maintenance and repairs are charged to expense as incurred.

Intangible assets, net – Intangible assets, net consist of capitalized trademark costs, website development costs, a patent and internally developed software costs. Trademark costs are amortized on a straight-line basis over 15 years. Website development costs and costs related to internally developed software used to assist in the operations of the Company are amortized on a straight-line basis, generally over three years. Direct internal costs such as payroll, payroll-related and external costs incurred during the development stage of each project are capitalized to software costs. The Company ceases capitalization at the point at which the project is completed and the software is put into service. Patent cost are amortized on a straight-line basis over the 12 year life of the patent.

Impairment of long-lived assets – The Company reviews the recoverability of the carrying value of long-lived assets, other than purchased intangibles with indefinite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset is not recoverable.

Goodwill – The Company performs an annual qualitative goodwill impairment analysis to determine whether it is more likely than not that the fair value of a reporting unit to which the goodwill relates is less than its carrying amount as a basis for determining whether it is necessary to perform a more quantitative impairment test. Pursuant to this qualitative analysis, the quantitative analysis was not required, and there was no impairment of goodwill necessary for the years presented.

Income taxes – The Company has elected to be taxed as a partnership. Accordingly, the accompanying Consolidated Financial Statements include no provision for income taxes as the Company’s income is reported for tax purposes by its members. The Company follows the guidance in Accounting Standards Codification Topic 740, Income Taxes. This standard prescribes a recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely-than-not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest and penalties associated with tax positions under this standard as a component of tax expense, and none was recognized during the years ended December 31, 2014 and December 31, 2013. Tax years 2011 through 2014 remain subject to examination by the IRS.

The Company’s foreign subsidiaries are also subject to income tax under their local jurisdiction. The accompanying Consolidated Financial Statements contain a provision for corporate income tax as well as deferred tax assets.

Deferred tax assets and liabilities – Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date. A valuation allowance is recorded when it is more-likely-than-not that some of the deferred tax assets will not be realized.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other taxes – Amounts collected on behalf of and remitted to governmental authorities for sales taxes and other similar taxes are reported on a net basis.

Foreign currency transaction and translations – The functional currency of the Company’s foreign subsidiaries and Ocean Blue is the local currency. Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date with the translation adjustments recorded in Accumulated other comprehensive income in the Consolidated Statements of Changes in Members’ Equity. Results of operations are translated using the average exchange rates for the reporting period.

Foreign currency exchange transaction gain (losses) of approximately $5,000 and ($55,000) for the years ended December 31, 2014 and 2013, respectively, are recorded in Interest and other expenses, net in the Company’s Consolidated Statements of Operations and Comprehensive (Loss) Income.

Net (loss) income per unit – Basic income (loss) per unit is computed by dividing the net income (loss) by the weighted average number of member units outstanding during the period. Diluted income (loss) per unit is computed by dividing net income (loss) by the weighted average number of member units and potentially dilutive member unit equivalents. The effects of potential member unit equivalents are not included in computations when their effect is anti-dilutive. The Company did not have any securities that would have a potentially dilutive effect on net income (loss) per unit during the years ended December 31, 2014 and 2013.

Revenue recognition – The Company sells its SunDigital Solution and related dental devices as separate and distinct products. Customers may elect to purchase its Sun Digital Solution and/or dental devices without any further obligation. Its SunDigital Solution includes a 3D digital scanner and the SunCloud customer laptop and mobile applications.

Revenue is recognized when persuasive evidence of the arrangement exists, delivery has occurred, the price is fixed or determinable. collectability is reasonably assured, no significant obligations remain, and allowances for discounts, returns, and customer incentives can be reliably estimated.

The Company charges a one-time, up-front fixed fee for its SunDigital Solution and recognizes the revenue upon installation of the equipment. Revenue from dental devices, which are sold separately at a fixed fee per unit, is recognized upon delivery to the customer.

The Company estimates expenses for returns and warranty obligations for digital scanners and laptops, and reserves for such costs, accordingly. To date these costs are insignificant.

Shipping costs and income – Shipping costs incurred by the Company are recorded in Cost of goods sold. Expenses from shipping and handling totaled approximately $2,590,000 and $2,499,000 for the years ended December 31, 2014 and 2013, respectively. The Company bills certain shipping and handling expenses to customers. Income from shipping and handling totaled approximately $677,000 and $665,000 for the years ended December 31, 2014 and 2013, respectively.

Advertising costs – Advertising costs are expensed as incurred. Advertising costs totaled approximately $664,000 and $574,000 for the years ended December 31, 2014 and 2013, respectively.

Equity-based compensation – The Company periodically issues member units to its employees. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the member unit is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Segment reporting – We aggregate our operating segments into a single reporting segment, as each of our entities have similar economic characteristics, nature of products and services, class of customer, and distribution methods.

Recently issued Financial Accounting Standards not yet adopted – In August 2014, the FASB issued ASU No. 2014-15: “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU No. 2014-15”). ASU No. 2014-15 will explicitly require management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The new standard is applicable for all entities and will be effective for the Company in fiscal year 2016. The Company does not expect ASU No. 2014-15 to have a material impact.

Recent accounting guidance not discussed above is not applicable, did not have, or is not expected to have a material impact to the Company.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business combinations

Additional Interest in World Star

Until June 2014, the Company owned a 50% interest in World Star Dental Laboratory, Ltd (“World Star”), which is deemed to create a variable interest in accordance with ASC Topic 810 Consolidations (including VIEs). World Star manufactures dental devices and sells them to Ocean Blue, an entity under common control, for the ultimate sale to the Company’s customers. The Company has the power to direct the activities that most significantly impact World Star on a day-to-day basis, most notably its manufacturing processes. During the years ended December 31, 2014 and 2013, approximately 80% of World Star’s sales were to Ocean Blue and were eliminated in consolidation. The Company has been deemed the primary beneficiary of World Star, and the operations of World Star have been consolidated into the accounts of the Company for the years ended December 31, 2014 and 2013.

During June 2014, the Company purchased an additional 37.5% interest in World Star, for total consideration of RMB 4.4 million (or approximately $715,000) in cash. The acquisition resulted in a total interest of 87.5% of this subsidiary. Per ASC 810 Consolidation, changes in a parent’s ownership interest that do not result in a change in control of the subsidiary are accounted for as equity transactions. Thus, if the parent maintains control, it will recognize no gain or loss in earnings upon selling shares of a subsidiary. Similarly, the parent will not record any additional acquisition adjustments to reflect its subsequent purchases of additional shares in a subsidiary if there is no change in control. Instead, the carrying amount of the noncontrolling interest will be adjusted to reflect the change in the noncontrolling interest’s ownership interest in the subsidiary. Any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid or received is recognized in equity and attributed to the equity holders of the parent.

The following table sets forth the effect of the World Star’s acquisition transactions on members’ equity attributable to the Company on December 31, 2014:

Transfers to noncontrolling interests:
Decrease in Members’ equity for purchase of 37.5% of World Star:	$609,539
Change in accumulated deficit attributable to the Company and transfers from noncontrolling interests:	$105,570

Interest in OceanBlue

Until May 8, 2014, the Chief Executive Officer (the “Controlling Member”) owned 50% of OceanBlue (“Ocean Blue”). Ocean Blue buys inventory from World Star and subsequently sells the inventory to Sun Dental Laboratories, LLC. Since this entity is under common control, under ASC Topic 810 Consolidations (including VIEs), the arrangement is deemed to create a variable interest. The Company has an implicit variable interest with Ocean Blue as the entity would not exist without World Star’s business. The Company has the power to direct the activities of Ocean Blue as approximately 90% of its revenue is from the Company. Additionally, the Company has a receivable from Ocean Blue of approximately $600,000 as of December 31, 2013 which they could bear to lose and is a significant amount to the Company. As a result, the Company has been deemed the primary beneficiary and the operations of Ocean Blue have been consolidated into the accounts of the Company. The consolidation of this variable interest entity added approximately $281,000 of assets, and approximately $723,000 of related liabilities to the accompanying Consolidated Financial Statements at December 31, 2013. Since the Controlling Member owned the equity interest, 100% of the net loss of Ocean Blue was eliminated within the Net loss attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive (Loss) Income, for the year ended December 31, 2013.

On May 8, 2014, the Controlling Member, contributed its shares in Ocean Blue to the Company for 5,000 HKD, (or approximately $2,000) resulting in a 50% ownership. On the same date, the Company purchased an additional 37.5% ownership from an unrelated third party for 3,500 HKD (or approximately $1,400) resulting in total ownership of 87.5%. Since Ocean Blue is considered a related party the assets and liabilities were recorded at book value at the acquisition date. As of December 31, 2014, the noncontrolling interest is 12.5%. For the year ended December 31, 2014, the amount eliminated within the Net loss attributable to noncontrolling interests in our Consolidated Statements of Operations and Comprehensive (Loss) Income was based on the percentage of ownership throughout the year.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Equity-based compensation

During the year ended December 31, 2014 the Company issued 350,000 Investment Class B Units in exchange for services which were valued based on the fair value of the units for $182,320. Prior to 2014, the Company did not issue any equity-based compensation.

Total compensation cost of $235,972 includes related taxes and was recognized in the Consolidated Statement of Operations and Comprehensive (Loss) Income in the year ended December 31, 2014.

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2014	2013
Deposit receivable	$97,615	$46,329
Other receivable	24,839	126,071
Prepaid expenses	250,564	165,763
Other current asset	44,965	45,236

Total	$417,983	$383,399

6. Property, plant and equipment, net

Property, plant and equipment, net consist of the following:

	December 31,
	2014	2013
Equipment	$3,509,241	$3,276,658
Office equipment	733,086	662,972
Furniture and fixtures	638,422	469,512
Other fixed assets	1,300,016	716,821
Leasehold improvements	298,521	184,047

Total	$6,479,286	$5,310,010
Less: accumulated depreciation	(3,250,850)	(2,685,769)

Total Property, plant and equipment, net	$3,228,436	$2,624,241

Depreciation expense was approximately $741,000 and $563,000 for the years ended December 31, 2014 and 2013, respectively.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Inventory

Inventory consist of the following:

	December 31,
	2014	2013
Raw Materials	$386,544	$409,832
Other Inventory	66,721	46,283
Finished Goods	3,633	—

Total	$456,898	$456,115

8. Intangible assets, net

Intangible assets, net consist of the following:

		December 31,
	Lives (years)	2014	2013
Patent	12	$799,140	$819,298
Trademarks	7	99,541	117,929
Software	1-10	93,883	71,761
Loan Fees	4	12,802	2,813
Other intangible assets	3	12,253	13,613

Total		$1,017,619	$1,025,414
Less accumulated amortization		(309,450)	(231,042)

Total Intangible assets, net		$708,169	$794,372

Future estimated amortization expense over the next five years for Intangible assets, net is as follows:

Year Ending December 31,
2015	$94,209
2016	92,794
2017	89,672
2018	83,328
2019	80,830
Thereafter	267,336

$708,169

Amortization expense was approximately $82,000 and $69,000 for the years ended December 31, 2014 and 2013, respectively.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2014	2013
Accounts payable, trade	$1,736,869	$890,948
Other accrued expenses	407,977	581,055
Payroll related expenses	447,007	417,815
Accrued taxes	143,383	160,314

Total	2,735,236	2,050,132

Employee benefit plan

The Company makes matching contributions under a Simple IRA plan, which qualifies under section 408(p) of the Internal Revenue Code that covers substantially all employees. Employees may contribute up to the maximum IRS limits and the Company matches at 3% of eligible compensation up to a maximum of 2% of employee contributions. Each year the Company makes either a matching contribution or a non-elective contribution based on the Company’s annual election. Company matching contributions totaled approximately $31,000 and $36,000 for the years ended December 31, 2014, and December 31, 2013, respectively.

If the Company elects to make a matching contribution for the upcoming year, the Company must make a matching contribution to the IRA of each contributing participant in an amount equal to the amount of the participant’s elective deferral that does not exceed three percent of the participant’s compensation for the year.

The Company may elect to apply a lower matching contribution percentage (not less than one percent) for any year for all participants if the Company notifies participants within a reasonable period of time before the election period for such year. The Company may not elect a lower matching contribution percentage for any year if that election would result in the matching contribution percentage being lower than three percent in more than two of the years in the five-year period ending with such year. If any year in the five-year period described in the preceding sentence is a year prior to the first year for which this IRA plan is in effect with respect to the Company, the Company shall be treated as if the matching contribution percentage was equal to three percent of Compensation for such prior year.

If the Company elects the non-elective contribution for the upcoming year, the Company must make a contribution of two percent of compensation to the IRA of each participant who has at least $5,000 of compensation from the Company for the year.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Debt

Line of Credit – On September 7, 2012, the Company entered into a revolving line of credit. Interest accrues at one month LIBOR plus 2.5% annually (2.67% at December 31, 2014 and 2013). Borrowings may not exceed $2,000,000 and are subject to a borrowing base calculation as defined by the agreement. As of December 31, 2014 and 2013, the Company had drawn approximately $1,647,000 and $1,007,000, respectively. The line of credit is secured by substantially all assets of the entities in the United States. The revolving line of credit is personally guaranteed by the Controlling Member of the Company. It matures on June 30, 2016.

Notes Payable and Related Party – Notes payable consists of the following:

	December 31,
	2014	2013
Note A / 4.00% Annual Interest*	$560,030	$686,121
Note B / 3.25% Annual Interest	190,892	253,984
Note C / 4.10% Annual Interest	742,544	—
Other	67,364	307,483

Total	$1,560,830	$1,247,588
Less current portion	(349,476)	(255,793)

Notes payable, less current portion	$1,211,354	$991,795

Note from controlling member – related party	$1,537,056	$512,581

*	The interest rate increased to 4.10% as a result of the February 20, 2015, renewal.

Note A – This note required interest-only payments through June 30, 2012; thereafter, the outstanding principal is due over 77 months, maturing December 29, 2018. Monthly principal and interest payments of $12,000 were due beginning July 2012. Interest accrues at 4.00% per annum and are secured by certain assets and guaranteed by the Controlling Member.

Note B – This note payable is collateralized by all assets of the Company and requires principal and interest payments of approximately $6,000 due monthly beginning November 26, 2012, and maturing October 26, 2017. Interest accrues at 3.25%. The note is guaranteed by the Controlling Member.

Note C – During 2014, the Company entered into a $750,000 non-revolving line of credit collateralized by certain listed equipment of the Company. This note requires interest only payments through March 28, 2015; thereafter, outstanding principal is due over 60 months, maturing March 28, 2020. Monthly principal and interest payments of $14,000 are due beginning April 28, 2015. Interest accrues at 4.10% per annum. As of December 31, 2014 the Company has drawn approximately $743,000 against this loan.

Each of the notes and the line of credit, require the Company to maintain compliance with certain financial covenants that, among other things, may limit its ability to incur additional debt or participate in business combinations. At December 31, 2014 and 2013, the Company was in compliance with these covenants.

Other – Other notes consist of installment notes payable; interest ranging from 0.00% to 3.15%; payments aggregating approximately $7,000 per month, including interest through various dates ending 2019; collateralized by certain assets.

Note from controlling member – During 2014, the Company formalized a lending arrangement with the Controlling Member to provide the Company with necessary working capital as needed. The maximum amount of the note is $2,500,000. The note is due on demand and interest accrues annually at the prime rate as published in The Wall Street Journal on the date of advance. Interest is due and payable annually on the anniversary of any such advance. Interest expense of approximately $15,000 and $1,800 for the years ended December 31, 2014 and 2013, respectively, was included within the Company’s Consolidated Statements of Operations and Comprehensive (Loss) Income related to this note.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future principal payment obligations of notes payable as of December 31, 2014, are as follows:

Year Ending December 31,
2015	$349,476
2016	390,375
2017	346,041
2018	296,148
2019	160,946
Thereafter	17,844

Total	$1,560,830

11. Commitments and contingencies

Operating leases – The Company leases certain office facilities and equipment under non-cancelable operating leases.

Future minimum lease payments under these agreements at December 31, 2014, are as follows:

Year Ending December 31,
2015	$946,334
2016	780,033
2017	765,647
2018	755,341
2019	743,026
Thereafter	3,833,959

Total	$7,824,340

The Company also rents equipment under operating leases with terms of less than one year. Total rental expense for the years ended December 31, 2014 and December 31, 2013 was approximately $617,000 and $521,000, respectively.

Guaranteed payments – The Company has guaranteed $100,000 to the Controlling Member with no expiration date. This amount has been paid each year since 2011.

Member service agreement liabilities – In 2014, the Company has entered into a five-year member service agreement with its Chief Operating Officer, which includes a guaranteed minimum payment(s) totaling $162,000 in each of the next five years, assuming continued engagement. In addition, the Company entered into a three-year member service agreement with its Vice President of Global Operations, in 2014 which there is a guarantee of a minimum annual payment(s) of $70,000 from the period October 7, 2014 to October 7, 2017, assuming continued engagement. Beginning with the first quarter of 2015, both these members are entitled to a quarterly bonus equal to a percentage (COO – three percent and VP of Global Operations – half of one percent) of the Company’s positive EBITDA to be calculated and paid quarterly during the term.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Legal matters – From time to time, the Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company’s financial position or results of operations.

12. Geographic and product information

Revenues and tangible long-lived assets are presented below by geographic area:

	Year Ended December 31,
	2014	2013
External revenues by country
United States	$8,516,036	$8,621,455
Germany	2,880,326	2,967,800
United Kingdom	2,436,081	2,312,519
France	1,280,374	1,299,412
Sweden	962,810	1,342,724
Netherlands	865,617	1,001,257
China	537,790	1,199,018

Total external revenues	$17,479,034	$18,744,185

	December 31,
	2014	2013
Long-lived assets by country
United States	$1,190,734	$1,315,901
Germany	181,388	269,873
United Kingdom	278,165	319,062
France	156,983	195,054
Sweden	17,120	15,967
Netherlands	26,109	37,995
China	1,377,937	470,389

Total long-lived assets	$3,228,436	$2,624,241

	Year Ended December 31,
	2014	2013
Revenues by product line
Removable	$10,064,491	$10,150,795
Fixed	6,814,045	7,374,932
Other	600,498	1,218,458

Total revenues	$17,479,034	$18,744,185

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Related parties

Due from controlling member-related party – On October 29, 2014, the Company formalized a lending arrangement with the Controlling Member to provide the Company with necessary working capital as needed upon his or her discretion. See Note 10 “Debt” for further information.

Lease from entity owned by related party – The Company leases its principal offices from an entity related through common ownership. The lease is for a period of 10 years commencing October 9, 2014, and terminating on December 31, 2024. The monthly rent under the lease is approximately $26,000. No payments were made in 2014, and the related payable has been accrued.

Loan guarantee for related party – The Company guarantees two mortgages on its principal offices and entity related through common control. The first mortgage was obtained on April 25, 2014, for a principal balance of $1,480,000. No principal payments were made as of December 31, 2014. The outstanding balance as of August 28, 2015 was approximately $1,464,000. The second mortgage was obtained on March 24, 2015, for a principal balance of $160,500. The outstanding balance as of August 28, 2015, was approximately $158,000.

The Company reviewed the guidance prescribed in FASB topic 810, and determined that the above entities were not variable interest entities and the Company was not the primary beneficiary. Accordingly, the entities are not consolidated in these Consolidated Financial Statements.

Sales to related party –The Company sells products to an entity in which the majority owner is an immediate family member of the Controlling Member. For the years ended December 31, 2014 and 2013, Revenues were approximately $412,000 and $849,000, respectively. As of December 31, 2014 and 2013, the outstanding Accounts receivable, net was approximately $95,000 and $82,000, respectively.

14. Income Taxes

Income tax expense consists of change in deferred taxes in the amount of $30,278 for the year ended December 31, 2013, which is included in operating expenses in the consolidated statement of operations and comprehensive (loss) income. There was no income tax expense for the year ended December 31, 2014.

For the years ending December 31, 2014 and 2013 the source of significant temporary differences that give rise to the deferred tax assets is income tax loss carryforward in the amount of $395,209 and $449,575, respectively. One of the foreign subsidiaries net operating loss that is available to offset taxable income in future years amounted to approximately 1,100,000 Euros. The deferred tax asset did not change in the local currency therefore the change between the years is a result of the change in the exchange rate which flows through other comprehensive income.

Several of the foreign subsidiaries have incurred losses since inception; therefore, it does not have any foreign earnings or tax expense.

When the undistributed earnings of these foreign subsidiaries are distributed they will be deemed a taxable event for the partners of the partnership, therefore, the Company has not recorded the net deferred tax liability associated with the foreign earnings.

15. Members’ Equity

During 2014, the Company had a one thousand-for-one unit split. This resulted in 10,000 units increasing to 10,000,000 units during 2014. Subsequent to December 31, 2014, the Company had a unit split on a two-for-one basis, increasing the units outstanding to 20,000,000 units for all periods presented. The Company consummated the above splits by increasing the authorized units from 15,000,000 units to 20,000,000 units on April 15, 2015, and then amending the operating agreement in August 25, 2015 to increase the authorized units to 30,000,000. The amendments created three classes of units which consist of Investment Class A Units, Investment Class B Units, and Management Units. Only Management Units can vote on corporate matters. Pursuant to FASB ASC 260, all units outstanding for all periods presented reflect the above unit splits. The classes of units are as follows for all periods presented:

Investment Class A Units	19,100,000
Investment Class B Units	700,000
Management Units	200,000

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Subsequent events

Line of credit – On February 20, 2015, the Company entered into a $1,000,000 non-revolving line of credit collateralized by certain listed capital expenses of the Company. This note requires interest-only payments through February 20, 2016; thereafter, the outstanding principal will be amortized over 60 months, maturing February 20, 2021. Interest accrues at 4.10% per annum. As of August 28, 2015, the Company has drawn approximately $1,000,000 against this loan. The Company is required to maintain compliance with certain financial covenants that, among other things, may limit our ability to incur unsecured debt. The note payable is personally guaranteed by the Two Member companies and the Controlling Member of the Company and secured by Sun Dental Laboratories, LLC.

Loan guarantee for related party – On March 24, 2015, the Company guaranteed a second mortgage on its principal offices. See Note 13 “Related Party” for further information.

Members contribution and ownership – On May 15, 2015 and August 21, 2015, the Company issued 100,000 and 40,000 Class A membership units, respectively, in exchange for total proceeds of $700,000. The membership units issued on August 21, 2015 were to a related party. These membership units were split on a two-for-one basis on August 25, 2015, resulting in 280,000 units issued and outstanding.

Units issued and outstanding – On April 21, 2015, the Company approved an increase in the number of authorized units from 15,000,000 to 20,000,000. On August 25, 2015, the Company approved a Second Amendment to the Operating Agreement which increased the number of authorized units to 30,000,000 and split the 10,140,000 units issued and outstanding as of this date on a two-for-one basis resulting in a 20,280,000 units issued and outstanding.

Employment agreements – On August 4, 2015, the Company has entered into a five-year employment contract with its Chief Sales and Marketing Officer (CSMO), under which there is a guaranteed minimum salary totaling $140,000 in each of the next five years beginning August 20, 2015, assuming continued employment. Beginning with the final quarter of 2015, this employee is entitled to a quarterly bonus equal to a percentage of the Company’s global revenue growth to be calculated and paid quarterly during the term.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$827,936	$1,158,027
Accounts receivable, net	2,442,618	2,066,706
Inventory	573,084	456,898
Prepaid expenses and other current assets	833,679	417,983

Total current assets	4,677,317	4,099,614
Property, plant, and equipment, net	2,940,686	3,228,436
Goodwill	890,173	889,047
Intangible assets, net	747,551	708,169
Deferred income tax assets	363,960	395,209
Other assets	782,424	275,798

Total assets	$10,402,111	$9,596,273

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,685,468	$2,735,236
Lines of credit	2,788,035	1,647,119
Current portion of long-term debt	361,544	349,476
Other current liabilities	154,202	174,094

Total current liabilities	5,989,249	4,905,925
Notes payable	1,008,495	1,211,354
Note from controlling member - related party	2,017,989	1,537,056
Other long-term liabilities	80,383	75,390

Total liabilities	9,096,116	7,729,725

Members’ equity	2,936,516	2,436,516
Accumulated (deficit) earnings	(1,196,473)	(243,608)
Accumulated other comprehensive income	84,767	146,959

Total Sun Dental Holdings, LLC equity	1,824,810	2,339,867
Noncontrolling interests	(518,815)	(473,319)

Total members’ equity	1,305,995	1,866,548

Total liabilities and members’ equity	$10,402,111	$9,596,273

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE /LOSS/

(Unaudited)

	Six Month Ended June 30,
	2015	2014
Revenue	$9,028,569	$8,632,798
Cost of goods sold	6,680,468	6,010,249

Gross profit	2,348,101	2,622,549

Operating expenses
Sales and marketing	445,149	567,605
General and administrative	2,483,322	2,109,613
Research and development	265,647	358,724

Total operating expenses	3,194,118	3,035,942

Loss from operations	(846,017)	(413,393)
Interest and other expenses, net	153,172	108,071

Net loss	$(999,189)	$(521,464)

Loss attributable to noncontrolling interest	(46,324)	(246,682)

Net loss attributable to Sun Dental Holdings, LLC	$(952,865)	$(274,782)

Net loss	$(999,189)	$(521,464)

Other comprehensive income:
Net change in cumulative translation adjustment	(61,364)	77,520

Comprehensive loss	$(1,060,553)	$(443,944)
Less: comprehensive loss attributable to noncontrolling interests	(45,496)	(191,815)

Comprehensive loss attributable to Sun Dental Holdings, LLC	$(1,015,057)	$(252,129)

Net loss per unit attributable to Sun Dental Holdings, LLC
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)

Weighted average outstanding units attributable to Sun Dental Holdings, LLC	20,100,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(Unaudited)

			Accumulated
			Other	Accumulated	Non-
	Members’ equity		Comprehensive	(Deficit)	controlling
	Units	Amount	Income	Earnings	Interests	Total
Balance, December 31, 2013	20,000,000	$2,863,735	$140,780	$706,339	$(141,960)	$3,568,894
Foreign currency translation adjustment	—	—	22,653	—	54,867	77,520
Transfer to noncontrolling interest (see Note 3)	—	(609,539)	—	—	(105,570)	(715,109)

Net loss	—	—	—	(274,782)	(246,682)	(521,464)

Balance, June 30, 2014	20,000,000	$2,254,196	$163,433	$431,557	$(439,345)	$2,409,841

			Accumulated
			Other	Accumulated	Non-
	Members’ equity		Comprehensive	(Deficit)	controlling
	Units	Amount	Income	Earnings	Interests	Total
Balance, December 31, 2014	20,000,000	$2,436,516	$146,959	$(243,608)	$(473,319)	$1,866,548
Units issued	100,000	500,000	—	—	—	500,000
Foreign currency translation adjustment	—	—	(62,192)	—	828	(61,364)

Net loss	—	—	—	(952,865)	(46,324)	(999,189)

Balance, June 30, 2015	20,100,000	$2,936,516	$84,767	$(1,196,473)	$(518,815)	$1,305,995

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	6 months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(999,189)	$(521,464)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation & amortization	441,190	356,356
Bad debt expense	64,571	28,556
(Gain) loss on disposal of assets	(3,132)	1,360
Transaction-related expenses	236,964	—
Changes in operating assets and liabilities:
Accounts receivable, net	(501,592)	(178,612)
Prepaid expenses and other current assets	(159,101)	(24,281)
Inventory	(117,903)	(316,008)
Other assets	(312,215)	202,729
Accounts payable and accrued expenses	(10,726)	261,926

Net cash used by operating activities	(1,361,133)	(189,438)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(135,733)	(98,780)
Cash outlays for intangible assets	(80,383)	(7,475)

Net cash used by investing activities	(216,116)	(106,255)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings on line of credit	4,397,897	3,808,018
Repayments of borrowings on line of credit	(3,256,981)	(3,682,342)
Proceeds from borrowings on long-term debt	662,674	1,071,088
Repayments of borrowings on long-term debt	(371,089)	(233,267)
Acquisition of additional ownership interests in affiliate	—	(715,109)

Net cash provided by financing activities	1,432,501	248,388

Effect of foreign exchange rate changes on cash and cash equivalents	(185,343)	16,316
Net decrease in cash and cash equivalents	(330,091)	(30,989)
Cash and cash equivalents, beginning of period	1,158,027	825,744

Cash and cash equivalents, end of period	$827,936	$794,755

Supplemental disclosures of cash flow information:
Cash paid for interest	$81,383	$41,764
Supplemental disclosures of non-cash investing and financing activities:
Existing long term debt resolved with the origination of new line of credit	$—	$168,007

The accompanying notes are an integral part of these consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Description of business

Sun Dental Holdings, LLC located in St. Petersburg, Florida, and Subsidiaries (together “the Company”) was organized as a limited liability company in the State of Florida on January 21, 2005 to serve as the holding company for several subsidiaries both foreign and domestic.

The Company provides a unified digital technology manufacturing platform that fully integrates digital scanning, a cloud-based management system and 3D printing into the manufacturing process to produce a comprehensive line of over 400 different branded custom dental devices, including crowns, bridges, partials, implants, dentures and orthodontic devices. The Company has seven design and manufacturing facilities with CAD/CAM technology in the United States, United Kingdom, Sweden, Netherlands, Germany, France and China.

2. Basis of presentation

The Company’s Consolidated Financial Statements include the accounts and operations of Sun Dental Holdings, LLC and its subsidiaries. The subsidiaries along with the associated equity ownership as of June 30, 2015 and their geographic footprints are as follows: Sun Dental Laboratories, LLC (100%, United States), Sun Dental Laboratories, SAS (100%, France), Sun Dental Lab, GmbH (100%, Germany), Sun Dental Laboratories, UK (100%, United Kingdom), Sun Dental Laboratories AB (91%, Sweden), Sun Dental Laboratories BV (80%, Netherlands), World Star Dental Laboratory Ltd. (87.5%, China) and OceanBlue International Group Limited (87.5%, China). The Company consolidates variable interest entities when it has been determined the Company is the primary beneficiary of those entities’ operations (see “Business combination” Note 3).

All intercompany accounts and transactions have been eliminated in consolidation.

The preparation of the accompanying Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of the contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated.

Recently issued Financial Accounting Standards not yet adopted

In February 2015, the FASB issued Accounting Standards Update No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). The new consolidation standard changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a variable interest entity (“VIE”), and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. The guidance is effective for public business entities for annual and interim periods in fiscal years beginning after December 15, 2015. Early adoption is allowed, including early adoption in an interim period. A reporting entity may apply a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption or may apply the amendments retrospectively. The Company is currently assessing the impact, if any, of the adoption of this guidance on the condensed consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. ASU No 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. ASU No. 2015-03 should be applied on a retrospective basis. The Company is currently evaluating the impacts of this ASU on the Company’s consolidated financial statements.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3. Business combinations

Additional Interest in World Star

Until June 2014, the Company owned a 50% interest in World Star Dental Laboratory, Ltd (“World Star”), which is deemed to create a variable interest in accordance with ASC Topic 810 Consolidations (including VIEs). World Star manufactures dental devices and sells them to Ocean Blue, an entity under common control, for the ultimate sale to the Company’s customers. The Company has the power to direct the activities that most significantly impact World Star on a day-to-day basis, most notably its manufacturing processes. During the years ended December 31, 2014 and 2013, approximately 80% of World Star’s sales were to Ocean Blue and were eliminated in consolidation. The Company has been deemed the primary beneficiary of World Star, and the operations of World Star have been consolidated into the accounts of the Company for the years ended December 31, 2014 and 2013.

During June 2014, the Company purchased an additional 37.5% interest in World Star for total consideration of RMB 4.4 million (or approximately $715,000) in cash. The acquisition resulted in a total interest of 87.5% of this subsidiary. Per ASC 810 Consolidation, changes in a parent’s ownership interest that do not result in a change in control of the subsidiary are accounted for as equity transactions. Thus, if the parent maintains control, it will recognize no gain or loss in earnings upon selling shares of a subsidiary. Similarly, the parent will not record any additional acquisition adjustments to reflect its subsequent purchases of additional shares in a subsidiary if there is no change in control. Instead, the carrying amount of the noncontrolling interest will be adjusted to reflect the change in the noncontrolling interest’s ownership interest in the subsidiary. Any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid or received is recognized in equity and attributed to the equity holders of the parent.

The following table sets forth the approximate effect of the World Star’s acquisition transactions on members’ equity attributable to the Company on June 30, 2015:

Transfers to noncontrolling interests:
Decrease in Members’ equity for purchase of 37.5% of World Star:	$609,539
Change from net income attributable to the Company and transfers from noncontrolling interests	$105,570

Interest in OceanBlue

Until May 8, 2014, the Chief Executive Officer (the “Controlling Member”) owned 50% of OceanBlue (“Ocean Blue”). Ocean Blue buys inventory from World Star and subsequently sells the inventory to Sun Dental Laboratories, LLC. Since this entity is under common control, under ASC Topic 810 Consolidations (including VIEs), the arrangement is deemed to create a variable interest. The Company has an implicit variable interest with Ocean Blue as the entity would not exist without World Star’s business. The Company has the power to direct the activities of Ocean Blue as approximately 90% of its revenue is from the Company. Additionally, the Company has a receivable from Ocean Blue of approximately $600,000 as of December 31, 2013 which they could bear to lose and is a significant amount to the Company. As a result, the Company has been deemed the primary beneficiary and the operations of Ocean Blue have been consolidated into the accounts of the Company. The consolidation of this variable interest entity added approximately $281,000 of assets, and approximately $723,000 of related liabilities to the Company’s Consolidated Financial Statements at December 31, 2013. Since the Controlling Member owned the equity interest, 100% of the net loss of Ocean Blue was eliminated within the Net loss attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

On May 8, 2014, the Controlling Member, contributed its shares in Ocean Blue to the Company for 5,000 HKD, (or approximately $2,000) resulting in a 50% ownership. On the same date, the Company purchased an additional 37.5% ownership from an unrelated third party for 3,500 HKD (or approximately $1,400) resulting in total ownership of 87.5%. Since Ocean Blue is considered a related party the assets and liabilities were recorded at book value at the acquisition date. As of June 30, 2015, the noncontrolling interest is 12.5%. For the six months ended June 30, 2015 and 2014, the amount eliminated within the Net loss attributable to noncontrolling interests in our Consolidated Statements of Operations and Comprehensive Loss was based on the percentage of ownership throughout the year.

4. Equity-based compensation

During the six months ended June 30, 2015 and June 30, 2014, there was no equity-based compensation.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	June 30,	December 31,
	2015	2014
	(unaudited)
Deposit receivable	$84,641	$97,615
Other receivable	528,758	24,839
Prepaid expenses	168,564	250,564
Other current asset	51,716	44,965

Total	$833,679	$417,983

Other receivable - In May 2015, the Company issued 100,000 of Class A membership units in exchange for total proceeds of $500,000. As of June 30, 2015, the Company had not received the proceeds. See Note 12 “Members’ equity” for further information.

6. Property and equipment, net

Property, plant and equipment, net consist of the following:

	June 30,	December 31,
	2015	2014
	(unaudited)
Equipment	$3,386,649	$3,509,241
Office equipment	849,703	733,086
Furniture and fixtures	644,703	638,422
Other fixed assets	1,360,611	1,300,016
Leasehold improvements	295,642	298,521

Total	$6,537,308	$6,479,286
Less accumulated depreciation and amortization	(3,596,622)	(3,250,850)

Total Fixed Assets, Net	$2,940,686	$3,228,436

Depreciation expense was approximately $400,000 and $318,000 for the six months ended June 30, 2015 and 2014, respectively.

7. Inventories, net

Inventories, net, consisted of the following:

	June 30,	December 31,
	2015	2014
	(unaudited)
Raw Materials	$451,427	$386,544
Other Inventory	112,722	66,721
Finished Goods	8,935	3,633

Total	$573,084	$456,898

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8. Intangible asset, net

Intangible assets, net consist of the following:

		June 30,	December 31,
	Lives (years)	2015	2014
		(unaudited)
Software	1-10	$148,246	$93,883
Loan Fees	4	27,393	12,802
Trademarks	7	99,541	99,541
Other intangible assets	3	15,972	12,252
Patent	12	821,784	799,141

Total intangible assets		1,112,936	1,017,619
Less accumulated amortization		(365,385)	(309,450)

Total Intangible Assets, net		$747,551	$708,169

Amortization expense was approximately $40,000 and $35,000 for the six months ended June 30, 2015 and 2014, respectively.

9. Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following:

	June 30,	December 31,
	2015	2014
	(unaudited)
Accounts payable, trade	$1,807,751	$1,736,868
Other accrued expenses	274,818	407,979
Payroll related expenses	435,560	447,007
Accrued taxes	167,339	143,382

Total	$2,685,468	$2,735,236

Legal matters – From time to time, the Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company’s financial position or results of operations.

10. Debt

Lines of Credit – On September 7, 2012, the Company entered into a revolving line of credit. Interest accrues at one month LIBOR plus 2.5% annually (2.68% at June 30, 2015). Borrowings may not exceed $2,000,000 and are subject to a borrowing base calculation as defined by the agreement. As of June 30, 2015, the Company had drawn approximately $1,953,000. The line of credit is secured by substantially all assets of the entities in the United States. The revolving line of credit is personally guaranteed by the Controlling Member of the Company. It matures on June 30, 2016.

On February 20, 2015, the Company entered into a $1,000,000 non-revolving line of credit collateralized by certain listed capital expenses of the Company. This note requires interest-only payments through February 20, 2016; thereafter, the outstanding principal will be amortized over 60 months, maturing February 20, 2021. Interest accrues at 4.10% per annum. As of June 30, 2015, the Company has drawn approximately $835,000 against this loan. The Company is required to maintain compliance with certain financial covenants that, among other things, may limit our ability to incur unsecured debt. The note payable is personally guaranteed by the Two Member companies and the Controlling Member of the Company and secured by Sun Dental Laboratories, LLC.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Notes payable and related party – Notes payable consists of the following:

	June 30,	December 31,
	2015	2014
	(unaudited)
Note A / 4.00% Annual Interest	$486,330	$560,030
Note B / 3.25% Annual Interest	158,552	190,892
Note C / 4.10% Annual Interest	709,015	742,544
Other	16,142	67,364

Total	$1,370,039	$1,560,830
Less current portion	(361,544)	(349,476)

Notes payable, less current portion	$1,008,495	$1,211,354

Note from controlling member - related party	$2,017,989	$1,537,056

Note A –This note required interest-only payments through June 30, 2012; thereafter, the outstanding principal is due over 77 months, maturing December 29, 2018. Monthly principal and interest payments of $12,000 were due beginning July 2012. Interest accrues at 4.10% per annum (4.00% previous to February 20, 2015 renewal) and secured by certain assets and guaranteed by the Controlling Member.

Note B – This note payable is collateralized by all assets of the Company and requires principal and interest payments of approximately $6,000 due monthly beginning November 26, 2012, and maturing October 26, 2017. Interest accrues at 3.25%. The note is guaranteed by the Controlling Member.

Note C – During 2014, the Company entered into a $750,000 non-revolving line of credit collateralized by certain listed equipment of the Company. This note requires interest only payments through March 28, 2015; thereafter, outstanding principal is due over 60 months, maturing March 28, 2020. Monthly principal and interest payments of $14,000 are due beginning April 28, 2015. Interest accrues at 4.10% per annum. As of June 30, 2015 the Company has drawn approximately $709,000 against this loan.

Each of the notes and the lines of credit, require the Company to maintain compliance with certain financial covenants that, among other things, may limit its ability to incur additional debt or participate in business combinations. At June 30, 2015 and December 31, 2014, the Company was in compliance with these covenants.

Other – Other notes consist of installment notes payable; interest ranging from 2.90% to 3.15%; payments aggregating approximately $7,000 per month, including interest through various dates ending 2019; collateralized by certain assets.

Note from controlling member - During 2014, the Company formalized a lending arrangement with the Controlling Member to provide the Company with necessary working capital as needed. The maximum amount of the note is $2,500,000. The note is due on demand and interest accrues annually at the prime rate as published in The Wall Street Journal on the date of advance. Interest is due and payable annually on the anniversary of any such advance. Interest expense of approximately $31,000 and $1,300 for the six months ended June 30, 2015 and 2014, respectively, was included within the Company’s Consolidated Statements of Operations and Comprehensive (Loss) related to this note.

SUN DENTAL HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11. Related Party

Due from controlling member – On October 29, 2014, the Company formalized a lending arrangement with the Controlling Member to provide the Company with necessary working capital as needed upon his or her discretion. See Note 10 “Debt” for further information.

Loan guarantee for related party – The Company guarantees two mortgages on its principal offices for Society, LLC, and entity related through common ownership. The first mortgage was obtained on April 25, 2014, for a principal balance of $1,480,000. There were no principal payments made in 2014. The outstanding balance as of June 30, 2015 was $1,472,215. The second mortgage was obtained on March 24, 2015, for a principal balance of $160,500. The outstanding balance as of June 30, 2015, was $159,257.

Sales to related party – The Company sells products to an entity in which the majority owner is an immediate family member of the Controlling Member. For the six months ended June 30, 2015 and 2014, Revenues were approximately $79,000 and $245,000, respectively. As of June 30, 2015 and December 31, 2014, the Accounts receivable, net due from this entity was approximately $42,000, and $95,000, respectively.

12. Members’ equity

During 2014, the Company had a one thousand-for-one unit split. This resulted in 10,000 units increasing to 10,000,000 units during 2014. Subsequent to December 31, 2014, the Company had a unit split on a two-for-one basis, increasing the units outstanding to 20,000,000 units for all periods presented. The Company consummated the above splits by increasing the authorized units from 15,000,000 units to 20,000,000 units on April 15, 2015, and then amending the operating agreement in August 25, 2015 to increase the authorized units to 30,000,000. The amendments created three classes of units which consist of Investment Class A Units, Investment Class B Units, and Management Units. Only Management Units can vote on corporate matters. Pursuant to FASB ASC 260, all units outstanding for all periods presented reflect the above unit splits. The classes of units are as follows for all periods presented:

Investment Class A Units	19,100,000
Investment Class B Units	700,000
Management Units	200,000

On May 15, 2015 and August 21, 2015, the Company issued 100,000 and 40,000 Class A membership units, respectively, in exchange for total proceeds of $700,000. The membership units issued on August 21, 2015 were to a related party. These membership units were split on a two-for-one basis on August 25, 2015, resulting in 280,000 units issued and outstanding. The Company received the proceeds for both issuances in August 2015. An outstanding receivable for the May 2015 issuances of $500,000 is in Other Current Assets as of June 30, 2015.

13. Subsequent events

Employment agreements - On August 4, 2015, the Company has entered into a five-year employment contract with its Chief Sales and Marketing Officer (CSMO), under which there is a guaranteed minimum salary totaling $140,000 in each of the next five years beginning August 20, 2015, assuming continued employment. Beginning with the final quarter of 2015, this employee is entitled to a quarterly bonus equal to a percentage of the Company’s global revenue growth to be calculated and paid quarterly during the term.

Units issued and outstanding - On August 25, 2015, the Company approved a Second Amendment to the Operating Agreement which increased the number of authorized units to 30,000,000 and split the 10,140,000 units issued and outstanding as of this date on a two-for-one basis resulting in a 20,280,000 units issued and outstanding. See Note 12 “Members’ equity” for further information.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1**	Placement Agent letter agreement with VRA Partners, LLC

2.1**	Articles of Organization of Sun Dental Holdings, LLC

2.2**	Second Amended and Restated Operating Agreement of Sun Dental Holdings, LLC dated September 1, 2015.

4.1	Form of Subscription Agreement

6.1**	Open End Credit Agreement dated October 29, 2014 between Derek T Diasti, Trustee of Derek T Diasti Revocable Trust and Sun Dental Holdings, LLC

6.2**	Lease Agreement between Society, LLC (“Landlord”) and Sun Dental Laboratories, LLC (“Tenant”) dated November 18, 2014

6.3**	Instrument of Transfer Ocean Blue International Group Limited between Derek T Diasti and Sun Dental Holdings, LLC dated May 8, 2014

6.4**	Supplementary Member Services Agreement between Chuck Stapleton and Sun Dental Holdings, LLC, dated October 7, 2014

6.5	Employment Agreement between Michael Brown and Sun Dental Holdings, LLC, effective August 4, 2015.

6.6	Special Equity Plan

6.7	Special Incentive Compensation Plan

6.8	China manufacturing facility Property Leasing Contract (English translation)

6.9	Hancock Bank Commercial Business Loan Agreement for Lines of Credit dated September 7, 2012.

6.10	Amendment to Commercial Business Loan Agreement for Lines of Credit dated February 20, 2015.

8.1*	Escrow Agreement

10.1**	Power of attorney

11.1	Consent of Warren Averett, LLC

12.1**	Opinion of Shumaker, Loop & Kendrick, LLP

13.1	Investor Presentation

15.1**	Consent of Paul Rogalski, Director Nominee

15.2**	Consent of Darrell C. Smith, Director Nominee

*	To be filed by amendment.
**	Previously Filed on September 3, 2015

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 6th day of October, 2015.

SUN DENTAL HOLDINGS, LLC

By:	/s/ Derek Diasti
Derek Diasti
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Derek Diasti	Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2015
Derek Diasti

/s/ Elizabeth Szeltner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 6, 2015
Elizabeth Szeltner